Exhibit 99.1

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this Annual Report.  The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expected performance.  We caution that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  See “Cautionary Statement Regarding Forward-Looking Statements.”  Also, see the risk factors and other cautionary statements described in “Item 1A.  Risk Factors” included elsewhere in this Annual Report.  We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview of Our Business

Rice Energy is an independent natural gas and oil company focused on the acquisition, exploration and development of natural gas, oil and NGL properties in the Appalachian Basin.  As a result of changes to our operations and organizational structure in 2016, we now manage our business in three operating segments - the Exploration and Production segment, the Rice Midstream Holdings segment and the Rice Midstream Partners segment.  These segments are managed separately due to their distinct operational differences.  The Exploration and Production segment is responsible for the acquisition, exploration and development of natural gas, oil and NGLs.  The Rice Midstream Holdings segment is engaged in the gathering and compression of natural gas, oil and NGL production for us and third parties in Belmont and Monroe Counties, Ohio.  The Rice Midstream Partners segment is engaged in the gathering and compression of natural gas, oil and NGL production in Washington and Greene Counties, Pennsylvania, and in the provision of water services to support the well completion services of us and third parties in Washington and Greene Counties, Pennsylvania and Belmont County, Ohio.

As a result of certain reorganizations and transactions that occurred during 2014, 2015 and 2016, our historical financial condition and results of operations for the periods presented in this Annual Report may not be comparable, either from period to period or going forward.  For example, information for the period from January 1, 2014 until January 29, 2014, as contained within the year ended December 31, 2014 pertains to the historical financial statements and results of operations of Rice Drilling B LLC, our accounting predecessor.  Such periods reflect only our 50% equity investment in our Marcellus joint venture.  From and after our acquisition of the remaining 50% interest from Alpha Holdings on January 29, 2014, the results of operations of our Marcellus joint venture are consolidated into our results of operations.

In connection with the RMP IPO in December 2014, we contributed to RMP all of our gas gathering and compression assets in Washington and Greene Counties, Pennsylvania in exchange for, among other things, common and subordinated units representing a 50% limited partner interest and all of the incentive distribution rights in RMP.  Indirectly, through Midstream Holdings, we own and control the general partner of RMP, and, as such, the results of operations of RMP are consolidated into our results of operations.  However, while our results of operations consolidate the results of operations of RMP for periods subsequent to December 22, 2014, they give effect to the noncontrolling interest in RMP held by its public unitholders.

Also in connection with the RMP IPO, we entered into various gas gathering and compression agreements and water distribution services agreements, both intercompany and, in the case of certain gas gathering and compression services in Pennsylvania, with RMP.  Prior to December 22, 2014, with certain limited exceptions, the Rice Midstream Holdings segment and the Rice Midstream Partners segment did not charge fees for providing such services to our Exploration and Production segment.  From December 22, 2014 through October 31, 2015, the Rice Midstream Holdings segment charged the Exploration and Production segment water services fees according to the water services agreements entered into in connection with the RMP IPO.  Beginning on November 1, 2015, as a result of the closing of the acquisition of PA Water and OH Water by RMP, the Rice Midstream Partners segment charges the Exploration and Production segment water services fees according to certain water services agreements entered in connection with the acquisition.  These gathering and water services fees are eliminated through consolidation.

Following completion of the Vantage Acquisition, we operate Vantage through Rice Energy Operating.  As part of the consideration for the Vantage Acquisition, the Vantage Sellers were issued common units in Rice Energy Operating.  In connection with the issuance of such membership interests to the Vantage Sellers, us and the Vantage Sellers entered into the Third A&R LLC Agreement.  Under the Third A&R LLC Agreement, we control all of the day-to-day business affairs and decision making of Rice Energy Operating without approval of any other member, unless otherwise stated in the Third A&R LLC Agreement.  As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Rice Energy Operating and the day-to-day management of Rice Energy Operating’s business.  Pursuant to the terms of the Third A&R LLC Agreement, we cannot, under any circumstances, be removed or replaced as the sole manager of Rice Energy Operating, except by our own election so long as it remains a member of Rice Energy Operating.

Sources of Revenues

The substantial majority of our revenues are derived from the sale of natural gas and do not include the effects of derivatives.  Our revenues may vary significantly from period to period as a result of changes in volumes of production sold or changes in realized prices.  Our gathering, compression and water services revenues are primarily derived from our gathering and compression contracts in addition to fees charged to outside working interest owners.

The following table provides detail of our operating revenues from the consolidated statements of operations for the years ended December 31, 2016, 2015 and 2014.

	Years Ended December 31,
(in thousands)	2016	2015	2014
Natural gas sales	$646,531	$441,082	$354,860
Oil and NGL sales	6,910	5,433	4,341
Gathering, compression and water services	101,057	49,179	5,504
Other revenue	24,408	6,447	26,237
Total operating revenues	$778,906	$502,141	$390,942

NYMEX Henry Hub prompt month contract prices are widely-used benchmarks in the pricing of natural gas.  The following table provides the high and low prices for NYMEX Henry Hub prompt month contract prices and our differential to the average of those benchmark prices for the periods indicated.

	Years Ended December 31,
	2016	2015	2014
NYMEX Henry Hub High ($/MMBtu)	$3.77	$3.30	$7.94
NYMEX Henry Hub Low ($/MMBtu)	$1.64	$1.76	$2.75

NYMEX Henry Hub Price ($/MMBtu)	$2.46	$2.64	$4.32
Less: Average Basis Impact ($/MMBtu) (1)	(0.42)	(0.54)	(0.84)
Plus: Btu Uplift (MMBtu/Mcf)	0.10	0.11	0.17
Pre-Hedge Realized Price ($/Mcf)	$2.14	$2.21	$3.65

(1)              Differential is calculated by comparing the average NYMEX Henry Hub price to our volume weighted average realized price per MMBtu before hedges, including 50% of the volumes sold by our Marcellus joint venture for the period from January 1, 2014 through January 28, 2014, contained within the year ended December 31, 2014. The remainder of the year ended December 31, 2014 reflects 100% of the volumes sold by our Marcellus joint venture.

We sell a substantial majority of our production to two natural gas marketers, Sequent and BP.  For the year ended December 31, 2016, sales to Sequent and BP represented 25% and 24% of our total sales, respectively.  If our natural gas marketers decided to stop purchasing natural gas from us, our revenues could decline and our operating results and financial condition could be harmed.  Although a substantial portion of production is purchased by these customers, we do not believe the loss of these customers would have a material adverse effect on our business, as other customers or markets would be accessible to us.

For the year ended December 31, 2016, our Exploration and Production segment accounted for 87% of our operating revenues.  While we anticipate that the Rice Midstream Holdings segment and the Rice Midstream Partners segment will continue to represent a meaningful portion of our operating revenues in future periods, we expect that a substantial majority of our operating revenues will remain attributable to our Exploration and Production segment.

Principal Components of Our Cost Structure

•                  Lease operating expense.  These are the day to day operating costs incurred to maintain production of our natural gas producing wells.  Such costs include field personnel costs, produced water disposal, maintenance and repairs.  Cost levels for these expenses can vary based on supply and demand for oilfield services.

•                  Gathering, compression and transportation.  These are costs incurred to bring natural gas to the market.  Such costs include fees paid to third parties who operate low- and high-pressure gathering systems that transport our natural gas.  We often enter into firm transportation contracts that secure takeaway capacity that includes minimum volume commitments, the cost for which is included in these expenses.

•                  Midstream operation and maintenance.  These are costs incurred to operate and maintain our low- and high-pressure natural gas gathering and compression systems and our water services assets used to support well completion activities and to collect and recycle or dispose of flowback and produced water.

•                  Incentive unit expense.  These costs represent non-cash compensation expense for incentive units awarded to certain of our employees by NGP Holdings and Rice Holdings.  In connection with our IPO and related corporate reorganization, the holders of incentive units in REO contributed a portion of their incentive units to Rice Holdings and NGP Holdings in return for substantially similar incentive units in such entities.  This resulted in the incentive units being deemed to have been modified, and the performance conditions were considered to be probable of occurring.  Therefore, their fair values were measured and compensation expense from the date of initial grant through December 31, 2016 has been recognized in the year ended December 31, 2016.  The payment obligation as it relates to the incentive units resides with NGP Holdings and Rice Holdings and has not been, and will not be borne by us.  In April 2016, NGP Holdings settled its remaining incentive unit obligation in connection with our April 2016 Equity Offering.  No future expense will be recognized related to the NGP Holdings incentive units.

•                  General and administrative expense.  These costs include overhead, including payroll and benefits for our corporate staff, costs of maintaining our headquarters, costs of managing our exploration and production operations, midstream operations, franchise taxes, audit and other professional fees and legal compliance expenses.  General and administrative expense also includes stock-based compensation expense related to awards granted under our long-term incentive plan.  Please see “Note 16- Stock-Based Compensation” in the notes of the consolidated financial statements under Item 8 of this Annual Report.

•                  Depreciation, depletion and amortization.  Depreciation, depletion and amortization (“DD&A”) includes the systematic expensing of the capitalized costs incurred to acquire, explore and develop natural gas.  As a “successful efforts” company, we capitalize all costs associated with our acquisition and development efforts and all successful exploration efforts and allocate these costs to each unit of production using the units of production method.

•                  Interest expense.  We have financed a portion of our working capital requirements and property acquisitions with borrowings under our revolving credit facilities and our Notes.  As a result, we incur interest expense that is affected by the level of drilling, completion and acquisition activities, as well as fluctuations in interest rates and our financing decisions.  We will likely continue to incur significant interest expense as we continue to grow.  To date, we have not entered into any interest rate hedging arrangements to mitigate the effects of interest rate changes.

•                  Gain on derivative instruments.  We utilize commodity derivative contracts to reduce our exposure to fluctuations in the price of natural gas.  We recognize gains and losses associated with our open commodity derivative contracts as commodity prices and the associated fair value of our commodity derivative contracts change.  The commodity derivative contracts we have in place are not designated as hedges for accounting purposes.  Consequently, these commodity derivative contracts are recorded at fair value at each balance sheet date with changes in fair value recognized as a gain or loss in our results of operations.  Cash flow is only impacted to the extent the actual settlements under the contracts result in making a payment to or receiving a payment from the counterparty.

•                  Income tax expense.  We are a corporation under the Internal Revenue Code, subject to federal income taxes at a statutory rate of 35% of pretax earnings.  The reorganization of our business into a corporation in connection with the closing of our IPO required the recognition of a deferred tax asset or liability for the initial temporary differences at the time of our IPO.  The resulting deferred tax liability of approximately $162.3 million was recorded in equity at the date of our IPO.  Based on our deductions primarily related to intangible drilling costs (“IDCs”), we could potentially generate significant net operating loss assets and deferred tax liabilities.  We may report and pay state income or franchise taxes in periods where our IDC deductions do not exceed our taxable income or where state income or franchise taxes are determined on another basis.

How We Evaluate Our Operations

In evaluating our financial results, we focus on production, revenues, per unit cash production costs and general and administrative (“G&A”) expenses.  We also evaluate our rates of return on invested capital in our wells, and we measure the expected return of our wells based on EUR and the related costs of acquisition, development and production.

We believe the quality of our assets combined with our technical and managerial expertise can generate attractive rates of return as we develop our core acreage position in the Marcellus and Utica Shales.  Additionally, by focusing on concentrated acreage positions, we can build and own centralized midstream infrastructure, including low- and high-pressure gathering lines, compression facilities and water pipeline systems, which enable us to reduce reliance on third-party operators, minimize costs and increase our returns.

Consolidated Results of Operations

Below are some highlights of our consolidated financial and operating results for the years ended December 31, 2016, 2015 and 2014:

•                  Our natural gas, oil and NGL sales were $653.4 million, $446.5 million and $359.2 million in the years ended December 31, 2016, 2015 and 2014, respectively.

•                  Our production volumes were 304.4 Bcfe, 201.3 Bcfe and 97.7 Bcfe in the years ended December 31, 2016, 2015 and 2014, respectively.

•                  Our gathering, compression and water services revenues were $101.1 million, $49.2 million and $5.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

•                  Our per unit cash production costs were $0.63 per Mcfe, $0.68 per Mcfe and $0.67 per Mcfe in the years ended December 31, 2016, 2015 and 2014, respectively.

The following tables set forth selected operating and financial data for the year ended December 31, 2016 compared to the year ended December 31, 2015 and the year ended December 31, 2015 compared to the year ended December 31, 2014:

	Year Ended December 31,			Year Ended December 31,
	2016	2015	Change	2015	2014	Change
Natural gas sales (in thousands)	$646,531	$441,082	$205,449	$441,082	$354,860	$86,222
Oil and NGL sales (in thousands)	6,910	5,433	1,477	5,433	$4,341	1,092
Natural gas, oil and NGL sales (in thousands)	$653,441	$446,515	$206,926	$446,515	$359,201	$87,314

Natural gas production (MMcf)	302,322	199,831	102,491	199,831	97,172	102,659
Oil and NGL production (MBbls)	354	249	105	249	94	155
Total production (MMcfe)	304,443	201,328	103,115	201,328	97,737	103,591

Average natural gas prices before effects of hedges per Mcf	$2.14	$2.21	$(0.07)	$2.21	$3.65	$(1.44)
Average realized natural gas prices after effects of hedges per Mcf (1)	2.83	3.18	(0.35)	3.18	3.46	(0.28)
Average oil and NGL prices per Bbl	19.55	21.79	(2.24)	21.79	46.07	(24.28)

Average costs per Mcfe
Lease operating	$0.17	$0.22	$(0.05)	$0.22	$0.26	$(0.04)
Gathering, compression and transportation	0.41	0.42	(0.01)	0.42	0.36	0.06
Production taxes and impact fees	0.05	0.04	0.01	0.04	0.05	(0.01)
General and administrative	0.39	0.51	(0.12)	0.51	0.63	(0.12)
Depreciation, depletion and amortization	1.21	1.60	(0.39)	1.60	1.60	—

Total gathering, compression and water service revenues (in thousands):	$101,057	$49,179	$51,878	$49,179	$5,504	$43,675
Gathering volumes (MDth/d):	1,691	894	797	894	402	492
Compression volumes (MDth/d):	1,007	115	892	115	—	115
Water services volumes (MMgal):	1,253	777	476	777	—	777

(1)        The effect of hedges includes realized gains and losses on commodity derivative transactions.

(in thousands, except per	Year Ended December 31,			Year Ended December 31,
share data)	2016	2015	Change	2015	2014	Change
Operating revenues:
Natural gas, oil and NGL sales	$653,441	$446,515	$206,926	$446,515	$359,201	$87,314
Gathering, compression and water services	101,057	49,179	51,878	49,179	5,504	43,675
Other revenue	24,408	6,447	17,961	6,447	26,237	(19,790)
Total operating revenues	778,906	502,141	276,765	502,141	390,942	111,199

Operating expenses:
Lease operating	50,574	44,356	6,218	44,356	24,971	19,385
Gathering, compression and transportation	123,852	84,707	39,145	84,707	35,618	49,089
Production taxes and impact fees	13,866	7,609	6,257	7,609	4,647	2,962
Exploration	15,159	3,137	12,022	3,137	4,018	(881)
Midstream operation and maintenance	23,215	16,988	6,227	16,988	4,607	12,381
Incentive unit expense	51,761	36,097	15,664	36,097	105,961	(69,864)
Impairment of gas properties	20,853	18,250	2,603	18,250	—	18,250
Impairment of goodwill	—	294,908	(294,908)	294,908	—	294,908
Impairment of fixed assets	23,057	—	23,057	—	—	—
General and administrative	118,093	103,038	15,055	103,038	61,570	41,468
Depreciation, depletion and amortization	368,455	322,784	45,671	322,784	156,270	166,514
Acquisition expense	6,109	1,235	4,874	1,235	2,339	(1,104)
Amortization of intangible assets	1,634	1,632	2	1,632	1,156	476
Other expense	27,308	5,567	21,741	5,567	207	5,360
Total operating expenses	843,936	940,308	(96,372)	940,308	401,364	538,944

(in thousands, except per	Year Ended December 31,			Year Ended December 31,
share data)	2016	2015	Change	2015	2014	Change
Operating loss	(65,030)	(438,167)	373,137	(438,167)	(10,422)	(427,745)
Interest expense	(99,627)	(87,446)	(12,181)	(87,446)	(50,191)	(37,255)
Gain on purchase of Marcellus joint venture	—	—	—	—	203,579	(203,579)
Other income	1,406	1,108	298	1,108	893	215
(Loss) gain on derivative instruments	(220,236)	273,748	(493,984)	273,748	186,477	87,271
Amortization of deferred financing costs	(7,545)	(5,124)	(2,421)	(5,124)	(2,495)	(2,629)
Loss on extinguishment of debt	—	—	—	—	(7,654)	7,654
Write-off of deferred financing costs	—	—	—	—	(6,896)	6,896
Equity in loss of joint ventures	—	—	—	—	(2,656)	2,656
Income (loss) before income taxes	(391,032)	(255,881)	(135,151)	(255,881)	310,635	(566,516)
Income tax benefit (expense)	142,212	(12,118)	154,330	(12,118)	(91,600)	79,482
Net (loss) income	(248,820)	(267,999)	19,179	(267,999)	219,035	(487,034)
Less: Net income attributable to noncontrolling interests	(20,931)	(23,337)	2,406	(23,337)	(581)	(22,756)
Net (loss) income attributable to Rice Energy Inc.	(269,751)	(291,336)	21,585	(291,336)	218,454	(509,790)
Less: Preferred dividends and accretion of redeemable noncontrolling interests	(28,450)	—	(28,450)	—	—	—
Net (loss) income attributable to Rice Energy Inc. common stockholders	$(298,201)	$(291,336)	$(6,865)	$(291,336)	$218,454	$(509,790)

(in thousands, except per	Year Ended December 31,			Year Ended December 31,
share data)	2016	2015	Change	2015	2014	Change
Weighted average number of shares of common stock - basic	162,226	136,344	25,882	136,344	128,151	8,193
Weighted average number of shares of common stock - diluted	162,226	136,344	25,882	136,344	128,225	8,119
(Loss) income earnings per share-basic	$(1.84)	$(2.14)	$0.30	$(2.14)	$1.70	$(3.84)
(Loss) income earnings per share-diluted	$(1.84)	$(2.14)	$0.30	$(2.14)	$1.70	$(3.84)

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Total operating revenues.  The $276.8 million increase in total operating revenues was mainly a result of a 51% increase in natural gas, oil and NGL production from 201.3 Bcfe in 2015 to 304.4 Bcfe in 2016.  During 2016, we turned 70 gross (63 net) wells into sales, of which 14 gross (14 net) wells were acquired in the Vantage Acquisition.  The increase in operating revenues was slightly offset by a decrease in realized prices.  Our realized price in 2016 was $2.14 per Mcf compared to $2.21 per Mcf in 2015, in each case before the effect of hedges.  Operating revenues were also positively impacted by a $51.9 million, or 105%, increase in gathering, compression and water service revenues year-over-year.  This increase primarily relates to an increase in third-party volumes and revenues on our gathering contracts.  In addition, post-acquisition revenue associated with the Vantage Acquisition was $51.6 million for the period from October 19, 2016 through December 31, 2016.

Lease operating expenses.  The $6.2 million increase in lease operating expenses was attributable to an increase in our production base in 2016 as compared to the prior year.  However, on a per unit basis, lease operating expenses decreased from $0.22 for the year ended December 31, 2015 to $0.17 for the year ended December 31, 2016.  The decrease on a per unit basis was attributable to improved efficiencies, primarily relating to production water recycling and reduced flowback periods.

Gathering, compression and transportation.  Gathering, compression and transportation expense for 2016 of $123.9 million was mainly comprised of $105.1 million of transportation contracts with third parties and $19.3 million of gathering charges from third parties.  The $39.1 million, or 46%, increase in expense was primarily attributable to a

51% increase in production volumes, as well as increased firm transportation expense for the year ended December 31, 2016.

Exploration.  The increase in exploration expense year over year of $12.0 million was primarily due to leasehold write-offs, mainly associated with expired leaseholds.

Midstream operation and maintenance.  The $6.2 million increase in midstream operation and maintenance expense in 2016 compared to the prior year was primarily due to on and off pad water transfer costs and water procurement, in addition to increased expenses following the Vantage Midstream Asset Acquisition primarily associated with water transfer and pipeline maintenance costs.  On a per unit basis, midstream operation and maintenance expense was $0.08 for the years ended December 31, 2016 and 2015.

Incentive unit expense.  Incentive unit expense increased $15.7 million in 2016 compared to 2015.  In 2016, the $51.8 million expense consisted of $24.5 million of non-cash compensation expense related to the Rice Holdings incentive units and $27.3 million of compensation expense related to a cumulative adjustment to equal the cumulative cash payment made by NGP Holdings to NGP Holdings incentive unitholders.  In 2015, the $36.1 million expense consisted of $33.7 million of non-cash compensation expense related to the Rice Holdings incentive units and $26.7 million related to payments made to certain holders of NGP Holdings incentive units, offset by $24.3 million of non-cash income related to the fair market value adjustment for the NGP Holdings incentive units which was largely driven by the decline in our stock price as of December 31, 2015.  No future expense will be recognized related to the NGP Holdings incentive units as a result of the April 2016 settlement of the remaining NGP Holdings incentive unit obligation.  See “Item 1.  Financial Statements-Notes to Consolidated Financial Statements-14.  Incentive Units” for additional information.

Impairment of gas properties.  For the years ended December 31, 2016 and 2015, we recorded $20.9 million and $18.2 million, respectively, in impairment expense related to our gas properties.  In 2016, we recognized $20.9 million of impairment expense in the consolidated statement of operations related to lease expirations on non-core assets.  In 2015, we determined that the carrying value of our Upper Devonian proved property was not fully recoverable and as a result, we recognized a $10.9 million impairment expense to write-down such proved properties to fair value.  In addition, we recognized $7.3 million of impairment expense in 2015 due to changes in our development plans and lease expirations.

Impairment of goodwill.  The $294.9 million impairment of goodwill in 2015 related to a full impairment of goodwill associated with our Exploration and Production segment.  In performing the annual goodwill impairment analysis, management considered the negative industry and market trends, including the decline in commodity prices and overall market performance of our peers and ourselves, to be the primary reasons of impairment.

Impairment of fixed assets.  The $23.1 million impairment expense in 2016 was primarily related to a $20.3 million impairment for pipeline assets that were decommissioned.

General and administrative expense.  For the year ended December 31, 2016, general and administrative expense (before stock compensation expense) increased $10.3 million, or 12%, primarily due to the additions of personnel to support our growth activities and related salary and employee benefits.  At December 31, 2016, we had 467 employees, a 26% increase compared to December 31, 2015.  Additionally, general and administrative expenses increased year-over-year due to an increase in rent expense primarily related to our office leases.  On a per unit basis, general and administrative expense (before stock compensation expense) decreased by 26%, from $0.43 per Mcfe during the year ended December 31, 2015 to $0.32 per Mcfe during the year ended December 31, 2016, primarily due to a 51% increase in production.  Slightly offsetting the increase in general and administrative expenses was an increase in allocated employee time to capital projects due to increased production.

Included in general and administrative expense is stock compensation expense of $21.3 million and $16.5 million for the years ended December 31, 2016 and December 31, 2015, respectively.  The increase is primarily attributable to increased compensation expense associated with restricted stock unit and performance stock unit awards.  Please see “Note 16-Stock-Based Compensation” in the notes to the consolidated financial statements in Item 8 of this Annual Report for further information on these awards.

DD&A.  The $45.7 million increase in DD&A expense was a result of an increase in production driven by a greater number of producing wells in 2016 compared to 2015.  As of December 31, 2016, we had 282 net producing Appalachian wells, an 97% increase when compared to the number of producing wells as of December 31, 2015.  In addition, the increase in DD&A was the result of an increase in midstream assets placed in service in 2016 as compared to the prior year and the related depreciation of those assets.  As of December 31, 2016, we had 251 miles and 129 miles of gas gathering and water pipeline, respectively, an increase of 50% and 15%, respectively, when compared to the prior year.  On a per unit basis, DD&A expense decreased $0.39, or 24%, from $1.60 for the year ended December 31, 2015 to $1.21 for the year ended December 31, 2016.

Acquisition expense.  The $4.9 million increase in acquisition expense was primarily attributable to costs associated with the Vantage Acquisition.

Interest expense.  The $12.2 million increase in interest expense was primarily attributable to a full year recognition of expense associated with the prior year issuance of $400.0 million of the 2023 Notes.  In addition, interest expense increased due to higher average borrowings on our revolving credit facilities during 2016 as compared to 2015 in order to fund our capital expenditures.

(Loss) gain on derivative instruments.  The $220.2 million loss on derivative contracts in 2016 was due to net cash receipts of $210.5 million on the settlement of maturing contracts and offset by a $430.8 million unrealized loss.  The $273.7 million gain on derivative contracts in 2015 was due to net cash receipts of $193.9 million and a $79.8 million unrealized gain.

Income tax benefit (expense).  The $154.3 million decrease in income tax expense year-over-year was driven by our net pre-tax loss, creating an income tax benefit for the year ended December 31, 2016.

Noncontrolling interest.  The $2.4 million decrease in net income attributable to noncontrolling interest was attributable to a $54.5 million loss from noncontrolling interest associated with the 16.49% of membership interests in Rice Energy Operating the Vantage Sellers received in connection with the Vantage Acquisition.  Offsetting the loss from noncontrolling interest was a decrease in Rice Energy Operating’s indirect ownership in RMP from 41% as of December 31, 2015 to 26% as of December 31, 2016.  The decrease in ownership percentage year-over-year was primarily attributable to RMP’s June 2016 and October 2016 equity offerings.  In addition, the increase in RMP’s net income year-over-year from $52.5 million in 2015 to $121.6 million in 2016 contributed to the $20.9 million net income in noncontrolling interest balance as of December 31, 2016.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Total operating revenues.  The $111.2 million increase in total operating revenues was mainly a result of an increase in natural gas, oil and NGL production in 2015 compared to 2014.  The increase in production was a result of increased drilling and completion activity in 2015, mainly in Washington County, Pennsylvania and Belmont County, Ohio.  The impact of increased production volumes on operating revenues was offset by a decrease in realized prices.  Our realized price in 2015 was $2.21 per Mcf compared to $3.65 per Mcf in 2014, in each case before the effect of hedges.  Additionally, operating revenues were positively impacted by a $43.7 million increase in gathering, compression and water service revenues year-over-year.  This increase primarily relates to increased third-party volumes and revenues on new gathering contracts.  The increase in operating revenues for 2015 were offset by a $22.8 million decrease year-over-year in firm transportation sales, net, from the sale of unutilized capacity as we further utilize our existing contracts for our own operated production.

Lease operating expenses.  The $19.4 million increase in lease operating expenses is attributable to an increase in the number of producing wells in 2015 as compared to 2014.  However, lease operating expenses per unit of production decreased year-over-year due to improved efficiencies, primarily relating to production water recycling.

Gathering, compression and transportation.  Gathering, compression and transportation expense for 2015 of $84.7 million is mainly comprised of $68.2 million of transportation contracts with third parties, $8.3 million of gathering charges from third parties and $4.2 million of charges from our working interest partners on our non-operated wells.  The $49.1 million increase in expense was primarily attributable to increased firm transportation contracts in 2015 compared to 2014, which is consistent with increased production.

Midstream operation and maintenance.  The $12.4 million increase in midstream operation and maintenance expense in 2015 compared to 2014 was primarily due to additional contract labor costs, additional leases and on compression equipment and utility costs incurred as a result of our continued midstream build-out.

Incentive unit expense.  Incentive unit expense decreased $69.9 million in 2015 compared to 2014.  In 2014, the $106.0 million expense primarily consisted of $44.5 million and $41.7 million of non-cash compensation expense related to the Rice Holdings and NGP Holdings incentive units, respectively, $3.4 million of non-cash compensation expense related to extinguishment of the legacy incentive unit burden of Mr. Daniel J. Rice III and $16.4 million related to payments made to certain holders of NGP Holdings incentive units.  In 2015, the $36.1 million expense consisted of $33.7 million of non-cash compensation expense related to the Rice Holdings incentive units and $26.7 million related to payments made to certain holders of NGP Holdings incentive units, offset by $24.3 million of non-cash income related to the fair market value adjustment for the NGP Holdings incentive units which was largely driven by the decline in our stock price at December 31, 2015.  See “Item 8. Financial Statements and Supplementary Data-Notes to Consolidated Financial Statements-14. Incentive Units” for additional information.

Impairment of goodwill.  The $294.9 million impairment of goodwill in 2015 related to a full impairment of goodwill associated with our Exploration and Production segment.  In performing the annual goodwill impairment analysis, management considered the negative industry and market trends, including the decline in commodity prices and overall market performance of our peers and ourselves, to be the primary reasons of impairment.

General and administrative expense.  The $41.5 million increase in general and administrative expense was primarily attributable to the additions of personnel to support our growth activities and related salary and employee benefits.  At December 31, 2015, we had 371 employees as compared to 290 employees at December 31, 2014.  Additionally, general and administrative expenses increased year-over-year as a result of the costs associated with our accounting system implementation and information technology projects to support our growth activities.  Included in general and administrative expense is stock compensation expense of $16.5 million and $5.6 million for the years ended December 31, 2015 and December 31, 2014, respectively.

DD&A.  The $166.5 million increase in DD&A expense was a result of an increase in production driven by a greater number of producing wells in 2015 compared to 2014, which is consistent with our expanded drilling program and increased production during the year.  In addition, the increase was the result of an increase in midstream assets placed in service in 2015 as compared to 2014 and the related depreciation of those assets.

Interest expense.  The $37.3 million increase in interest expense was a result of our issuance of $400.0 million of the 2023 Notes and borrowings under our revolving credit facilities to fund midstream capital expenditures in 2015.

Gain on purchase of Marcellus joint venture.  The $203.6 million gain on acquisition in the first quarter of 2014 was attributable to our acquisition of Alpha Holdings’ 50% interest in our Marcellus joint venture in connection with the closing of our IPO.  As a result of our acquisition of the remaining 50% ownership in our Marcellus joint venture, we were required to remeasure our equity investment at fair value, which resulted in the non-recurring gain.

Gain on derivative instruments.  The $273.7 million gain on derivative contracts in 2015 was due to net cash receipts of $193.9 million on the settlement of maturing contracts and a $79.8 million unrealized gain.  The $186.5 million gain on derivative contracts in 2014 was due to net cash payments of $18.8 million and a $205.3 million unrealized gain.

Equity in income (loss) of joint ventures.  The $2.7 million decrease in equity income of joint ventures is the result of our acquisition of the remaining 50% interest in our Marcellus joint venture in January 2014, as we consolidate the operations of our Marcellus joint venture subsequent to the acquisition.

Income tax expense.  The $79.5 million decrease in income tax expense year-over-year was attributable to a decrease in taxable income and a lower estimated annual effective tax rate.

Noncontrolling interest.  The $22.8 million increase in net income attributable to noncontrolling interest was primarily attributable to us recognizing a full year of noncontrolling interest related to our investment in RMP as compared to the 10-day period in 2014.

Business Segment Results of Operations

As a result of changes to our operations and organizational structure in the first quarter of 2016, we now manage our business in three business segments:  Exploration and Production, Rice Midstream Holdings and Rice Midstream Partners.  We evaluate our business segments based on their contribution to our consolidated results based on operating income.  Please see “Note 8-Financial Results by Business Segment” in the notes to the consolidated financial statements in Item 8 of this Annual Report for a break-down of the operating results and assets of our business segments for the years ended December 31, 2016, 2015 and 2014.  All prior period results have been revised to reflect the new reporting segment structure.

The following tables set forth selected operating and financial data for each business segment for the year ended December 31, 2016 compared to the year ended December 31, 2015 and the year ended December 31, 2015 compared to the year ended December 31, 2014:

Exploration and Production Segment

(in thousands, except	Year ended December 31,			Year ended December 31,
volumes)	2016	2015	Change	2015	2014	Change
Operating revenues:
Natural gas, oil and NGL sales	$653,441	$446,515	$206,926	$446,515	$359,201	$87,314
Other revenue	24,408	6,447	17,961	6,447	26,237	(19,790)
Total operating revenues	677,849	452,962	224,887	452,962	385,438	67,524

Operating expenses:
Lease operating	50,708	44,356	6,352	44,356	24,971	19,385
Gathering, compression and transportation	232,478	150,015	82,463	150,015	37,414	112,601
Production taxes and impact fees	13,866	7,609	6,257	7,609	4,647	2,962
Exploration	15,159	3,137	12,022	3,137	4,018	(881)
Incentive unit expense	49,426	33,873	15,553	33,873	86,020	(52,147)
Impairment of gas properties	20,853	18,250	2,603	18,250	—	18,250
Impairment of goodwill	—	294,908	(294,908)	294,908	—	294,908
Impairment of fixed assets	2,765	—	2,765	—	—	—
General and administrative	78,161	78,592	(431)	78,592	46,229	32,363
Depreciation, depletion and amortization	350,187	308,194	41,993	308,194	151,900	156,294
Other expense	25,653	5,075	20,578	5,075	—	5,075
Acquisition expense	5,500	108	5,392	108	820	(712)
Total operating expenses	844,756	944,117	(99,361)	944,117	356,019	588,098

(in thousands, except	Year ended December 31,			Year ended December 31,
volumes)	2016	2015	Change	2015	2014	Change
Operating (loss) income	$(166,907)	$(491,155)	$324,248	$(491,155)	$29,419	$(520,574)

Operating volumes:
Natural gas production (MMcf):	302,322	199,831	102,491	199,831	97,172	102,659
Oil and NGL production (MBbls):	354	249	105	249	94	155
Total production (MMcfe)	304,443	201,328	103,115	201,328	97,737	103,591

Average costs per Mcfe:
Lease operating	$0.17	$0.22	$(0.05)	$0.22	$0.26	$(0.04)
Gathering, compression and transportation	0.76	0.75	0.01	0.75	0.38	0.37
Production taxes and impact fees	0.05	0.04	0.01	0.04	0.02	0.02
General and administrative	0.26	0.39	(0.13)	0.39	0.47	(0.08)
Depreciation, depletion and amortization	1.15	1.53	(0.38)	1.53	1.55	(0.02)

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Total operating revenues.  The $206.9 million increase in natural gas, oil and NGL sales was mainly a result of an increase in production in 2016 compared to 2015, as discussed above.  In addition, post-acquisition revenue associated with the Vantage Acquisition was $51.6 million for the period from October 19, 2016 through December 31, 2016.  The increase in operating revenues was slightly offset by a decrease in realized prices.  Our realized price in 2016 was $2.14 per Mcf compared to $2.21 per Mcf in 2015, in each case before the effect of hedges.  Additionally, the increase in other revenue of approximately $18.0 million was primarily driven by our natural gas marketing activities.

Lease operating expenses.  The $6.4 million increase in lease operating expenses was attributable to an increase in our production base in 2016 as compared to the prior year.  However, on a per unit basis, lease operating expenses decreased from $0.22 for the year ended December 31, 2015 to $0.17 for the year ended December 31, 2016 due to improved efficiencies, primarily relating to production water recycling.

Gathering, compression and transportation.  Gathering, compression and transportation expense for 2016 of $232.5 million includes $127.9 million of affiliate and third party gathering fees and $105.1 million of transportation contracts with third parties.  The $82.5 million increase in gathering, compression and transportation expenses was mainly due to increased volumes under the gathering agreements with the Rice Midstream Partners segment and the Rice Midstream Holdings segment, as well as increased firm transportation expense for the year ended December 31, 2016.

Production taxes and impact fees.  Production taxes are directly related to natural gas, oil and NGLs sales.  The $6.3 million, or 82%, increase in production taxes for 2016 compared to 2015 is primarily related to the 49% increase in natural gas, oil and NGLs sales.

Exploration.  The increase in exploration expense year over year of $12.0 million was primarily due to leasehold write-offs, mainly associated with expired leaseholds.

Impairment of gas properties.  For the years ended December 31, 2016 and 2015, we recorded $20.9 million and $18.2 million, respectively, in impairment expense related to our gas properties.  In 2016, we recognized $20.9 million of impairment expense in the consolidated statement of operations related to lease expirations on non-core assets.  In 2015, we determined that the carrying value of our Upper Devonian proved property was not fully recoverable and as a result, we recognized a $10.9 million impairment expense to write-down such proved properties to fair value.  In addition, we recognized $7.3 million of impairment expense in 2015 due to changes in our development plans and lease expirations.

Impairment of goodwill.  The $294.9 million impairment of goodwill in 2015 related to a full impairment of goodwill associated with our Exploration and Production segment.  In performing the annual goodwill impairment analysis, management considered the negative industry and market trends, including the decline in commodity prices and overall market performance of our peers and ourselves, to be the primary reasons of impairment.

General and administrative expense.  For the year ended December 31, 2016, general and administrative expense (before stock compensation expense) decreased $2.8 million, or 4%, primarily due to a decrease in allocated costs associated with personnel and administrative expenses as the Rice Midstream Holdings segment and the Rice Midstream Partners segment continue to grow.  On a per unit basis, general and administrative expense (before stock compensation expense) decreased by 35%, from $0.34 per Mcfe during the year ended December 31, 2015 to $0.22 per Mcfe during the year ended December 31, 2016, primarily due to a 51% increase in production.  Included in general and administrative expense is stock compensation expense of $13.4 million and $11.0 million for the years ended December 31, 2016 and December 31, 2015, respectively.

DD&A.  The $42.0 million increase was a result of an increase in production and greater number of producing wells in 2016 compared to 2015.  As of December 31, 2016, we had 282 net producing Appalachian wells, an 97% increase when compared to the number of producing wells as of December 31, 2015.  On a per unit basis,

DD&A expense decreased $0.38 per Mcfe, or 25%, from $1.53 for the year ended December 31, 2015 to $1.15 per Mcfe for the year ended December 31, 2016.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Total operating revenues.  The $87.3 million increase in natural gas, oil and NGL sales was mainly a result of an increase in production in 2015 compared to 2014 as discussed above.  The impact of increased production volumes on operating revenues was offset by a decrease in realized prices.  Our realized price in 2015 was $2.21 per Mcf compared to $3.65 per Mcf in 2014, in each case before the effect of hedges.  The increase in operating revenues for 2015 were offset by a $22.8 million decrease year-over-year in firm transportation sales, net, from the sale of unutilized capacity as we further utilize our existing contracts for our own operated production.

Lease operating expenses.  The $19.4 million increase in lease operating expenses year-over-year was attributable to an increase in the number of producing wells in 2015 as compared to the prior year.  However, lease operating expenses per unit of production decreased year-over-year due to improved efficiencies, primarily relating to production water recycling.

Gathering, compression and transportation.  Gathering, compression and transportation expense for 2015 of $150.0 million includes $73.6 million of affiliate and third party gathering fees, $68.2 million of transportation contracts with third parties and $4.2 million of charges from our working interest partners on our non-operated wells.  The $112.6 million increase in gathering, compression and transportation expenses was mainly due to the gathering agreements with the Rice Midstream Partners segment and the Rice Midstream Holdings segment as well as increased firm transportation expense in 2015 compared to 2014, which is consistent with increased production.

Impairment of goodwill.  The $294.9 million impairment of goodwill in 2015 related to a full impairment of goodwill associated with our Exploration and Production segment.  In performing the annual goodwill impairment analysis, management considered the negative industry and market trends, including the decline in commodity prices and overall market performance of our peers and ourselves, to be the primary reasons of impairment.

General and administrative expense.  The $32.4 million increase in segment general and administrative expense year-over-year was primarily attributable to the additions of personnel to support our growth activities and related salary and employee benefits.  Included in general and administrative expense is stock compensation expense of $11.0 million and $4.5 million for the years ended December 31, 2015 and December 31, 2014, respectively.

DD&A.  The $156.3 million increase was a result of an increase in production and greater number of producing wells in 2015 compared to 2014.

Rice Midstream Holdings Segment

(in thousands,	Year Ended December 31,			Year Ended December 31,
except volumes)	2016	2015	Change	2015	2014	Change
Operating revenues:
Gathering revenues	$53,836	$26,108	$27,728	$26,108	$852	$25,256
Compression revenues	10,098	1,256	8,842	1,256	—	1,256
Total operating revenues	63,934	27,364	36,570	27,364	852	26,512

Operating expenses:
Midstream operation and maintenance	3,010	2,078	932	2,078	41	2,037
Incentive unit expense	2,335	1,180	1,155	1,180	6,461	(5,281)
Impairment of fixed assets	20,292	—	20,292	—	—	—
General and administrative	18,319	6,551	11,768	6,551	3,419	3,132
Depreciation, depletion and amortization	5,760	2,786	2,974	2,786	205	2,581
Acquisition costs	484	1,127	(643)	1,127	—	1,127
Other expense	125	(51)	176	(51)	—	(51)
Total operating expenses	50,325	13,671	36,654	13,671	10,126	3,545

Operating income (loss)	$13,609	$13,693	$(84)	$13,693	$(9,274)	$22,967

Operating volumes:
Gathering volumes (MDth/d):	708	247	461	247	24	223
Compression volumes (MDth/d):	435	51	384	51	—	51

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Total operating revenues.  The $36.6 million increase in total operating revenues was mainly the result of a 187% period over period increase in affiliate gathering volumes between the Exploration and Production segment and the Rice Midstream Holdings segment, as well as an increase in third-party gathering volumes, which include revenues associated with the contracts for Strike Force Midstream.

Midstream operation and maintenance.  Midstream operation and maintenance expense increased $0.9 million primarily due to pipeline maintenance expenses associated with Strike Force Midstream, which began operations in February 2016.

Impairment of fixed assets.  The $20.3 million impairment expense in 2016 was primarily related to pipeline assets that were decommissioned.

General and administrative expense.  The $7.7 million increase in segment general and administrative expense year-over-year (before equity compensation expense) was primarily attributable to costs associated with personnel to support the Rice Midstream Holdings segment.  Included in general and administrative expense is stock compensation expense of $5.0 million and $1.0 million for the years ended December 31, 2016 and December 31, 2015, respectively.  The increase was due to an increase in the allocation of our equity-based compensation expense to the Rice Midstream Holdings segment related to awards made under our equity-based compensation plans in 2016.

DD&A.  The $3.0 million increase in DD&A year-over-year was primarily the result of an increase in midstream assets placed in service in 2016 as compared to 2015 and the related depreciation on those assets.  As of December 31, 2016, the Rice Midstream Holdings segment had 92 miles of gathering system pipelines, a 71% increase from December 31, 2015 primarily due to the addition of gathering system pipeline assets associated with Strike Force Midstream.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Total operating revenues.  The $26.5 million increase in total operating revenues year-over-year was mainly the result of an increase in volumes associated with the gathering contracts between the Exploration and Production segment and Rice Midstream Holdings segment (that were not in place for substantially all of 2014).

Midstream operation and maintenance.  Midstream operation and maintenance expense increased $2.0 million year-over-year which primarily related to contract labor and maintenance costs.

Incentive unit expense.  Incentive unit expense is allocated to the Rice Midstream Holdings segment based on our estimate of the expense attributable to the Rice Midstream Holdings segment’s operations.  The $5.3 million decrease in incentive unit expense year-over-year is consistent with the decrease in incentive unit expense to us.

General and administrative expense.  The $3.1 million increase in segment general and administrative expense year-over-year was primarily attributable to costs associated with the additions of personnel to support our growth activities and related salary and employee benefits.  Included in general and administrative expense is stock compensation expense of $1.0 million and $0.2 million for the years ended December 31, 2015 and December 31, 2014, respectively.

DD&A.  The $2.6 million increase in DD&A year-over-year was primarily the result of an increase in midstream assets placed in service in 2015 as compared to 2014 and the related depreciation on those assets.

Rice Midstream Partners Segment

(in thousands,	Year Ended December 31,			Year Ended December 31,
except volumes)	2016	2015	Change	2015	2014	Change
Operating revenues:
Gathering revenues	$116,294	$75,714	$40,580	$75,714	$6,448	$69,266
Compression revenues	15,805	1,497	14,308	1,497	—	1,497
Water services revenues	69,524	37,248	32,276	37,248	—	37,248
Total operating revenues	201,623	114,459	87,164	114,459	6,448	108,011

Operating expenses:
Midstream operation and maintenance	24,608	14,910	9,698	14,910	4,566	10,344
Incentive unit expense	—	1,044	(1,044)	1,044	13,480	(12,436)
General and administrative	21,613	17,895	3,718	17,895	11,922	5,973
Depreciation, depletion and amortization	25,170	16,399	8,771	16,399	4,165	12,234
Amortization of intangible assets	1,634	1,632	2	1,632	1,156	476
Acquisition costs	125	—	125	—	1,519	(1,519)
Other expense	1,531	543	988	543	207	336
Total operating expenses	74,681	52,423	22,258	52,423	37,015	15,408

Operating income (loss)	$126,942	$62,036	$64,906	$62,036	$(30,567)	$92,603

Operating volumes:
Gathering volumes (MDth/d):	983	647	336	647	378	269
Compression volumes (MDth/d):	572	64	508	64	—	64
Water services volumes (MMgal):	1,253	777	476	777	—	777

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Total operating revenues.  Operating revenues increased from $114.5 million for the year ended December 31, 2015 to $201.6 million for the year ended December 31, 2016, an increase of $87.2 million.  The increase in operating revenues primarily relates to increased gathering and compression revenues associated with a 52% and 794% increase in period over period gathering and compression throughput, respectively.  In addition, the increase relates to a $32.3 million increase in water services revenues due to a 61% increase in fresh water distribution volumes from 777 MMgal in 2015 to 1,253 MMgal in 2016.

Midstream operation and maintenance.  Total operation and maintenance expense increased from $14.9 million for the year ended December 31, 2015 to $24.6 million for the year ended December 31, 2016, an increase of $9.7 million.  The increase was primarily due to on and off pad water transfer costs and water procurement, in addition to increased expenses following the Vantage Midstream Asset Acquisition, primarily associated with water transfer costs and pipeline maintenance costs.

Incentive unit expense.  Incentive unit expense for the year ended December 31, 2015 of $1.0 million was allocated to the Water Assets by Rice Energy prior to their acquisition.  No incentive unit expense was recorded for the year ended December 31, 2016.

General and administrative expense.  General and administrative expense (before equity compensation expense) increased from $13.4 million for the year ended December 31, 2015 to $18.8 million for the year ended December 31, 2016, an increase of $5.4 million, or 40%.  The increase year-over-year was primarily due to an increase in allocated costs associated with personnel and administrative expenses as the Rice Midstream Partners segment continues to grow.  Included in general and administrative expense is equity compensation expense of $2.9 million and $4.5 million for the years ended December 31, 2016 and December 31, 2015, respectively.

Depreciation expense.  Depreciation expense increased from $16.4 million for the year ended December 31, 2015 to $25.2 million for the year ended December 31, 2016, an increase of $8.8 million.  The increase year-over-year was primarily due to additional assets placed into service in 2016, including assets related to gathering, compression and water handling and treatment services.  For the year ended December 31, 2016, our gathering and water pipeline miles increased 40% and 15%, respectively.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Total operating revenues.  The $108.0 million increase in total operating revenues year-over-year was mainly the result of the gathering and water service contracts between the Exploration and Production segment and the Rice Midstream Partners segment (that were not in place for substantially all of 2014) as well as an increase in volumes associated with existing third-party gathering contracts.

Midstream operation and maintenance.  Midstream operation and maintenance expense for 2015 includes $9.0 million of expense relative to our fresh water services assets and $6.0 million of expense relative to our gathering assets.  The $10.4 million increase in expense year-over-year was primarily due to contract labor and maintenance costs as well additional leases and utilities on compression equipment.

Incentive unit expense.  Incentive unit expense of $1.0 million for the year ended December 31, 2015 was allocated to the Water Assets prior to their acquisition by RMP.  Incentive unit expense of $13.5 million for the year ended December 31, 2014 was allocated to RMP’s gathering and compression assets prior to the RMP IPO and to the Water Assets.

General and administrative expense.  The $6.0 million increase in segment general and administrative expense year-over-year was primarily attributable to the additions of personnel to support our growth activities and related salary and employee benefits.  Included in general and administrative expense is equity compensation expense of $4.5 million and $0.8 million for the years ended December 31, 2015 and December 31, 2014, respectively.

DD&A.  The $12.2 million increase in DD&A year-over-year was primarily the result of an increase in midstream assets placed in service in 2015 as compared to 2014 and the related depreciation on those assets.

Outlook

During recent years, the oil and natural gas industry experienced a significant decrease in commodity prices driven by a global supply/demand imbalance for oil and an oversupply of natural gas in the United States as a result of increased productivity and warm winters.  Our revenues, operating results, cash flows from operations, capital spending and future growth rates are highly dependent on the global commodity-price markets, which affect the value we receive from sales of our natural gas.  While commodity price volatility has continued into 2017, we believe the long-term outlook for our business is favorable due to our low cost structure, technological advances, financial strengths, risk management, responsible capital allocation and development strategic capital.

Natural gas prices have historically been volatile and may fluctuate widely in the future due to a variety of factors, including, but not limited to, prevailing economic conditions, supply and demand of hydrocarbons in the marketplace and geopolitical events such as wars or natural disasters.  For example, the Henry Hub spot market price had rose from a low of $1.49 per MMBtu on March 4, 2016 to a high of $3.80 per MMBtu on December 7, 2016.  In the future, we expect to be increasingly subject to fluctuations in oil and NGL prices.  Sustained periods of low commodity prices could materially and adversely affect our financial condition, our results of operations, the quantities of natural gas that we can economically produce and our ability to access capital.

We use commodity derivative instruments, such as swaps, puts and collars, to manage and reduce price volatility and other market risks associated with our natural gas production.  These arrangements are structured to reduce our exposure to commodity price decreases, but they can also limit the benefit we might otherwise receive from commodity price increases.  Please see “-Commodity Hedging Activities.”  In addition, we have entered into long-term firm transportation arrangements pursuant to which our production is shipped to markets that we expect to be less impacted by basis differentials.  In recent years, the cost of new firm transportation projects has risen significantly concurrent with the increasing basis differentials experienced in the Appalachian Basin.  While entering into these firm transportation arrangements provides flow assurance for our natural gas production, there can be no assurance that the net impact of entering into such arrangements, after giving effect to their costs, will result in more favorable sales prices for our production in the future than local pricing.  As such, our net sales prices may be materially less than NYMEX Henry Hub prices as a result of basis differentials and/or firm transportation costs.

Our future success in growing proved reserves and production will be highly dependent on the capital resources available to us.  In 2017, we plan to invest $1,890.0 million in our operations, including $585.0 million for drilling and completion in the Marcellus Shale, $450.0 million for drilling and completion in the Utica Shale, $225.0 million for leasehold acquisitions and $630.0 million for midstream infrastructure development, including $315.0 million expected to be invested by each RMP and Midstream Holdings, respectively.  We expect to fund our 2017 capital expenditures with cash on hand, cash generated by operations and borrowings under our revolving credit facilities.  Our 2017 capital budget may be further adjusted as business conditions warrant.  The amount, timing and allocation of capital expenditures is largely discretionary and within our control.  If natural gas prices decline to levels below our acceptable levels, or costs increase to levels above our acceptable levels, we could choose to defer a significant portion of our budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity and prioritize capital projects that we believe will have the highest expected rates of return and potential to generate near-term cash flow.  We routinely monitor and adjust our capital expenditures in response to changes in commodity prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside our control.

Our 2017 capital budget reflects a continuation of the strategy we employed in 2016.  We believe that we will be able to fully fund the capital expenditures of our Exploration and Production segment with cash on hand, cash flows from operations and borrowings under our Senior Secured Revolving Credit Facility.  Furthermore, we believe that we will be able to fully fund the capital expenditures of our Rice Midstream Holdings and Rice Midstream Partners segments with borrowings under our revolving credit facilities, cash flows from operations and cash on hand.

We will continue to evaluate the natural gas price environments and may adjust our capital spending plans to maintain appropriate levels of liquidity and financial flexibility.

Our revenues, cash flow from operations and future growth depend substantially on factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy.

We believe that cash on hand, operating cash flows, and available borrowings under our revolving credit facilities will be sufficient to meet our current cash requirements, including normal operating needs, debt service obligations, capital expenditures, and commitments and contingencies.  However, to the extent that we consider market conditions favorable, we may access the capital markets to raise capital from time to time to fund acquisitions or future capital expenditures, pay down our Senior Secured Revolving Credit Facility and for general working capital purposes.  See “-Debt Agreements” below for additional details on our outstanding borrowings and available liquidity under our various financing arrangements.

Capital Resources and Liquidity

Our primary sources of liquidity have been the proceeds from equity and debt financings and borrowings under our credit facilities.  Our primary use of capital has been the acquisition and development of natural gas properties and associated midstream infrastructure.  As we pursue reserve and production growth, we monitor which capital resources, including equity and debt financings, are available to us to meet our future financial obligations, planned capital expenditure activities and liquidity requirements.  We also expect to fund a portion of these requirements with cash flow from operations as we continue to bring additional upstream and midstream production online.

Our and RMP’s credit ratings are subject to revision or withdrawal at any time.  We and RMP cannot ensure that a rating will remain in effect for or will not be lowered for any given period of time.  If our credit ratings are downgraded, we and RMP may be required to provide additional credit assurances in support of certain commercial agreements, such as pipeline capacity and construction contracts, the amount of which may be significant, and the potential pool of investors and funding sources may decrease.

The table below reflects Rice Energy’s credit rating for debt instruments as of December 31, 2016.

Rating Service	Senior Unsecured Notes	Outlook
Moody’s Investors Service (“Moody’s)	B3	Stable
Standard & Poor’s Rating Service (“S&P)	BB-	Stable

Cash Flow Provided by Operating Activities

Net cash provided by operating activities was $485.9 million for the year ended December 31, 2016, compared to $413.0 million of net cash provided by operating activities for the year ended December 31, 2015.  The increase in operating cash flow was primarily due to an increase in production in 2016 and cash receipts on settled derivatives, net of increases in cash operating costs, interest expense and a decrease in commodity price.

Net cash provided by operating activities was $413.0 million for the year ended December 31, 2015 compared to $85.1 million of net cash used in operating activities for the year ended December 31, 2014.  The increase in operating cash flow was primarily due to an increase in production in 2015 and cash receipts on settled derivatives, offset by an increase in cash operating expenses and interest expense.

Cash Flow Used in Investing Activities

During the year ended December 31, 2016 cash flows used in investing activities was $1,917.6 million, which was primarily associated with the Vantage Acquisition and the acquisition and development of our natural gas properties compared to $1,217.0 million for the year ended December 31, 2015, which primarily included capital expenditures for property and equipment.

Capital expenditures for exploration and production were $690.2 million and $869.1 million for the years ended December 31, 2016 and 2015, respectively.  The decrease of $178.9 million was primarily attributable to a decrease in the acquisition and development of our natural gas properties.

Capital expenditures for the Rice Midstream Holdings segment totaled $110.9 million and $156.0 million for the years ended December 31, 2016 and 2015, respectively.  The decrease of $45.1 million was due to a decrease in capital expenditures for Rice Olympus Midstream LLC’s midstream infrastructure, offset by an increase in capital expenditures for Strike Force Midstream infrastructure.

Capital expenditures for the Rice Midstream Partners segment totaled $118.1 million and $248.5 million for the years ended December 31, 2016 and 2015, respectively.  The decrease of $130.4 million was attributable to a greater focus on capital expenditures for compression stations and well pad connects rather than the build out of our trunk lines.

During the year ended December 31, 2015 cash flows used in investing activities was $1,217.0 million, which primarily included capital expenditures for property and equipment compared to $1,481.5 million for the year ended December 31, 2014 related to $970.3 million of capital expenditures for property and equipment and $524.1 million related to acquisition activity.

Capital expenditures for the Exploration and Production segment were $869.1 million and $693.1 million for the years ended December 31, 2015 and 2014, respectively.  The increase of $176.0 million was primarily attributable to the acquisition and development of our natural gas properties.

Capital expenditures for the Rice Midstream Holdings segment totaled $156.0 million and $107.3 million for the years ended December 31, 2015 and 2014, respectively.  The increase of $48.7 million was due to the expansion of our midstream infrastructure year-over-year.

Capital expenditures for the Rice Midstream Partners segment totaled $248.5 million and $169.8 million for the years ended December 31, 2015 and 2014, respectively.  The decrease of $78.7 million was due to a midstream acquisition in 2014 with no comparable acquisition in 2015.

Cash Flow Provided by Financing Activities

Net cash provided by financing activities of $1,749.8 million during the year ended December 31, 2016 was primarily associated with proceeds from our September 2016 and the April 2016 equity offering, proceeds from the Partnership’s June 2016 offering and proceeds from the Partnership’s at-the-market common unit offering program (the “ATM program”), offset by net repayments on our revolving credit facilities, and distributions to the Partnership’s public unitholders.  Net cash provided by financing activities of $699.8 million during the year ended December 31, 2015 was primarily the result of the proceeds from our 2023 Notes offering, borrowings on the Midstream Holdings Revolving Credit Facility (defined below) and the RMP Revolving Credit Facility (defined below), as well as proceeds from the Private Placement (defined below) offset by distributions to the RMP’s public unitholders.  Net cash provided by financing activities of $1,620.9 million during the year ended December 31, 2014 was primarily the result of the proceeds from our IPO, the 2022 Notes offering, the RMP IPO and the August 2014 equity offering, which was partially offset by repayments of debt.

Debt Agreements

Senior Notes

We have $900.0 million in aggregate principal amount of 2022 Notes outstanding.  The 2022 Notes will mature on May 1, 2022, and interest is payable on the 2022 Notes on each May 1 and November 1.  At any time prior to May 1, 2017, we may redeem up to 35% of the 2022 Notes at a redemption price of 106.25% of the principal amount, plus accrued and unpaid interest, with the proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the 2022 Notes remains outstanding after such redemption.  Prior to May 1, 2017, we may redeem some or all of the 2022 Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest.  Upon the occurrence of a change of control, unless we have given notice to redeem the 2022 Notes, the holders of the 2022 Notes will have the right to require us to repurchase all or a portion of the 2022 Notes at a price equal to 101% of the aggregate principal amount of the 2022 Notes, plus any accrued and unpaid interest.  On and after May 1, 2017, we may redeem some or all of the 2022 Notes at redemption prices (expressed as percentages of principal amount) equal to 104.688% for the twelve-month period beginning on May 1, 2017, 103.125% for the twelve-month period beginning May 1, 2018, 101.563% for the twelve-month period beginning on May 1, 2019 and 100.000% beginning on May 1, 2020, plus accrued and unpaid interest.

We have $400.0 million in aggregate principal amount of the 2023 Notes outstanding.  The 2023 Notes will mature on May 1, 2023, and interest is payable on the 2023 Notes on each May 1 and November 1.  At any time prior to May 1, 2018, we may redeem up to 35% of the 2023 Notes at a redemption price of 107.250% of the principal amount, plus accrued and unpaid interest, with the proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the 2023 Notes remains outstanding after such redemption.  Prior to May 1, 2018, we may redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest.  Upon the occurrence of a change of control (as defined in the indenture governing the 2023 Notes), unless we have given notice to redeem the 2023 Notes, the holders of the 2023 Notes will have the right to require us to repurchase all or a portion of the 2023 Notes at a price equal to 101% of the aggregate principal amount of the 2023 Notes, plus any accrued and unpaid interest.  On or after May 1, 2018, we may redeem some or all of the 2023 Notes at redemption prices (expressed as percentages of principal amount) equal to 105.438% for the twelve-month period beginning on May 1, 2018, 103.625% for the twelve-month period beginning May 1, 2019, 101.813% for the twelve-month period beginning on May 1, 2020 and 100.000% beginning on May 1, 2021, plus accrued and unpaid interest.

The indentures governing the Notes restrict our ability and the ability of certain of our subsidiaries to:  (i) incur or guarantee additional debt or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire our capital stock or subordinated debt; (iii) make certain investments; (iv) incur liens;

(v) enter into transactions with affiliates; (vi) merge or consolidate with another company; (vii) transfer and sell assets; and (viii) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications.  If at any time when the Notes are rated investment grade and no default has occurred and is continuing, many of such covenants will terminate and we and our subsidiaries will cease to be subject to such covenants.

On October 19, 2016, we entered into supplemental indentures that provide for, among other things, the addition of Rice Energy Operating as a co-obligor under each indenture.

Senior Secured Revolving Credit Facility

In April 2013, we entered into a Senior Secured Revolving Credit Facility.  In April 2014, we, as borrower, and Rice Drilling B, as predecessor borrower, amended and restated the credit agreement governing the Senior Secured Revolving Credit Facility to, among other things, assign all of the rights and obligations of Rice Drilling B LLC as borrower under the Senior Secured Revolving Credit Facility to us.

In connection with the closing of the Vantage Acquisition on October 19, 2016, we entered into the Fourth Amended and Restated Credit Agreement (the “A&R Credit Agreement”), effective upon the closing of the Vantage Acquisition to, among other things, (i) permit the completion of the Vantage Acquisition, (ii) extend the maturity date of the credit facility from January 29, 2019 to October 19, 2021, (iii) increase the borrowing base from $875.0 million to $1.0 billion without giving effect to the oil and gas properties acquired pursuant to the Vantage Acquisition, (iv) provide for the assignment of our rights and obligations as borrower under the Senior Secured Revolving Credit Facility to Rice Energy Operating, and the addition of us as a guarantor of those obligations, (v) increase the minimum required mortgage percentage (as it applies to proved reserves) to be 85% of proved reserves, (vi) amend the restricted payments covenant to permit certain distributions by Rice Energy Operating to its members, (vii) replace the interest coverage ratio with a consolidated total leverage ratio or consolidated net leverage ratio, as applicable, to commence with the last day of the fiscal quarter ended December 31, 2016, and (viii) adjust the interest rate payable on amounts borrowed thereunder (as described below).

On December 19, 2016, Rice Energy Operating, as borrower, and we, as predecessor borrower, entered into the First Amendment to the A&R Credit Agreement (the “First Amendment”).  The lenders under the First Amendment completed an Interim Redetermination (as defined in the A&R Credit Agreement) of the borrowing base to give effect to the Pennsylvania oil and gas properties acquired in the Vantage Acquisition, and, upon the effectiveness of the First Amendment and such Interim Redetermination, our borrowing base and the elected commitment amounts of the lenders under the Senior Secured Revolving Credit Facility increased from $1.0 billion to $1.45 billion.

As of December 31, 2016, the borrowing base under the A&R Credit Agreement was $1.45 billion and the sublimit for letters of credit was $400.0 million.  We had no borrowings outstanding and $240.9 million in letters of credit outstanding under the A&R Credit Agreement as of December 31, 2016, resulting in availability of $1.21 billion.  The next redetermination of the borrowing base is scheduled for April 2017.

Following the effectiveness of the A&R Credit Agreement, Eurodollar loans under the Senior Secured Revolving Credit Facility bear interest at a rate per annum equal to LIBOR plus an applicable margin ranging from 225 to 325 basis points, depending on the percentage of borrowing base utilized, and base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 125 to 225 basis points, depending on the percentage of borrowing base utilized.

As of December 31, 2016, the Senior Secured Revolving Credit Facility was secured by liens on at least 85% of the proved oil and gas reserves of us and our subsidiaries (other than any subsidiary that is designated as an unrestricted subsidiary, including Midstream Holdings and its subsidiaries), as well as significant unproved acreage and substantially all of the personal property of us and such restricted subsidiaries, and the Senior Secured Revolving Credit Facility is guaranteed by such restricted subsidiaries.

The A&R Credit Agreement requires us to maintain certain financial ratios, which are measured at the end of each calendar quarter:

•                  a consolidated current ratio, which is the ratio of consolidated current assets (including unused commitments under the A&R Credit Agreement and excluding non-cash derivative assets) to consolidated current liabilities (excluding current maturities under the A&R Agreement), of not less than 1.0 to 1.0; or (b) if no borrowings are then outstanding; and

•                  a consolidated leverage ratio, which is (a) if borrowings are outstanding under the A&R Credit Agreement on the last day of such calendar quarter, the ratio of consolidated total funded debt to EBITDAX (as such term is defined in the A&R Credit Agreement) of not more than 4.0 to 1.0; and

•                  the ratio of consolidated net funded debt to EBITDAX (as such term is defined in the A&R Credit Agreement) of not more than 4.0 to 1.0.

We were in compliance with such covenants and ratios as of December 31, 2016.

Midstream Holdings Revolving Credit Facility

On December 22, 2014, Midstream Holdings entered into a revolving credit facility (the “Midstream Holdings Revolving Credit Facility”) with Wells Fargo Bank, N.A. (“Wells Fargo”), as administrative agent, and a syndicate of lenders with a maximum credit amount of $300.0 million and a sublimit for letters of credit of $25.0 million.  As of December 31, 2016, Midstream Holdings had $53.0 million of borrowings outstanding and no letters of credit outstanding, resulting in availability of $247.0 million.  The average daily outstanding balance of the Midstream Holdings Revolving Credit Facility was approximately $27.1 million, and interest was incurred on the facility at a weighted average annual interest rate of 5.6% during 2016.  The Midstream Holdings Revolving Credit Facility is available to fund working capital requirements and capital expenditures and to purchase assets and matures on December 22, 2019.

Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans.  Under the Midstream Holdings Revolving Credit Facility, Midstream Holdings may elect to borrow in Eurodollars or at the base rate.  Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 225 to 300 basis points, depending on the leverage ratio then in effect.  Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 125 to 200 basis points, depending on the leverage ratio then in effect.  Midstream Holdings also pays a commitment fee based on the undrawn commitment amount ranging from 37.5 to 50 basis points.

The Midstream Holdings Revolving Credit Facility is secured by mortgages and other security interests on substantially all of the properties of, and guarantees from, Midstream Holdings and its restricted subsidiaries (which do not include RMP or Rice Midstream Management LLC, a Delaware limited liability company and the general partner of RMP or Rice Energy and its subsidiaries other than Midstream Holdings).

The Midstream Holdings Revolving Credit Facility limits Midstream Holdings’ and its restricted subsidiaries’ ability to, among other things:  incur or guarantee additional debt; redeem or repurchase units or make distributions under certain circumstances; make certain investments and acquisitions; incur certain liens or permit them to exist; enter into certain types of transactions with affiliates; merge or consolidate with another company; and transfer, sell or otherwise dispose of assets.

The Midstream Holdings Revolving Credit Facility will also require Midstream Holdings to maintain the following financial ratios:

•                  an interest coverage ratio, which is the ratio of Midstream Holdings’ consolidated EBITDA (as defined within the Midstream Holdings Revolving Credit Facility) to our consolidated current interest expense of at least 2.50 to 1.0 at each end of each fiscal quarter; and

•                  a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.25 to 1.0.

The Midstream Holdings Revolving Credit Facility also contains certain financial covenants and customary events of default.  If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the Midstream Holdings Revolving Credit Facility to be immediately due and payable.  Midstream Holdings was in compliance with its covenants and ratios effective as of December 31, 2016.

RMP Revolving Credit Facility

On December 22, 2014, Rice Midstream OpCo entered into a revolving credit facility (the “RMP Revolving Credit Facility”) with Wells Fargo, as administrative agent, and a syndicate of lenders.  The RMP Revolving Credit Facility provides for lender commitments of $450.0 million with an additional $200.0 million of commitments available under an accordion feature, subject to lender approval.  The RMP Revolving Credit Facility provides for a letter of credit sublimit of $50.0 million.  In connection with RMP’s completion of the Vantage Midstream Asset Acquisition, on October 19, 2016, Rice Midstream OpCo entered into a second amendment (the “Second Amendment”) to its credit agreement to, among other things, (i) permit the completion of the Vantage Midstream Asset Acquisition, (ii) increase RMP’s ability to borrow under the facility from $450.0 million to $850.0 million, without exercise of any portion of the $200.0 million accordion feature and (iii) adjust the interest rate payable on amounts borrowed thereunder (as described below).

As of December 31, 2016, Rice Midstream OpCo had $190.0 million of borrowings outstanding and no letters of credit under this facility, resulting in availability of $660.0 million.  The average daily outstanding balance of the RMP Revolving Credit Facility was approximately $110.0 million and interest was incurred on the facility at a weighted average annual interest rate of 4.7% during 2016.  The RMP Revolving Credit Facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes.  The RMP Revolving Credit Facility matures on December 22, 2019.  RMP and its restricted subsidiaries are the guarantors of the obligations under the credit facility.

Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans.  Under the RMP Revolving Credit Facility, Rice Midstream OpCo may elect to borrow in Eurodollars or at the base rate.  Following the effectiveness of the Second Amendment, Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 200 to 300 basis points, depending on the leverage ratio then in effect, and base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the leverage ratio then in effect. Following the effectiveness of the Second Amendment, Rice Midstream OpCo also pays a commitment fee based on the undrawn commitment amount ranging from 37.5 to 50 basis points.

The RMP Revolving Credit Facility is secured by mortgages and other security interests on substantially all of RMP’s properties and guarantees from RMP and its restricted subsidiaries.

The RMP Revolving Credit Facility limits the ability of RMP and its restricted subsidiaries to, among other things:  incur or guarantee additional debt; redeem or repurchase units or make distributions under certain circumstances; make certain investments and acquisitions; incur certain liens or permit them to exist; enter into certain types of transactions with affiliates; merge or consolidate with another company; and transfer, sell or otherwise dispose of assets.

The RMP Revolving Credit Facility also requires RMP to maintain the following financial ratios:

•                  an interest coverage ratio, which is the ratio of RMP’s consolidated EBITDA (as defined within the revolving credit facility) to its consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter;

•                  a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.75 to 1.0, and after electing to issue senior unsecured notes, a consolidated total leverage ratio of not more than 5.25 to 1.0, and, in each case, with certain increases in the permitted total leverage ratio following the completion of a material acquisition; and

•                  if RMP elects to issue senior unsecured notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than 3.50 to 1.0.

The RMP Revolving Credit Facility also contains certain financial covenants and customary events of default.  If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the RMP Revolving Credit Facility to be immediately due and payable.  RMP was in compliance with its covenants and ratios effective as of December 31, 2016.

Midstream Holdings Investment

On February 17, 2016, the Company, Midstream Holdings and GP Holdings entered into a securities purchase agreement (the “Securities Purchase Agreement”) with EIG Energy Fund XVI, L.P., EIG Energy Fund XVI-E, L.P., and EIG Holdings (RICE) Partners, LP (collectively, the “Purchasers”) pursuant to which (i) Midstream Holdings agreed to issue and sell 375,000 Series B Units (“Series B Units”) with an aggregate liquidation preference of $375.0 million and (ii) GP Holdings agreed to issue and sell common units representing an 8.25% limited partner interest in GP Holdings (“GP Common Units”) for aggregate consideration of $375.0 million in a private placement (the “Midstream Holdings Investment”) exempt from the registration requirements under the Securities Act. In conjunction with the Securities Purchase Agreement, Midstream Holdings issued 1,000 Series A Units to Rice Energy Operating.  The Midstream Holdings Investment closed on February 22, 2016 (the “Closing Date”).

After September 30, 2016 and prior to the eighteen-month anniversary of the Closing Date, upon the satisfaction of certain financial and operational metrics, Midstream Holdings has the right to require the Purchasers to purchase additional Series B Units and GP Holdings common units (“GP Common Units”) on the terms set forth above.  Midstream Holdings may require the Purchasers to purchase at least $25.0 million of additional units on up to three occasions, up to a total aggregate amount of $125.0 million.  Pursuant to the Securities Purchase Agreement, Midstream Holdings is required to pay the Purchasers a quarterly cash commitment fee of 2.0% per annum on any undrawn amounts of the additional $125.0 million commitment.  Midstream Holdings used approximately $75.0 million of the proceeds to reduce outstanding borrowings under its credit facility and to pay transaction fees and expenses, and the remaining $300.0 million was distributed to us.

April 2016 Equity Offering

On April 15, 2016, we issued and completed the April 2016 Equity Offering of an aggregate of 34,337,725 shares of common stock at a price to the public of $16.35 per share, which included 20,000,000 shares sold by us and 9,858,891 shares sold by NGP Holdings.  On April 21, 2016, NGP Holdings sold an additional 4,478,834 shares of common stock pursuant to the exercise of the underwriter’s option to purchase additional shares.  After deducting underwriting discounts and commissions of $15.0 million and transaction costs, we received net proceeds of $311.8 million.  We received no proceeds from the sale of shares by NGP Holdings.  We used the net proceeds for general corporate purposes.

June 2016 Common Unit Offering

On June 13, 2016, RMP completed an underwritten public offering of an aggregate of 9,200,000 common units representing limited partner interests in RMP at a price to the public of $18.50 per unit, which included 1,200,000 common units sold pursuant to the exercise of the underwriters’ option to purchase additional units.  After deducting underwriting discounts and commissions of approximately $6.0 million and transaction costs, RMP received net proceeds of approximately $164.1 million.  RMP used a portion of the net proceeds to repay outstanding debt and intends to use the remainder for general partnership purposes, including the repayment of debt, acquisitions and capital expenditures.

September 2016 Equity Offering

On September 30, 2016, we issued and completed the September 2016 Equity Offering of an aggregate of 40,000,000 shares of common stock at a price to the public of $25.50 per share.  On October 11, 2016, we sold an additional 6,000,000 shares of common stock pursuant to the exercise of the underwriters’ option to purchase additional shares of common stock in connection with the September 2016 Equity Offering.  After deducting underwriting discounts and commissions of approximately $17.9 million and transaction costs, we received net proceeds of approximately $1.2 billion, which includes proceeds from the exercised underwriters’ option.  We used the net proceeds from the offering to fund a portion of the Vantage Acquisition.  We will use any remaining proceeds for general corporate purposes.  See Note 13 for additional information.

Private Placement

On October 7, 2016, RMP issued 20,930,233 common units representing limited partner interests in RMP in a private placement for gross proceeds of approximately $450.0 million, or $21.50 per unit (the “Private Placement”).  After deducting underwriting discounts and commissions of $9.4 million, RMP received net proceeds of $440.6 million.  RMP primarily used the proceeds of the Private Placement to fund a portion of the Vantage Midstream Asset Acquisition.  The Private Placement closed on October 7, 2016.  As a result of the Private Placement, as of December 31, 2016, GP Holdings owned approximately 28% of RMP, consisting of 3,623 common units, 28,753,623 subordinated units and all of the incentive distribution rights.

Commodity Hedging Activities

Our primary market risk exposure is in the prices we receive for our natural gas production.  Realized pricing is primarily driven by the spot regional market prices applicable to our U.S. natural gas production.  Pricing for natural gas production has been volatile and unpredictable for several years, and we expect this volatility to continue in the future.  The prices we receive for production depend on many factors outside of our control, including volatility in the differences between product prices at sales points and the applicable index price.

To mitigate the potential negative impact on our cash flow caused by changes in oil and natural gas prices, we have entered into financial commodity derivative contracts in the form of swaps, zero cost collars, calls, puts and basis swaps to ensure that we receive minimum prices for a portion of our future oil and natural gas production when management believes that favorable future prices can be secured.  We typically hedge the NYMEX Henry Hub price for natural gas.  Pursuant to our Amended Credit Agreement, we are now permitted to hedge the greater of (i) the percentage of proved reserve volumes (Column A) or (ii) the percentage of internally forecasted production (Column B).

Months next succeeding the time as of which compliance is measured	Column A	Column B
Months 1 through 18	85%	90%
Months 19 through 36	85%	75%
Months 37 through 60	85%	50%

Our hedging activities are intended to support natural gas prices at targeted levels and to manage our exposure to natural gas price fluctuations.  The counterparty is required to make a payment to us for the difference between the floor price specified in the contract and the settlement price, which is based on market prices on the settlement date, if the settlement price is below the floor price.  We are required to make a payment to the counterparty for the difference between the ceiling price and the settlement price if the ceiling price is below the settlement price.  These contracts may include price swaps whereby we will receive a fixed price for our production and pay a variable market price to the contract counterparty and zero cost collars that set a floor and ceiling price for the hedged production.  For a description of our commodity derivative contracts, please see Notes 5 and 6 under Item 8 in the notes to the consolidated financial statements.  We do not designate our current portfolio of commodity derivative contracts as hedges for accounting purposes.  Therefore, changes in fair value of these derivative instruments are recognized in earnings.  Please read “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” for additional discussion of our commodity derivative contracts.

By using derivative instruments to hedge exposures to changes in commodity prices, we expose ourselves to the credit risk of our counterparties.  Credit risk is the potential failure of the counterparty to perform under the terms of the derivative contract.  When the fair value of a derivative contract is positive, the counterparty is expected to owe us, which creates credit risk.  To minimize the credit risk in derivative instruments, it is our policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers.  The creditworthiness of our counterparties is subject to periodic review.  We have derivative instruments in place with six different counterparties.  As of December 31, 2016, our contracts with JP Morgan Chase Bank, N.A. (“JP Morgan”), Wells Fargo Bank, N.A. (“Wells Fargo”) and Bank of Montreal accounted for 24%, 19% and 19% of the net fair market value of our derivative assets, respectively.  We are not required to provide credit support or collateral to Wells Fargo under current contracts, nor are they required to provide credit support or collateral to us.  As of December 31, 2016 we did not have any past due receivables from counterparties.

Contractual Obligations.  A summary of our contractual obligations as of December 31, 2016 is provided in the following table.

	Payments due by period For the Year Ended December 31,
(in thousands)	2017	2018	2019	2020	2021	Thereafter	Total
Senior Notes Due 2022	$56,250	$56,250	$56,250	$56,250	$56,250	$918,750	$1,200,000
Senior Notes Due 2023	29,000	29,000	29,000	29,000	29,000	438,667	583,667
Midstream Holdings Revolving Credit Facility	—	—	53,000	—	—	—	53,000
RMP Revolving Credit Facility	—	—	190,000	—	—	—	190,000
Drilling rig commitments (1)	27,694	8,969	—	—	—	—	36,663
Frac sand commitments	15,150	15,150	15,432	—	—	—	45,732
Gathering and firm transportation	165,638	240,719	233,990	233,741	233,369	3,809,811	4,917,268
Lease obligations	22,782	8,549	617	71	—	—	32,019
Water infrastructure	—	—	—	—	—	29,215	29,215
Asset retirement obligations (2)	2,341	324	77	—	29	798,744	801,515
Other	6,376	6,126	5,370	4,009	3,747	36,252	61,880
Total	$325,231	$365,087	$583,736	$323,071	$322,395	$6,031,439	$7,950,959

(1)                                 As of December 31, 2016, we had three horizontal drilling rigs under contract, two of which expire in 2017 and one of which expires in 2018. We also have one tophole drilling rig under contract, which expires in 2018. Any other rig performing work for us is done on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well. These types of drilling obligations have not been included in the table above. The values in the table represent the gross amounts that we are committed to pay as operator.  However, we will record in our consolidated financial statements our proportionate share of the amounts shown based on our working interest.

(2)                                 Represents gross retirement costs with no discounting impact.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities.  Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used.  We evaluate our estimates and assumptions on a regular basis.  We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates and assumptions used in preparation of our consolidated financial statements.  See Note 1 of the notes to the consolidated financial statements for an expanded discussion of our significant accounting policies and estimates made by management.

Revenue Recognition

Sales of natural gas, NGLs and oil are recognized when the products have been delivered to a custody transfer point, persuasive evidence of a sales arrangement exists, the rights and responsibility of ownership pass to the purchaser upon delivery, collection of revenue from the sale is reasonably assured, and the sales price is fixed or determinable.  Natural gas is sold by us under contracts with our natural gas marketers.  Pricing provisions are generally tied to the Platts Gas Daily market prices.  Revenue from the gathering and compression of natural gas and water services is recognized in the month in which the service is provided.

Natural Gas Properties

We use the successful efforts method of accounting for natural gas-producing activities.  Costs to acquire mineral interests in natural gas properties are capitalized as unproved properties whereas costs to drill and equip exploratory wells that result in proved reserves are capitalized as proved properties.  Costs to drill exploratory wells that do not identify proved reserves as well as geological and geophysical costs and costs of carrying and retaining unproved properties are expensed.  The sale of a partial interest in our proved properties is accounted as a recovery of cost, and we do not recognize gain or loss as long as the units of production amortization rate is not significantly affected.  A gain or loss is recognized for the sale of all other producing properties.

Capitalized costs of unproved properties are evaluated at least annually for recoverability on a prospective basis.  This evaluation includes consideration of current economic conditions, changes in development plans or business strategy, expected lease expirations and historical experience.  If it is determined that it is unlikely for an unproved property to yield proved reserves prior to lease expiration, an impairment of the respective unproved property is recognized in the period in which that determination is made.  For the year ended December 31, 2016, we recognized $20.9 million of impairment expense in the consolidated statement of operations related to lease expirations on non-core assets.  In addition, for the year ended December 31, 2016, we recognized $13.5 million of leasehold write-offs included in exploration expense in the consolidated statement of operations.  For the year ended December 31, 2015, we recognized $7.3 million of impairment expense in the consolidated statement of operations, primarily the result of changes in the Company’s development plans and lease expirations.  Upon the sale of an entire interest in an unproved property for cash, a gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually.  If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained unless the proceeds received are in excess of the cost basis which would result in gain on sale.

Management’s estimates of proved reserves are based on quantities of natural gas that engineering and geological analysis demonstrates, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic conditions.  External engineers prepare the annual reserve and economic evaluation of all properties on a well-by-well basis.  Additionally, we adjust natural gas reserves for major well rework or abandonment during the year as needed.  The process of estimating and evaluating natural gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering, and economic data.  The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions.  As a result, revisions in existing reserve estimates occur from time to time.  Although every reasonable effort is made to ensure that reserve estimates represent our most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates over time.  Because estimates of reserves significantly affect our DD&A expense, a change in our estimated reserves could have a material effect on our net income or loss.

The carrying values of our proved properties are reviewed periodically when events or circumstances indicate that the remaining carrying amount may not be recoverable.  This evaluation is performed at the lowest levels for which there are identifiable cash flows that are largely independent of other groups of assets by comparing estimated undiscounted cash flows to the carrying value and including risk-adjusted probable and possible reserves, if deemed reasonable.  Key assumptions utilized in determining the estimated undiscounted future cash flows include future development plans, estimated production from reserves, future natural gas market prices adjusted for firm transportation and basis differentials, and future operating and capital costs.  If the carrying value of proved properties exceeds the estimated undiscounted future cash flows, they are written down to fair value.  Fair value of proved properties is estimated by discounting the estimated future cash flows using discount rates and consideration of expected assumptions that would be used by a market participant.  During 2016, the Company performed a recoverability test on its proved properties.  No impairment was recorded as a result of the recoverability test.  Due to the significant decline in commodity prices in 2015, there were indications that the carrying values of certain proved properties may not be fully recoverable when compared to their fair value.  We determined that the carrying value of Upper Devonian proved properties was not fully recoverable utilizing a discount rate of 12%.  As a result, we recognized $10.9 million of impairment expense in the consolidated statement of operations to write-down such proved properties to fair value of $7.3 million.  The estimated undiscounted future cash flows of Marcellus and Utica proved properties, which significantly exceeded their carrying values and were not sensitive to significant assumptions.  However, actual future results could differ from our current estimates and assumptions as future natural gas market prices are often volatile and other significant assumptions are highly judgmental and difficult to predict.  Due to this uncertainty, we are unable to predict if impairment charges will be recognized in any future period.

Depletion

Capitalized amounts attributable to proved oil and gas properties are depleted by the unit-of-production method over proved reserves.  Depletion of the costs of wells and related equipment and facilities, including capitalized asset retirement costs, is computed using proved developed reserves.  The reserve base used to calculate DD&A for leasehold acquisition costs and the cost to acquire proved properties is the sum of proved developed reserves and proved undeveloped reserves.

Midstream Properties

Our other properties primarily consist of gathering and water pipelines and impoundment facilities and is stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired.  We capitalize construction-related direct labor and material costs.  Maintenance and repair costs are expensed as incurred.

Depreciation is computed over the asset’s estimated useful life using the straight-line method, based on estimated useful lives and salvage values of assets.  Gathering pipelines and compressor stations are depreciated over a useful life of 60 years and water assets are depreciated over a useful life of 10 to 15 years.  Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area.  When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable.  However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

The carrying value of long-lived assets other than proved and unproved oil and gas properties are reviewed by us whenever events or changes in circumstances indicate that a potential impairment has occurred if projected future undiscounted cash flows are less than the carrying value of the assets.  The estimate of cash flows includes management’s assumptions of cash inflows and outflows directly resulting from the use of those assets in operations.  When a potential impairment has occurred, an impairment write-down is recorded if the carrying value of the long-lived asset exceeds its fair value.  Such valuations include estimations of fair values and incremental direct costs to transact a sale.  If we commit to a plan to dispose of a long-lived asset before the end of its previously estimated useful life, estimated cash flows are revised accordingly and we may be required to record an asset impairment write-down.  During 2016, the Rice Midstream Holdings segment decommissioned and recorded impairment related to pipeline assets of $20.3 million.

Derivative Financial Instruments

We enter into derivative transactions in order to manage our exposure to gas price volatility, including commodity swap agreements, basis swap agreements, collar agreements and other similar agreements relating to the price risk associated with a portion of our production.  To the extent legal right of offset with a counterparty exists, we report derivative assets and liabilities on a net basis.  We have exposure to credit risk to the extent the counterparty is unable to satisfy its settlement obligation, however, we actively monitor the creditworthiness of counterparties and assess the impact, if any, on our derivative position.  We record derivative instruments on the consolidated balance sheets as either an asset or a liability measured at fair value and records changes in the fair value of derivatives in the consolidated statements of operations as they occur.

Asset Retirement Obligations

We record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred.  For gas properties, this is the period in which a gas well is acquired or drilled.  Our retirement obligations relate to the abandonment of gas-producing facilities and include costs to reclaim drilling sites and dismantle and relocate or dispose of water services assets, wells, and related structures.  Estimates are based on historical experience in plugging and abandoning wells and estimated remaining lives of those wells based on reserve estimates.

When a new liability is recorded, we capitalize the costs of the liability by increasing the carrying amount of the related long-lived asset.  To the extent future revisions to assumptions impact the present value of the existing asset retirement obligation a corresponding adjustment is made to the natural gas and oil property balance.  For example, as we analyze actual plugging and abandonment information, we may revise our estimate of current costs, the assumed annual inflation of the costs and/or the assumed productive lives of our wells.  The liability is accreted to its present value each period and the capitalized cost is depreciated over the units of production basis.

Goodwill

Goodwill is the cost of an acquisition less the fair value of the identifiable net assets of the acquired business.  We evaluate goodwill for impairment at least annually during the fourth quarter, or whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  A reporting unit is an operating segment or a component of an operating segment for which discrete financial information is available and reviewed by management on a regular basis.  In 2014, $39.1 million of goodwill was allocated to the Rice Midstream Partners segment as a result of the acquisition of the remaining 50% interest in Alpha Natural Resources, Inc. in its Marcellus joint venture.  In 2016, as a result of the Vantage Acquisition, $384.5 million and $455.4 million of goodwill was allocated to the Exploration and Production segment and the Rice Midstream Partners segment, respectively.

We may first consider qualitative factors to assess whether there are indicators that it is more likely than not that the fair value of a reporting unit may not exceed its carrying amount.  To the extent that such indicators exist, we would complete the two-step goodwill impairment test.  We may also perform the two-step goodwill impairment test at our discretion without performing the qualitative assessment.  The first step compares the fair value of a reporting unit to its carrying value.  If the carrying amount of a reporting unit exceeds its fair value, the second step is required which compares the implied fair value of the goodwill of a reporting unit to its carrying value.  If the carrying value of the goodwill of a reporting unit exceeds its implied fair value, the difference is recognized as an impairment charge.

We use a combination of an income and market approach to estimate the fair value of a reporting unit.  The fair value estimation process requires considerable judgment and determining the fair value is sensitive to changes in assumptions impacting management’s estimates of future financial results.  Although we believe the estimates and assumptions used in estimating the fair value are reasonable and appropriate, different assumptions and estimates could materially impact the calculated fair value.  Additionally, future results could differ from our current estimates and assumptions.

Our fourth quarter 2016 annual test included the assessment of factors to determine whether it was more likely than not that the fair value of each reporting unit is less than its carrying value.  The qualitative assessment encompassed a review of events and circumstances specific to the reporting units with goodwill as well as circumstances specific to the entity as a whole.  Our qualitative assessment considered, among other things, factors such as macroeconomic conditions, industry and market considerations, including changes in our stock price and market multiples, projected financial performance, cost factors, changes in carrying values and other relevant factors.  In considering the totality of the qualitative factors assessed, based on the weight of evidence, circumstances did not exist that would indicate it was more likely than not that goodwill was impaired.  Accordingly, we did not perform a two-step quantitative analysis and, accordingly, no impairment was recorded.

For the year ended December 31, 2015, we elected the option to default immediately to the first step of the annual goodwill impairment test.  The results of the first step indicated that the carrying value of the Exploration and Production reporting unit exceeded its fair value.  Due to the result of step one of the annual goodwill impairment test for the Exploration and Production reporting unit, we performed the second step of the goodwill impairment analysis comparing the implied fair value of the reporting unit’s goodwill to its carrying amount and determined that such goodwill was fully impaired.  As a result, we recorded an impairment charge of $294.9 million to eliminate the carrying value of goodwill of the Exploration and Production reporting unit at December 31, 2015.  Management considered the negative industry and market trends, including the decline in commodity prices and overall market performance of our peers and us, to be the primary reasons of impairment.

No impairment was recorded for the year ended December 31, 2014.

Income Taxes

We are a corporation under the Internal Revenue Code subject to federal income tax at a statutory rate of 35% of pretax earnings and, as such, our future income taxes will be dependent upon our future taxable income.  We did not report any income tax benefit or expense for periods prior to the consummation of our IPO in January 2014 because Rice Drilling B, our accounting predecessor, is a limited liability company that was not and currently is not subject to federal income tax.  The reorganization of our business into a corporation in connection with the closing of the IPO required the recognition of a deferred tax asset or liability for the initial temporary differences at the time of the IPO.  The resulting deferred tax liability of approximately $162.3 million was recorded in equity at the date of the completion of the IPO as it represents a transaction among shareholders.  Additionally, we have presented pro forma earnings per share for the year ended December 31, 2014 assuming a statutory rate as disclosed in the Consolidated Statements of Operations was applied for the full year ended December 31, 2014.

We follow ASC 740-10-25, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions.  Only tax positions that meet the more likely than not recognition threshold are recognized.  We did not have any uncertain tax positions as of December 31, 2016.

Income taxes are accounted for under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to be recovered or settled pursuant to the provisions of ASC 740-Income Taxes.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We will record a valuation allowance if it is deemed more likely than not that all or a portion of its deferred income tax assets will not be realized.  In addition, income tax rules and regulations are subject to interpretation and the application of those rules and regulations require judgment by us and may be challenged by the taxation authorities.

Business Combinations

Accounting for the acquisition of a business requires the identifiable assets and liabilities to be recorded at fair value.  The purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values at the time of acquisition.  Fair value is the price that would be received to sell an asset or would be paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The fair value measurement is based on the assumptions of market participants and not those of the reporting entity.  Therefore, entity-specific intentions do not impact the measurement of fair value.

The most significant assumptions involve the estimated fair values of the oil and gas properties acquired.  The fair value of proved natural gas properties is determined using a risk-adjusted after-tax discounted cash flow analysis based upon significant inputs from our engineers and outside consultants.  Critical assumptions and estimates include gas prices; projections of estimated quantities of natural gas reserves; projections of future rates of production; timing and amount of future development and operating costs; projected reserve recovery factors; and weighted average cost of capital.  We estimate future prices to apply to the estimated reserve quantities acquired, and estimate future operating and development costs, to arrive at estimates of future net revenues.  For estimated proved reserves, the future net revenues are then discounted using a rate determined appropriate at the time of the business combination based upon our cost of capital.

Unproved properties generally represent the value of probable and possible reserves related to undeveloped acreage.  We utilize the guideline transaction method to estimate the fair value of unproved properties acquired in a business combination.

The current year Vantage Acquisition included substantial midstream activities.  We allocate purchase prices to tangible long-lived midstream assets based upon the calculated fair value of midstream facilities and equipment, generally consisting of pipeline systems and compression stations.  We estimate the fair value of these assets using the replacement cost approach which include certain assumptions including the replacement costs for similar assets.

The excess purchase price over the fair values of the net identifiable assets acquired is recorded as goodwill.  Please see “Note 3-Acquisitions” in the notes of the consolidated financial statements under Item 8 of this Annual Report for further information regarding our current year acquisition of Vantage and certain assets from Murray Energy.

New Accounting Pronouncements

Please see “Item 8. Financial Statements-Notes to Consolidated Financial Statements-20. New Accounting Pronouncements” for further detail regarding new accounting pronouncements.

Off-Balance Sheet Arrangements

As of December 31, 2016, we did not have any off-balance sheet arrangements as defined by the SEC.  In the ordinary course of business, we enter into various commitment agreements and other contractual obligations, some of which are not recognized in our consolidated financial statements in accordance with GAAP.  See “Note 9-Commitments and Contingencies” in the notes of the consolidated financial statements under Item 8 of this Annual Report for a description of our commitments and contingencies.

Item 7A.  Quantitative and Qualitative Disclosures about Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risk.  The term “market risk” refers to the risk of loss arising from adverse changes in oil and natural gas prices and interest rates.  The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses.  This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.  All of our market risk sensitive instruments were entered into for hedging purposes, rather than for speculative trading.

Commodity price risk and hedges

Our primary market risk exposure is in the price we receive for our natural gas production.  Realized pricing is primarily driven by market prices applicable to our U.S. natural gas production.  Pricing for natural gas production has been volatile and unpredictable for several years, and we expect this volatility to continue in the future.  The prices we receive for production depend on many factors outside of our control, including volatility in the differences between product prices at sales points and the applicable index price.

To mitigate some of the potential negative impact on our cash flow caused by changes in commodity prices, we enter into financial commodity swap contracts to receive fixed prices for a portion of our natural gas production to mitigate the potential negative impact on our cash flow.

Our financial hedging activities are intended to support natural gas prices at targeted levels and to manage our exposure to natural gas price fluctuations.  The counterparty is required to make a payment to us for the difference between the fixed price and the settlement price if the settlement price is below the fixed price.  We are required to make a payment to the counterparty for the difference between the fixed price and the settlement price if the fixed price is below the settlement price.  These contracts may include financial price swaps whereby we will receive a fixed price for our production and pay a variable market price to the contract counterparty, cashless price collars that set a floor and ceiling price for the hedged production, or basis differential swaps.  If the applicable monthly price indices are outside of the ranges set by the floor and ceiling prices in the various collars, we and the counterparty to the collars would be required to settle the difference.

As of December 31, 2016, we have entered into derivative instruments with various financial institutions, fixing the price we receive for a portion of our natural gas through December 31, 2021.  Our commodity hedge position as of December 31, 2016 is summarized in Note 5 to our consolidated financial statements included elsewhere in the Annual Report.  Our financial hedging activities are intended to support natural gas prices at targeted levels and to manage our exposure to price fluctuations.

By removing price volatility from a portion of our expected natural gas production through December 2017, we have mitigated, but not eliminated, the potential effects of changing prices on our operating cash flow for those periods.  While mitigating negative effects of falling commodity prices, these derivative contracts also limit the benefits we would receive from increases in commodity prices above the hedge prices.

Interest rate risks

Our primary interest rate risk exposure results from our credit facilities.

As of December 31, 2016, we had no borrowings and approximately $240.9 million in letters of credit outstanding under our Senior Secured Revolving Credit Facility.  As of December 31, 2016, we had availability under the borrowing base of our Senior Secured Revolving Credit Facility of approximately $1.21 billion and the borrowing base was $1.45 billion.  We have a choice of borrowing in Eurodollars or at the base rate.  Under the A&R Credit Agreement, Eurodollar loans bear interest at a rate per annum equal to LIBOR plus an applicable margin ranging from 225 to 325 basis points, depending on the percentage of our borrowing base utilized.  Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 125 to 225 basis points, depending on the percentage of our borrowing base utilized.

As of December 31, 2016, Midstream Holdings had $53.0 million in borrowings outstanding and no letters of credit under the Midstream Holdings Revolving Credit Facility.  Midstream Holdings may elect to borrow in Eurodollars or at the base rate.  Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 225 to 300 basis points, depending on the leverage ratio then in effect.  Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 125 to 200 basis points, depending on the leverage ratio then in effect.

The average annual weighted interest rate incurred on the Midstream Holdings Revolving Credit Facility during 2016 was approximately 5.6%.  A 1.0% increase in the applicable average interest rates for 2016 would have resulted in an estimated $0.3 million increase in interest expense.

As of December 31, 2016, Rice Midstream OpCo had $190.0 million borrowings outstanding and no letters of credit under the RMP Revolving Credit Facility.  Rice Midstream OpCo has a choice of borrowing in Eurodollars or at the base rate.  Following the effectiveness of the Second Amendment, Eurodollar loans will bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 200 to 300 basis points, depending on the leverage ratio then in effect.  Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the leverage ratio then in effect.

The average annual weighted interest rate incurred on the RMP Revolving Credit Facility during 2016 was approximately 4.7%.  A 1.0% increase in the applicable average interest rates for 2016 would have resulted in an estimated $1.1 million increase in interest expense.

As of December 31, 2016, we did not have any derivatives in place to mitigate the effects of interest rate risk.  We may implement an interest rate hedging strategy in the future.

Counterparty and customer credit risk

Our principal exposures to credit risk are through joint interest receivables ($53.6 million in receivables as of December 31, 2016) and the sale of our natural gas production ($145.9 million in receivables as of December 31, 2016), which we market to multiple natural gas marketing companies.  Joint interest receivables arise from billing entities who own partial interest in the wells we operate.  These entities participate in our wells primarily based on their ownership in leases on which we wish to drill.  We have minimal ability to choose who participates in our wells.  We are also subject to credit risk with two natural gas marketing companies that hold a significant portion of our natural gas receivables.  We do not require our customers to post collateral.  The inability or failure of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results.

By using derivative instruments to hedge exposures to changes in commodity prices, we expose ourselves to the credit risk of our counterparties.  Credit risk is the potential failure of the counterparty to perform under the terms of the derivative contract.  When the fair value of a derivative contract is positive, the counterparty is expected to owe us, which creates credit risk.  To minimize the credit risk in derivative instruments, it is our policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers.  The creditworthiness of our counterparties is subject to review annually, or on an as-needed basis.  We have derivative instruments in place with six different counterparties.  As of December 31, 2016, our contracts with JP Morgan, Well Fargo and Bank of Montreal accounted for 24%, 19% and 19% of the net fair market value of our derivative assets, respectively.  We believe these counterparties are acceptable credit risks.  We are not required to post letters of credit as collateral to JP Morgan, Wells Fargo and Bank of Montreal under current contracts, nor are they required to provide credit support or collateral to us.  As of December 31, 2016 we did not have any past due receivables from counterparties.

Item 8.  Financial Statements and Supplementary Data

Page
Rice Energy Inc.
Reports of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2016 and 2015
Consolidated Statements of Operations for the Years Ended December 31, 2016, 2015 and 2014
Consolidated Statements of Cash Flows for the Years Ended December 31, 2016, 2015 and 2014
Consolidated Statements of Equity for the Years Ended December 31, 2016, 2015 and 2014
Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Rice Energy Inc.

We have audited the accompanying consolidated balance sheets of Rice Energy Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, cash flows and equity for each of the three years in the period ended December 31, 2016.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rice Energy Inc. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Rice Energy Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our reported dated March 1, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 1, 2017

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Rice Energy Inc.

We have audited Rice Energy Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria).  Rice Energy Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of the entities acquired in the Vantage Acquisition, which are included in the 2016 consolidated financial statements of Rice Energy Inc. and constituted approximately 41% and 59% of total and net assets, respectively, as of December 31, 2016 and approximately 7% of operating revenues for the year then ended. Our audit of internal control over financial reporting of Rice Energy Inc. also did not include an evaluation of the internal control over financial reporting of the entities acquired in the Vantage Acquisition.

In our opinion, Rice Energy Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Rice Energy Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2016 of Rice Energy Inc. and our report dated March 1, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 1, 2017

Rice Energy Inc.

Consolidated Balance Sheets

	December 31,
(in thousands)	2016	2015
Assets
Current assets:
Cash	$470,043	$151,901
Accounts receivable	218,625	154,814
Prepaid expenses, deposits and other	5,059	5,488
Derivative instruments	689	186,960
Total current assets	694,416	499,163

Gas collateral account	5,332	4,077
Property, plant and equipment, net	6,117,912	3,243,131
Deferred financing costs, net	36,384	8,811
Goodwill	879,011	39,142
Intangible assets, net	44,525	46,159
Other non-current assets	614	2,670
Derivative instruments	39,328	105,945
Total assets	$7,817,522	$3,949,098

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,244	$83,553
Royalties payable	87,098	40,572
Accrued capital expenditures	124,700	79,747
Leasehold payable	22,869	17,338
Derivative instruments	139,388	499
Other accrued liabilities	140,447	78,632
Total current liabilities	532,746	300,341

Long-term liabilities:
Long-term debt	1,522,481	1,435,790
Leasehold payable	9,237	6,289
Deferred tax liabilities	358,626	271,988
Derivative instruments	26,477	16,344
Other long-term liabilities	81,348	13,878
Total liabilities	2,530,915	2,044,630

Mezzanine equity:
Redeemable noncontrolling interest, net (Note 10)	382,525	—

Stockholders’ equity:
Common stock, $0.01 par value; authorized - 650,000,000 shares; issued and outstanding 202,606,908 shares and 136,387,194 shares, respectively	2,026	1,364
Preferred stock, $0.01 par value; authorized - 50,000,000 shares; 40,000 shares issued	—	—
Additional paid in capital	3,313,917	1,416,523
Accumulated earnings	(407,741)	(137,990)
Stockholders’ equity before noncontrolling interest	2,908,202	1,279,897
Noncontrolling interests in consolidated subsidiaries	1,995,880	624,571
Total liabilities and stockholders’ equity	$7,817,522	$3,949,098

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Energy Inc.

Consolidated Statements of Operations

	Years Ended December 31,
(in thousands, except share data)	2016	2015	2014
Operating revenues:
Natural gas, oil and natural gas liquids (NGL) sales	$653,441	$446,515	$359,201
Gathering, compression and water services	101,057	49,179	5,504
Other revenue	24,408	6,447	26,237
Total operating revenues	778,906	502,141	390,942

Operating expenses:
Lease operating	50,574	44,356	24,971
Gathering, compression and transportation	123,852	84,707	35,618
Production taxes and impact fees	13,866	7,609	4,647
Exploration	15,159	3,137	4,018
Midstream operation and maintenance	23,215	16,988	4,607
Incentive unit expense	51,761	36,097	105,961
Impairment of gas properties	20,853	18,250	—
Impairment of goodwill	—	294,908	—
Impairment of fixed assets	23,057	—	—
General and administrative	118,093	103,038	61,570
Depreciation, depletion and amortization	368,455	322,784	156,270
Acquisition expense	6,109	1,235	2,339
Amortization of intangible assets	1,634	1,632	1,156
Other expense	27,308	5,567	207
Total operating expenses	843,936	940,308	401,364

Operating loss	(65,030)	(438,167)	(10,422)
Interest expense	(99,627)	(87,446)	(50,191)
Gain on purchase of Marcellus joint venture	—	—	203,579
Other income	1,406	1,108	893
(Loss) gain on derivative instruments	(220,236)	273,748	186,477
Amortization of deferred financing costs	(7,545)	(5,124)	(2,495)
Loss on extinguishment of debt	—	—	(7,654)
Write-off of deferred financing costs	—	—	(6,896)
Equity in loss of joint ventures	—	—	(2,656)
(Loss) income before income taxes	(391,032)	(255,881)	310,635
Income tax benefit (expense)	142,212	(12,118)	(91,600)
Net (loss) income	(248,820)	(267,999)	219,035
Less: Net income attributable to noncontrolling interests	(20,931)	(23,337)	(581)
Net (loss) income attributable to Rice Energy Inc.	(269,751)	(291,336)	218,454
Less: Preferred dividends and accretion of redeemable noncontrolling interests	(28,450)	—	—
Net (loss) income attributable to Rice Energy Inc. common stockholders	$(298,201)	$(291,336)	$218,454
Weighted average number of shares of common stock - basic	162,225,505	136,344,076	128,151,171
Weighted average number of shares of common stock - diluted	162,225,505	136,344,076	128,255,155
(Loss) income earnings per share-basic	$(1.84)	$(2.14)	$1.70
(Loss) income earnings per share-diluted	$(1.84)	$(2.14)	$1.70
Pro forma income tax benefit (unaudited)			$5,560
Pro forma net income (unaudited)			$224,596
Pro forma earnings per share-basic (unaudited)			$1.75
Pro forma earnings per share-diluted (unaudited)			$1.75

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Energy Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2016	2015	2014
Cash flows from operating activities:
Net (loss) income	$(248,820)	$(267,999)	$219,035
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	368,455	322,784	156,270
Impairment of gas properties	20,853	18,250	—
Impairment of goodwill	—	294,908	—
Impairment of fixed assets	23,057	—	—
Amortization of deferred finance costs and loss on extinguishment of debt	7,545	5,124	10,149
Amortization of intangibles	1,634	1,632	1,156
Exploration	15,159	3,137	2,211
Incentive unit expense	51,761	36,097	105,961
Write-off of deferred financing costs	—	—	6,896
Gain from sale of interest in gas properties	—	(953)	—
Stock compensation expense	21,915	16,528	5,553
Derivative instruments fair value loss (gain)	220,236	(273,748)	(186,477)
Cash receipts (payments) for settled derivatives	202,178	193,908	(18,784)
Deferred income tax (benefit) expense	(175,298)	8,079	87,639
Fair value gain on purchase of Marcellus joint venture	—	—	(203,579)
Equity in loss of joint ventures	—	—	2,656
Changes in operating assets and liabilities:
Accounts receivable and receivable from affiliate	(44,160)	45,175	(151,427)
Prepaid expenses and other assets	1,050	(5,384)	(1,996)
Accounts payable	(52,799)	(18,439)	4,661
Accrued liabilities and other	40,223	30,488	25,280
Royalties payable	32,896	3,400	19,871
Net cash provided by operating activities	485,885	412,987	85,075

Cash flows from investing activities:
Capital expenditures for property and equipment	(880,514)	(1,246,274)	(970,274)
Acquisition of Vantage Energy, net of cash acquired	(981,080)	—	—
Acquisition of Murray Assets	(44,266)	—	—
Other acquisitions	(11,700)	19,054	(524,082)
Proceeds from sale of interest in gas properties	—	10,201	12,891
Net cash used in investing activities	(1,917,560)	(1,217,019)	(1,481,465)

Cash flows from financing activities:
Proceeds from borrowings	338,000	913,932	1,090,000
Repayments of debt obligations	(963,101)	(358,619)	(689,873)
Restricted cash for convertible debt	—	—	8,268
Distributions to the Partnership’s public unitholders	(47,875)	(17,017)	—
Debt issuance costs	(31,971)	(10,266)	(24,543)
Proceeds from issuance of common stock, net of offering costs	1,465,671	(129)	793,342
Proceeds from issuance of common units sold by RMP, net of offering costs	620,330	171,902	441,739
Proceeds from conversion of warrants	89	—	1,975
Proceeds from issuance of non-controlling redeemable interest	368,747	—	—
Contribution to Strike Force Midstream by Gulfport Midstream	11,030	—	—
Preferred dividends to redeemable noncontrolling interest holders	(6,900)	—	—
Employee tax withholding for settlement of stock compensation award vestings	(4,203)	—	—
Net cash provided by financing activities	1,749,817	699,803	1,620,908

Net increase (decrease) in cash	318,142	(104,229)	224,518
Cash at the beginning of the year	151,901	256,130	31,612
Cash at the end of the year	$470,043	$151,901	$256,130

Rice Energy Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2016	2015	2014
Supplemental disclosure of noncash investing and financing activities
Capital expenditures for natural gas properties financed by accounts payable	$14,357	$77,882	$144,053
Capital expenditures for natural gas properties financed by other accrued liabilities	124,701	79,747	108,290
Natural gas properties financed through deferred payment obligations	32,106	23,628	34,984
Issuance of Rice Energy Operating units	1,001,200	—	—
Asset contribution to Strike Force Midstream by Gulfport Midstream	22,500	—	—
Application of advances from joint interest owners	(4,801)	(6,994)	(7,304)

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Energy Inc.

Statements of Consolidated Equity

(in thousands)	Common Stock ($0.01 par)	Additional Paid-In Capital	Accumulated (Deficit) Earnings	Stockholders Equity before Non-Controlling Interest	Non-Controlling Interest	Total Equity
Balance, January 1, 2014	$880	$362,875	$(65,108)	$298,647	$—	$298,647
Shares of common stock issued in initial public offering, net of offering costs	300	593,113	—	593,413	—	593,413
Shares of common stock issued in purchase of Marcellus joint venture	95	221,905	—	222,000	—	222,000
Conversion of restricted units into shares of common stock at our IPO	—	36,306	—	36,306	—	36,306
Conversion of convertible debentures into shares of common stock after our IPO	6	6,599	—	6,605	—	6,605
Conversion of warrants into shares of common stock after our IPO	7	1,968	—	1,975	—	1,975
Shares of common stock issued in August 2014 Equity Offering, net of offering costs	75	196,179	—	196,254	—	196,254
Shares of common units issued in RMP IPO, net of offering costs	—	—	—	—	441,739	441,739
Incentive unit compensation	—	105,961	—	105,961	—	105,961
Stock compensation	—	5,415	—	5,415	138	5,553
Tax impact of our IPO and corporate reorganization	—	(162,320)	—	(162,320)	—	(162,320)
Consolidated net income	—	—	218,454	218,454	581	219,035
Balance, December 31, 2014	$1,363	$1,368,001	$153,346	$1,522,710	$442,458	$1,965,168
Incentive unit compensation	—	36,097	—	36,097	—	36,097
Stock compensation	1	12,425	—	12,426	4,020	16,446
Distributions to the Partnership’s public unitholders	—	—	—	—	(17,017)	(17,017)
Offering costs related to the Partnership’s IPO	—	—	—	—	(129)	(129)
Shares of common units issued by RMP, net of offering costs	—	—	—	—	171,902	171,902
Consolidated net income (loss)	—	—	(291,336)	(291,336)	23,337	(267,999)
Balance, December 31, 2015	$1,364	$1,416,523	$(137,990)	$1,279,897	$624,571	$1,904,468

(in thousands)	Common Stock ($0.01 par)	Additional Paid-In Capital	Accumulated (Deficit) Earnings	Stockholders Equity before Non-Controlling Interest	Non-Controlling Interest	Total Equity
Incentive unit compensation	—	51,761	—	51,761		51,761
Stock compensation	—	19,580	—	19,580	2,825	22,405
Issuance of common stock upon vesting of stock compensation awards, net of tax withholdings	2	(1,686)	—	(1,684)	—	(1,684)
Issuance of phantom units upon vesting of equity-based compensation, net of tax withholdings	—	(8,177)	—	(8,177)	5,658	(2,519)
Shares of common stock issued, net of offering costs	660	1,465,011	—	1,465,671	—	1,465,671
Conversion of warrants into shares of common stock	—	89	—	89	—	89
Preferred dividends on redeemable noncontrolling interest	—	(26,176)	—	(26,176)	—	(26,176)
Accretion of redeemable noncontrolling interest	—	(2,274)	—	(2,274)	—	(2,274)
Common units issued pursuant to the Partnership in June 2016 offering, net of offering costs	—	—	—	—	163,985	163,985
Common units issued pursuant to the Partnership’s ATM program, net of offering costs	—	—	—	—	15,713	15,713
Common units issued pursuant to the Partnership’s October 2016 private placement, net of offering costs	—	—	—	—	440,632	440,632
Contribution from noncontrolling interest	—	—	—	—	33,530	33,530
Distributions to the Partnership’s public unitholders	—	—	—	—	(47,875)	(47,875)
Change in ownership of consolidated subsidiaries	—	399,266	—	399,266	735,910	1,135,176
Consolidated net (loss) income	—	—	(269,751)	(269,751)	20,931	(248,820)
Balance, December 31, 2016	$2,026	$3,313,917	$(407,741)	$2,908,202	$1,995,880	$4,904,082

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Energy Inc.
Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies and Related Matters

Organization, Operations and Principles of Consolidation

The accompanying consolidated financial statements of Rice Energy Inc. (“Rice Energy,” the “Company,” “we,” “our,” and “us”) have been prepared by the Company’s management in accordance with generally accepted accounting principles in the United States (“GAAP”) for financial information and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries.  Rice Midstream GP Holdings LP, an indirect subsidiary of the Company (“GP Holdings”), owns a 28% interest in Rice Midstream Partners LP, a subsidiary of the Company, (“RMP” or the “Partnership”).  The financial results of the Partnership are consolidated and, after giving effect to EIG’s ownership in GP Holdings, the approximate 74% interest in the Partnership is reflected as noncontrolling interest in the consolidated financial statements.  All intercompany transactions have been eliminated in consolidation.

On October 19, 2016, the Company completed the acquisition of Vantage Energy, LLC and Vantage Energy II, LLC (collectively, “Vantage”) and their subsidiaries (the “Vantage Acquisition”) pursuant to the terms of a Purchase and Sale Agreement (the “Vantage Purchase Agreement”) dated September 26, 2016 by the Company, Vantage Energy Investment LLC, Vantage Energy Investment II LLC and Vantage.  Pursuant to the terms of the Vantage Purchase Agreement, Rice Energy Operating LLC (“Rice Energy Operating” or “REO”) acquired Vantage from certain affiliates of Quantum Energy Partners, Riverstone Holdings LLC and Lime Rock Partners (such affiliates, the “Vantage Sellers”).  As of December 31, 2016, the Company owned an 83.51% membership interest in Rice Energy Operating.  The remaining 16.49% membership interest in Rice Energy Operating is owned by the Vantage Sellers and is reflected as noncontrolling interest in the consolidated financial statements.  See Note 3 for further information on the Company’s acquisition of Vantage.

Following completion of the Vantage Acquisition, the Company operates Vantage through Rice Energy Operating.  As part of the consideration for the Vantage Acquisition, the Vantage Sellers received membership interests in Rice Energy Operating.  In connection with the issuance of such membership interests to the Vantage Sellers, the Company and the Vantage Sellers entered into Rice Energy Operating’s third amended and restated limited liability company agreement (the “Third A&R LLC Agreement”).  Under the Third A&R LLC Agreement, the Company controls all of the day-to-day business affairs and decision making of Rice Energy Operating without approval of any other member, unless otherwise stated in the Third A&R LLC Agreement.  As such, the Company, through its officers and directors, are responsible for all operational and administrative decisions of Rice Energy Operating and the day-to-day management of Rice Energy Operating’s business.  Pursuant to the terms of the Third A&R LLC Agreement, the Company cannot, under any circumstances, be removed or replaced as the sole manager of Rice Energy Operating, except by its own election so long as it remains a member of Rice Energy Operating.  Provisions regarding the operations of Rice Energy Operating, and the rights and obligations of the holders of Rice Energy Operating common units, are set forth in the Third A&R LLC Agreement.

Nature of Business

The Company is an independent natural gas and oil company focused on the acquisition, exploration and development of natural gas, oil and NGL properties in the Appalachian Basin.  The Company operates in three business segments, which are managed separately in determining the allocation of the Company’s resources.  The Company’s three reporting segments are as follows:

Exploration and Production.  This segment is engaged in the acquisition, exploration and development of natural gas.

Rice Midstream Holdings.  This segment is engaged in the gathering and compression of natural gas production in Belmont and Monroe Counties, Ohio.

Rice Midstream Partners.  This segment is engaged in the gathering and compression of natural gas, oil and NGL production in Washington and Greene Counties, Pennsylvania, and in the provision of water services to support the well completion services of us and third parties in Washington and Greene Counties, Pennsylvania and Belmont County, Ohio.

Risks and Uncertainties

The prices the Company receives for its natural gas production heavily influence its revenue, operating results profitability, access to capital, future rate of growth and carrying value of our properties.  Natural gas is a commodity and, therefore, its price is subject to wide fluctuation in response to relatively minor changes in supply and demand.  Historically, the commodities market has been volatile.  The prices the Company receives for its production, and the levels of its production, depend on numerous factors beyond its control.  See “Item 1A. Risk Factors” for a further discussion on risks and uncertainties relevant to the Company.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates and changes in these estimates are recorded when known.

Revenue Recognition

Sales of natural gas, NGLs and oil are recognized when the products have been delivered to a custody transfer point, persuasive evidence of a sales arrangement exists, the rights and responsibility of ownership pass to the purchaser upon delivery, collection of revenue from the sale is reasonably assured, and the sales price is fixed or determinable.  Natural gas is sold by the Company under contracts with the Company’s natural gas marketers.  Pricing provisions are generally tied to the Platts Gas Daily market prices.  Some transportation costs incurred by the Company are marketed for resale and are not incurred to transport gas produced by the Company’s Exploration and Production segment.  These transportation costs are reflected as a deduction from the related firm transportation sales revenue at the time the transportation is provided to the customer.  Revenue from the gathering and compression of natural gas and water services is recognized in the month in which the service is provided.

Cash

The Company maintains cash at financial institutions which may at times exceed federally insured amounts.  The Company has no accounts that are considered cash equivalents.

Accounts Receivable

Accounts receivable are primarily from the Company’s joint interest partners and natural gas marketers.  The Company extends credit to parties in the normal course of business based upon management’s assessment of their creditworthiness.  A valuation allowance is provided for those accounts for which collection is estimated as doubtful; uncollectible accounts are written off and charged against the allowance.  In estimating the allowance, management considers, among other things, how recently and how frequently payments have been received and the financial position of the party.  Allowances for uncollectible accounts were not material for the periods presented.  Accounts receivable as of December 31, 2016 and 2015 are detailed below.

	December 31,
(in thousands)	2016	2015
Joint interest	$53,577	$76,985
Natural gas sales	145,887	67,444
Other	19,161	10,385
Total accounts receivable	$218,625	$154,814

Noncontrolling Interest

Noncontrolling interests represent third-party equity ownership of the Partnership and Rice Energy Operating and are presented as a component of equity in the consolidated balance sheets.  In the consolidated statements of operations, noncontrolling interest reflects the allocation of earnings to these third parties.  As of December 31, 2016, the Company owned an 83.51% membership interest in Rice Energy Operating while the Vantage Sellers own the remaining 16.49%.  The financial results of Rice Energy Operating are consolidated and the remaining percentage owned by the Vantage Sellers is reflected as noncontrolling interest in the consolidated financial statements.  See Note 3 for further discussion of the Vantage Acquisition.  In addition, as of December 31, 2016, GP Holdings owned a 28% equity interest in the Partnership.  The financial results of the Partnership are consolidated and, after giving effect to the EIG ownership in GP Holdings, the approximate 74% interest in the Partnership is reflected as noncontrolling interest in the consolidated financial statements.  See Note 7 for further discussion of noncontrolling interests related to the Partnership.

Property, Plant and Equipment

Natural gas properties

The Company uses the successful efforts method of accounting for oil and gas producing activities.  Costs to acquire mineral interests in oil and gas properties are capitalized as unproved properties, whereas costs to drill and equip exploratory wells that result in proved reserves are capitalized as proved properties.  Costs to drill exploratory wells that do not identify proved reserves as well as geological and geophysical costs and costs of carrying and retaining unproved properties are expensed.

Capitalized costs of producing oil and gas properties and support equipment directly related to such properties, after considering estimated residual salvage values, are depreciated and depleted by the units of production method.

Capitalized costs of unproved properties are evaluated at least annually for recoverability on a prospective basis.  This evaluation includes consideration of current economic conditions, changes in development plans or business strategy, expected lease expirations and historical experience.  If it is determined that it is unlikely for an unproved property to yield proved reserves prior to lease expiration, an impairment of the respective unproved property is recognized in the period in which that determination is made.  For the year ended December 31, 2016, the Company recognized $20.9 million of impairment expense in the consolidated statement of operations related to lease expirations on non-core assets.  In addition, for the year ended December 31, 2016, the Company recognized $13.5 million of leasehold write-offs included in exploration expense in the consolidated statement of operations.  For the year ended December 31, 2015, the Company recognized $7.3 million of impairment expense in the consolidated statement of operations, primarily the result of changes in the Company’s development plans and lease expirations.  Upon the sale of an entire interest in an unproved property for cash, a gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually.  If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained unless the proceeds received are in excess of the cost basis which would result in gain on sale.  No significant gains or losses were realized from the sale of unproved properties in the periods presented.  Unproved oil and gas properties had a net book value of $2,001.8 million and $1,050.0 million at December 31, 2016 and 2015, respectively.

The carrying values of the Company’s proved properties are reviewed periodically when events or circumstances indicate that the remaining carrying amount may not be recoverable.  This evaluation is performed at the lowest levels for which there are identifiable cash flows that are largely independent of other groups of assets by comparing estimated undiscounted cash flows to the carrying value and including risk-adjusted probable and possible reserves, if deemed reasonable.  Key assumptions utilized in determining the estimated undiscounted future cash flows are generally consistent with assumptions used in the Company’s budgeting and forecasting processes.  If the carrying value of proved properties exceeds the estimated undiscounted future cash flows, they are written down to fair value.  Fair value of proved properties is estimated by discounting the estimated future cash flows using discount rates and consideration of expected assumptions that would be used by a market participant.

During 2016, the Company performed a recoverability test on its proved properties.  No impairment was recorded as a result of the recoverability test.  Due to the significant decline in commodity prices in 2015, there were indications that the carrying values of certain proved properties may not be fully recoverable when compared to their fair value.  The fair value was determined using an income approach based on estimated future production, future commodity prices adjusted for firm transportation and basis differentials, future operating and capital costs, and an assumed discount rate of 12%.  As the assumptions used to calculate the estimated fair value were significant unobservable inputs, the valuation of the proved properties was considered to be a Level 3 fair value measurement.  The Company determined that the carrying value of Upper Devonian proved properties was not fully recoverable and as a result, for the year ended December 31, 2015, the Company recognized $10.9 million of impairment expense in the consolidated statement of operations to write-down such proved properties to fair value of $7.3 million.  For the year ended December 31, 2014, the Company did not recognize impairment charges for proved or unproved properties.

Midstream properties

Midstream property and equipment is recorded at cost and is being depreciated over estimated useful lives on a straight-line basis.  Gathering pipelines and compressor stations are depreciated over a useful life of 60 years.  Water pipelines, pumping stations and impoundment facilities are depreciated over a useful life of 10 to 15 years.

The Company evaluates its long-lived assets for impairment when events and circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable.  Long-lived assets assessed for impairment are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows for other assets and liabilities.  Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence.  If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.

Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make.  When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments.  Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors.  Significant changes, such as changes in contract rates or terms, the condition of an asset, or management’s intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets.  A reduction of carrying value of fixed assets would represent a Level 3 fair value measure.  No impairments for such assets have recorded for the years presented herein.

During the fourth quarter of 2016, the Company recorded a $20.3 million impairment within the Rice Midstream Holdings segment related to pipeline assets that were decommissioned.

Interest

The Company capitalizes interest on expenditures for significant exploration and development and midstream projects while activities are in progress to bring the assets to their intended use.  Upon completion of construction of the asset, the associated capitalized interest costs are included within our asset base and depleted accordingly.  The following table summarizes the components of the Company’s interest incurred for the years ended December 31, 2016, 2015 and 2014:

(in thousands)	2016	2015	2014
Interest incurred:
Interest expensed	$99,627	$87,446	$50,191
Interest capitalized	223	195	905
Total incurred	$99,850	$87,641	$51,096

Goodwill

Goodwill is the cost of an acquisition less the fair value of the identifiable net assets of the acquired business.  The Company evaluates goodwill for impairment at least annually during the fourth quarter, or whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  A reporting unit is an operating segment or a component of an operating segment for which discrete financial information is available and reviewed by management on a regular basis.  In 2014, $39.1 million of goodwill was allocated to the Rice Midstream Partners segment as a result of the acquisition of the remaining 50% interest in Alpha Natural Resources, Inc. in its Marcellus joint venture.  In 2016, as a result of the Vantage Acquisition, $384.5 million and $455.4 million of goodwill was allocated to the Exploration and Production segment and the Rice Midstream Partners segment, respectively.

The Company may first consider qualitative factors to assess whether there are indicators that it is more likely than not that the fair value of a reporting unit may not exceed its carrying amount.  To the extent that such indicators exist, the Company will complete the two-step goodwill impairment test.  The Company may also perform the two-step goodwill impairment test at its discretion without performing the qualitative assessment.  The first step compares the fair value of a reporting unit to its carrying value.  If the carrying amount of a reporting unit exceeds its fair value, the second step is required which compares the implied fair value of the goodwill of a reporting unit to its carrying value.  If the carrying value of the goodwill of a reporting unit exceeds its implied fair value, the difference is recognized as an impairment charge.  The Company uses a combination of an income and market approach to estimate the fair value of a reporting unit.  The fair value estimation process requires considerable judgment and determining the fair value is sensitive to changes in assumptions impacting management’s estimates of future financial results.  Although the Company believes the estimates and assumptions used in estimating the fair value are reasonable and appropriate, different assumptions and estimates could materially impact the calculated fair value.  Additionally, future results could differ from our current estimates and assumptions.

The Company’s fourth quarter 2016 annual test included the assessment of qualitative factors to determine whether it was more likely than not that the fair value of each reporting unit is less than its carrying value.  The qualitative assessment encompassed a review of events and circumstances specific to the reporting units with goodwill as well as circumstances specific to the entity as a whole.  The Company’s qualitative assessment considered, among other things, factors such as macroeconomic conditions, industry and market considerations, including changes in the Company’s stock price and market multiples, projected financial performance, cost factors, changes in carrying values and other relevant factors.  In considering the totality of the qualitative factors assessed, based on the weight of evidence, circumstances did not exist that would indicate it was more likely than not that goodwill was impaired.  Accordingly, the Company did not perform a two-step quantitative analysis and no impairment was recorded.

For the year ended December 31, 2015, given the overall market conditions, the Company elected the option to default immediately to the first step of the annual goodwill impairment test.  The results of the first step indicated that the carrying value of the Exploration and Production reporting unit exceeded its fair value.  Due to the result of step one of the annual goodwill impairment test for the Exploration and Production reporting unit, the Company performed the second step of the goodwill impairment analysis comparing the implied fair value of the reporting unit’s goodwill to its carrying amount and determined that such goodwill was fully impaired.  As a result, the Company recorded an impairment charge of $294.9 million to eliminate the carrying value of goodwill of the Exploration and Production reporting unit at December 31, 2015.  Management considered the negative industry and market trends, including the decline in commodity prices and overall market performance of the Company’s peers and the Company, to be the primary reasons of impairment.

No impairment was recorded for the year ended December 31, 2014.

Goodwill as of December 31, 2016 and 2015 is detailed below.

(in thousands)	Exploration and Production	Rice Midstream Partners
Balance, December 31, 2014	$294,908	$39,142
Impairment	(294,908)	—
Balance, December 31, 2015	—	39,142
Additions (1)	384,431	455,438
Balance, December 31, 2016	$384,431	$494,580

(1)                                 2016 additions to goodwill are associated with the Vantage Acquisition. Please see Note 2 for further information.

Intangible Assets

Intangible assets are recorded under the acquisition method of accounting at their estimated fair values at the acquisition date.  Fair value is calculated as the present value of estimated future cash flows using a risk-adjusted discount rate.  The Company’s intangible assets are comprised of customer contracts acquired in our April 2014 acquisition of certain gas gathering assets in eastern Washington and Greene Counties, Pennsylvania.  The customer contracts acquired had initial contract terms of 10 years with five and one-year renewal options.  The Company calculates amortization of intangible assets using the straight-line method over the estimated useful life of the intangible assets, or 30 years.  Amortization expense recorded in the consolidated statements of operations for the year ended December 31, 2016, 2015 and 2014 was $1.6 million, $1.6 million and $1.2 million, respectively.  The estimated annual amortization expense over the next five years is as follows:  2017 $1.6 million, 2018 $1.6 million, 2019 $1.6 million, 2020 $1.6 million and 2021 $1.6 million.

Intangible assets, net as of December 31, 2016 and 2015 are detailed below.

(in thousands)	December 31, 2016	December 31, 2015
Intangible assets	$48,947	$48,947
Less: accumulated amortization	(4,422)	(2,788)
Intangible assets, net	44,525	46,159

Deferred Financing Costs

Deferred financing costs are amortized on a straight-line basis, which approximates the interest method, over the term of the related agreement.  Accumulated amortization was $16.1 million and $8.6 million at December 31, 2016 and 2015, respectively.  Amortization expense was $7.5 million, $5.1 million, and $2.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Asset Retirement Obligations

The Company records the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred.  For oil and gas properties, this is the period in which an oil or gas well is acquired or drilled.  The Company’s retirement obligations relate to the abandonment of oil and gas producing facilities and include costs to reclaim drilling sites and dismantle and reclaim or dispose of water services assets, wells and related structures.  Estimates are based on historical experience in plugging and abandoning wells and estimated remaining lives of those wells based on reserve estimates.  While components within our gathering systems will be replaced in the ordinary course of business, these systems will continue to exist indefinitely.  Therefore, the timing of asset retirement obligations of our gathering systems is uncertain and a reasonable estimate cannot be established due to the lack of sufficient information.

When a new liability is recorded, the Company capitalizes the costs of the liability by increasing the carrying amount of the related long-lived asset.  The liability is accreted to its present value each period and the capitalized cost is depreciated over the units of production basis.  See Note 12 for additional information regarding asset retirement obligations.

Income Taxes

The Company is a corporation under the Internal Revenue Code subject to federal income tax at a statutory rate of 35% of pretax earnings.  The Company did not report any income tax benefit or expense for periods prior to the consummation of its initial public offering (“IPO”) in January 2014 because Rice Drilling B LLC (“Rice Drilling B”), the Company’s accounting predecessor, is a limited liability company that was not and currently is not subject to federal income tax.  The reorganization of the Company’s business into a corporation in connection with the closing of its IPO required the recognition of a deferred tax asset or liability for the initial temporary differences at the time of the IPO.  The resulting deferred tax liability of approximately $162.3 million was recorded in equity at the date of the completion of the IPO as it represents a transaction among shareholders.  Additionally, the Company has presented pro forma earnings per share (“EPS”) for the year ended December 31, 2014 assuming a statutory rate as disclosed in the accompanying consolidated statements of operations was applied for the full year ended December 31, 2014.

The two-step approach is used for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions.  Only tax positions that meet the more likely than not recognition threshold are recognized.  Based on management’s analysis, the Company did not have any uncertain tax positions as of December 31, 2016.

Income taxes are accounted for under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to be recovered or settled pursuant to the provisions of ASC 740-Income Taxes.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company will record a valuation allowance if it is deemed more likely than not that all or a portion of its deferred income tax assets will not be realized.  In addition, income tax rules and regulations are subject to interpretation and the application of those rules and regulations requires judgment by us and may be challenged by the taxation authorities.

Segment Reporting

Business segments are components of the Company for which separate financial information is produced internally and are subject to evaluation by the Company’s chief operating decision maker in deciding how to allocate resources.  The Company reports its operations in three segments:  (i) the Exploration and Production segment, (ii) the Rice Midstream Holdings segment and (iii) the Rice Midstream Partners segment.  Operating segments are evaluated for their contribution to the Company’s combined results based on operating income.  All of the Company’s operating revenues, income from operations and assets are located in the United States.  See Note 8 for additional information regarding segment reporting.

Reclassifications

Certain reclassifications have been made to prior period financial information related to the presentation of debt issuance costs associated with the Company’s credit facilities.  In the first quarter of 2016, the Company adopted Accounting Standards Updates (“ASU”) 2015-03 “Interest-Imputation of Interest (Subtopic 835-30):  Simplification of Debt Issuance Costs.” and ASU 2015-15 “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements.”  The Company has retrospectively applied the guidance in ASU 2015-03 and ASU 2015-15, which resulted in the reclassification of $21.4 million of deferred financing costs related to the Notes (defined herein) from deferred financing costs, net, to long-term debt on the consolidated balance sheet at December 31, 2015.

2.  Property, Plant and Equipment

The Company’s property, plant and equipment are as follows as of December 31, 2016 and 2015.

	December 31,
(in thousands)	2016	2015
Oil and gas producing properties	$5,791,284	$2,870,691
Impairment of fixed assets	(2,765)	—
Impairment of gas properties	(20,853)	(18,250)
Accumulated depreciation	(883,055)	(498,467)
Oil and gas producing properties, net	4,884,611	2,353,974
Midstream property and equipment	1,274,150	889,776
Impairment of fixed assets	(20,292)	—
Accumulated depreciation	(54,771)	(25,662)
Midstream property and equipment, net	1,199,087	864,114
Other property and equipment	50,731	34,425
Accumulated depreciation	(16,517)	(9,382)
Other property and equipment, net	34,214	25,043
Property, plant and equipment, net	$6,117,912	$3,243,131

3.  Acquisitions

Vantage Acquisition

On October 19, 2016, the Company completed the Vantage Acquisition pursuant to the terms of the Purchase and Sale Agreement (the “Vantage Purchase Agreement”) dated September 26, 2016 by the Company, Vantage Energy Investment LLC, Vantage Energy Investment II LLC and Vantage.  Pursuant to the terms of the Vantage Purchase Agreement, Rice Energy Operating acquired Vantage from the Vantage Sellers for approximately $2.7 billion, which consisted of approximately $1.0 billion in cash, the assumption of net debt of approximately $707.0 million and the issuance of 40.0 million units in Rice Energy Operating that were immediately exchangeable into 40.0 million shares of common stock of the Company, valued at approximately $1.0 billion.  In connection with executing the Vantage Purchase Agreement, the Company transferred $270.0 million to escrow as an acquisition deposit which was released in connection with the completion of the Vantage Acquisition to the Vantage Sellers as a portion of the cash consideration.  Concurrent with the completion of the Vantage Acquisition, the Company extinguished the debt assumed from the Vantage Sellers for $707.0 million in cash, which approximated the fair value of the debt at the time of extinguishment.  In addition, the Vantage Sellers were issued 1/1,000th of a share of Company preferred stock for each REO common unit they received.  These shares of preferred stock are intended to provide holders with non-economic voting rights in the Company and are extinguished upon conversion of the associated REO common units into Company common stock.  On September 30, 2016, the Company issued and completed a public offering (the “September 2016 Equity Offering”) of common stock, the net proceeds from which were used to pay for a portion of the Vantage Acquisition.  Pursuant to the Vantage Purchase Agreement, the Company acquired approximately 85,000 net core Marcellus acres in Greene County, Pennsylvania, with rights to the deeper Utica Shale on approximately 52,000 net acres and approximately 36,000 net acres in the Barnett Shale.

On September 26, 2016, the Company entered into a Purchase and Sale Agreement (the “Midstream Purchase Agreement”) by and between the Company and the Partnership.  Pursuant to the terms of the Midstream Purchase Agreement, as amended, immediately following the close of the Vantage Acquisition on October 19, 2016, the Partnership acquired from Rice Energy Operating all of the outstanding membership interests of Vantage Energy II Access, LLC and Vista Gathering, LLC (collectively, the “Vantage Midstream Entities”).  The Partnership’s acquisition of the Vantage Midstream Entities from Rice Energy Operating is accounted for as a combination of entities under common control at historical cost.  The Vantage Midstream Entities, which became wholly-owned subsidiaries of the Partnership upon the completion of the acquisition of the Vantage Midstream Entities, own midstream assets, including approximately 30 miles of dry gas gathering and compression assets.  In consideration for the acquisition of the Vantage Midstream Entities, the Partnership paid Rice Energy Operating $600.0 million in aggregate cash consideration, which the Partnership funded through the net proceeds of a private placement of Partnership common units and borrowings under its revolving credit facility.  Acquisition costs of $5.4 million were incurred related to the Vantage Acquisition.

Allocation of Purchase Price

The Vantage Acquisition has been accounted for as a business combination, using the acquisition method.  The following table summarizes the preliminary purchase price and the preliminary estimated values of assets and liabilities assumed based on the fair value as of October 19, 2016, with any excess of the purchase price over the estimated fair value of the identified net assets acquired recorded as goodwill.  Approximately, $384.5 million and $455.4 million of goodwill has been allocated to the Exploration and Production segment and Rice Midstream Partners segment, respectively.  Goodwill primarily relates to the Company’s ability to control the Vantage acquired assets and recognize synergies related to administrative and capital efficiencies, extended laterals and the creation of additional contiguous leasing opportunities not previously available.  Certain data necessary to complete the purchase price allocation is not yet available, and includes, but is not limited to, title defect analysis and final appraisals of assets acquired and liabilities assumed.  The Company expects to complete the purchase price allocation once the Company has received all of the necessary information, during which time the value of the assets and liabilities may be revised as appropriate.  Goodwill associated with the Vantage Acquisition is fully deductible for tax purposes.

(in thousands)
Consideration Given:
Fair value of issued Rice Energy Operating units	$1,001,200
Cash consideration, net of cash acquired	981,080
Total consideration	$1,982,280

Estimated Fair Value of Assets Acquired and Liabilities Assumed:
Current assets, net of cash acquired	$49,532
Natural gas and oil properties	2,178,076
Midstream property, plant and equipment	144,562
Other non-current assets	27,437
Current liabilities	(103,322)
Fair value of debt assumed	(706,912)
Other non-current liabilities	(51,052)
Noncontrolling interest in Rice Energy Operating	(395,910)
Total estimated fair value of assets acquired and liabilities assumed	$1,142,411
Goodwill	839,869

The fair value of natural gas and oil properties are based on inputs that are not observable in the market and therefore represent Level 3 inputs.  The fair values of natural gas and oil properties were measured using valuation techniques that convert future cash flows into a single discounted amount.  Significant inputs to the valuation of natural gas and oil properties included estimates of:  (i) recoverable reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity prices; and (v) a market-based weighted average cost of capital rate.  These inputs required significant judgments and estimates by management at the time of the valuation and are the most sensitive and may be subject to change.  The fair value of undeveloped property was determined based upon a market approach of comparable transactions using Level 3 inputs.

The fair value measurements of the debt assumed were determined using Level 1 inputs.  The debt balance includes amounts related to Vantage’s second lien note and amounts outstanding under Vantage’s credit facility, which were assumed by the Company and repaid concurrent to the Vantage Acquisition.

The valuation of Rice Energy Operating common units issued as consideration were primarily calculated based upon Level 1 inputs.  The common unit value was included as an input in determining the fair value of the noncontrolling interests which were further adjusted using level 3 inputs to reflect the value of the 16.49% ownership retained by the Vantage Sellers.

Post-Acquisition Operating Results

Subsequent to the completion of the Vantage Acquisition, the acquired entities contributed the following to the Company’s consolidated operating results for the period from October 19, 2016 through December 31, 2016.

(in thousands)
Revenue attributable to Rice Energy Inc.	$51,645
Net income attributable to noncontrolling interests	$914
Net income attributable to Rice Energy Inc.	$4,629

Pro Forma Information

The following unaudited pro forma combined financial information presents the Company’s results as though the Vantage Acquisition had been completed at January 1, 2015.  The pro forma combined financial information has been included for comparative purposes and is not necessarily indicative of the results that might have actually occurred had the Vantage Acquisition taken place on January 1, 2015; furthermore, the financial information is not intended to be a projection of future results.

	Year Ended December 31,
(in thousands, except per share data) (unaudited)	2016	2015
Pro forma operating revenues	$935,639	$661,701
Pro forma net loss	$(521,336)	$(202,292)
Pro forma net loss attributable to noncontrolling interests	$(85,961)	$(33,355)
Pro forma net loss attributable to Rice Energy	$(435,375)	$(181,055)
Pro forma loss per share (basic)	$(2.68)	$(1.33)
Pro forma loss per share (diluted)	$(2.68)	$(1.33)

Murray Energy Acquisition

On October 26, 2016, the Company entered into a purchase and sale agreement (the “Murray Purchase Agreement”) by and between the Company and Murray Energy Corporation (“Murray Energy”), an Ohio-based privately owned coal company.  Pursuant to the Murray Purchase Agreement, Murray Energy agreed to sell approximately 5,900 Utica Shale acres located in Belmont and Monroe Counties, Ohio to the Company for $60.6 million, which consisted of a cash payment at closing of approximately $44.3 million, payments of $7.5 million in cash due in each of October 2017 and October 2018, and the assumption of net debt of approximately $1.3 million.  On November 4, 2016, the Company completed the Murray Energy acquisition, which included all sub-surface rights, including any royalty and working interests owned by Murray Energy in the underlying acreage.

4.  Long-Term Debt

Long-term debt consists of the following as of December 31, 2016 and 2015:

	December 31,
(in thousands)	2016	2015
Long-term Debt
Senior Notes Due 2022, net of unamortized deferred financing costs and original discount issuances of $12,023 and $14,316, respectively (a)	$887,977	$885,684
Senior Notes Due 2023, net of unamortized deferred financing costs and original discount issuances of $8,496 and $9,894, respectively (b)	391,504	390,106
Senior Secured Revolving Credit Facility(c)	—	—
Midstream Holdings Revolving Credit Facility(d)	53,000	17,000
RMP Revolving Credit Facility(e)	190,000	143,000
Total debt	$1,522,481	$1,435,790
Less current portion	—	—
Long-term debt	$1,522,481	$1,435,790

Senior Notes

6.25% Senior Notes Due 2022 (a)

The Company has $900.0 million in aggregate principal amount of 6.25% senior notes due 2022 outstanding (the “2022 Notes”).  The 2022 Notes will mature on May 1, 2022, and interest is payable on the 2022 Notes on each May 1 and November 1.  At any time prior to May 1, 2017, the Company may redeem up to 35% of the 2022 Notes at a redemption price of 106.25% of the principal amount, plus accrued and unpaid interest, with the proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the 2022 Notes remains outstanding after such redemption.  Prior to May 1, 2017, the Company may redeem some or all of the 2022 Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest.  Upon the occurrence of a change of control, unless the Company has given notice to redeem the 2022 Notes, the holders of the 2022 Notes will have the right to require the Company to repurchase all or a portion of the 2022 Notes at a price equal to 101% of the aggregate principal amount of the 2022 Notes, plus any accrued and unpaid interest.  On or after May 1, 2017, the Company may redeem some or all of the 2022 Notes at redemption prices (expressed as percentages of principal amount) equal to 104.688% for the twelve-month period beginning on May 1, 2017, 103.125% for the twelve-month period beginning May 1, 2018, 101.563% for the twelve-month period beginning on May 1, 2019 and 100.000% beginning on May 1, 2020, plus accrued and unpaid interest.

7.25% Senior Notes Due 2023 (b)

The Company issued $400.0 million in aggregate principal amount of 7.25% senior notes due 2023 outstanding (the “2023 Notes”).  For the years ended December 31, 2016 and 2015, the Company recorded $0.4 million and $0.3 million, respectively, of amortization of the debt discount as interest expense using the effective interest rate method and a rate of 7.345%.

The 2023 Notes will mature on May 1, 2023, and interest is payable on the 2023 Notes on each May 1 and November 1, commencing on November 1, 2015.  At any time prior to May 1, 2018, the Company may redeem up to 35% of the 2023 Notes at a redemption price of 107.250% of the principal amount, plus accrued and unpaid interest, with the proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the 2023 Notes remains outstanding after such redemption.  Prior to May 1, 2018, the Company may redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest.  Upon the occurrence of a change of control, unless the Company has given notice to redeem the 2023 Notes, the holders of the 2023 Notes will have the right to require the Company to repurchase all or a portion of the 2023 Notes at a price equal to 101% of the aggregate principal amount of the 2023 Notes, plus any accrued and unpaid interest.  On or after May 1, 2018, the Company may redeem some or all of the 2023 Notes at redemption prices (expressed as percentages of principal amount) equal to 105.438% for the twelve-month period beginning on May 1, 2017, 103.625% for the twelve-month period beginning May 1, 2019, 101.813% for the twelve-month period beginning on May 1, 2020 and 100.000% beginning on May 1, 2021, plus accrued and unpaid interest.

The 2022 Notes and the 2023 Notes (collectively, the “Notes”) are the Company’s senior unsecured obligations, rank equally in right of payment with all of the Company’s existing and future senior debt, and will rank senior in right of payment to all of the Company’s future subordinated debt.  The Notes will be effectively subordinated to all of the Company’s existing and future secured debt to the extent of the value of the collateral securing such indebtedness.  The Notes are jointly and severally, fully and unconditionally, guaranteed by the Company’s Guarantors.

Senior Secured Revolving Credit Facility (c)

In April 2013, the Company entered into a Senior Secured Revolving Credit Facility (the “Senior Secured Revolving Credit Facility”) with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders.  In April 2014, the Company, as borrower, and Rice Drilling B, as predecessor borrower, amended and restated the credit agreement governing the Senior Secured Revolving Credit Facility (the “Amended Credit Agreement”) to, among other things, assign all of the rights and obligations of Rice Drilling B as borrower under the Senior Secured Revolving Credit Facility to the Company.

In connection with the closing of the Vantage Acquisition, on October 19, 2016, the Company entered into a Fourth Amended and Restated Credit Agreement (the “A&R Credit Agreement”) effective upon the closing of the Vantage Acquisition to, among other things, (i) permit the completion of the Vantage Acquisition, (ii) extend the maturity date of the credit facility from January 29, 2019 to October 19, 2021, (iii) increase the borrowing base from $875.0 million to $1.0 billion without giving effect to the oil and gas properties acquired pursuant to the Vantage Acquisition, (iv) provide for the assignment of the Company’s rights and obligations as borrower under the Senior Secured Revolving Credit Facility to Rice Energy Operating and the addition of the Company as a guarantor of those obligations, (v) increase the minimum required mortgage percentage (as it applies to proved reserves) to be 85% of proved reserves, (vi) amend the restricted payments covenant to permit certain distributions by Rice Energy Operating to its members, (vii) replace the interest coverage ratio with a consolidated total leverage ratio or consolidated net leverage ratio, as applicable, to commence with the last day of the fiscal quarter ended December 31, 2016 and (viii) adjust the interest rate payable on amounts borrowed thereunder (as described below).

On December 19, 2016, Rice Energy Operating, as borrower, and the Company, as predecessor borrower, entered into the First Amendment to the A&R Credit Agreement among Rice Energy Operating, the Company, Wells Fargo Bank, N.A., as administrative agent, and the lenders and other parties thereto (the “First Amendment”).  The lenders under the A&R Credit Agreement completed an Interim Redetermination (as defined in the A&R Credit Agreement) of the borrowing base to give effect to the Pennsylvania oil and gas properties acquired in the Vantage Acquisition and, upon the effectiveness of the First Amendment and such Interim Redetermination, the Company’s borrowing base and the elected commitment amounts of the lenders under the Senior Secured Revolving Credit Facility increased from $1.0 billion to $1.45 billion.

As of December 31, 2016, the borrowing base was $1.45 billion and the sublimit for letters of credit was $400.0 million.  The Company had zero borrowings outstanding and $240.9 million in letters of credit outstanding under the A&R Credit Agreement as of December 31, 2016, resulting in availability of $1.21 billion.  The next redetermination of the borrowing base is scheduled for April 2017.

Following the effectiveness of the A&R Credit Agreement, Eurodollar loans under the Senior Secured Revolving Credit Facility bear interest at a rate per annum equal to LIBOR plus an applicable margin ranging from 225 to 325 basis points, depending on the percentage of borrowing base utilized, and base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 125 to 225 basis points, depending on the percentage of borrowing base utilized.

As of December 31, 2016, the Senior Secured Revolving Credit Facility was secured by liens on at least 85% of the proved oil and gas reserves of the Company and its subsidiaries (other than any subsidiary that is designated as an unrestricted subsidiary, including Midstream Holdings and its subsidiaries), as well as significant unproved acreage and substantially all of the personal property of the Company and such restricted subsidiaries, and the Senior Secured Revolving Credit Facility is guaranteed by such restricted subsidiaries.

The A&R Credit Agreement requires us to maintain certain financial ratios, which are measured at the end of each calendar quarter:

•                  a consolidated current ratio, which is (a) the ratio of consolidated current assets (including unused commitments under the A&R Credit Agreement and excluding non-cash derivative assets) to consolidated current liabilities (excluding current maturities under the A&R Credit Agreement), of not less than 1.0 to 1.0; or (b) if no borrowings are then outstanding; and

•                  a consolidated leverage ratio, which is if borrowings are outstanding under the A&R Credit Agreement on the last day of such calendar quarter, the ratio of consolidated total funded debt to EBITDAX (as such term is defined in the A&R Credit Agreement) of not more than 4.0 to 1.0; and

•                  the ratio of consolidated net funded debt to EBITDAX (as such term is defined in the A&R Credit Agreement) of not more than 4.0 to 1.0.

The Company was in compliance with its covenants and ratios effective as of December 31, 2016.

Midstream Holdings Revolving Credit Facility (d)

On December 22, 2014, Rice Midstream Holdings LLC (“Midstream Holdings”) entered into a revolving credit facility (the “Midstream Holdings Revolving Credit Facility”) with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders with a maximum credit amount of $300.0 million and a sublimit for letters of credit of $25.0 million.  As of December 31, 2016, Midstream Holdings had $53.0 million of borrowings outstanding and no letters of credit under this facility, resulting in availability of $247.0 million.  The average daily outstanding balance of the Midstream Holdings Revolving Credit Facility was approximately $27.1 million and interest was incurred on the facility at a weighted average annual interest rate of 5.6% during 2016.  The Midstream Holdings Revolving Credit Facility is available to fund working capital requirements and capital expenditures and to purchase assets.  The maturity date of the Midstream Holdings Revolving Credit Facility is December 22, 2019.

Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans.  Under the Midstream Holdings Revolving Credit Facility, Midstream Holdings may elect to borrow in Eurodollars or at the base rate.  Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 225 to 300 basis points, depending on the leverage ratio then in effect.  Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 125 to 200 basis points, depending on the leverage ratio then in effect.  Midstream Holdings also pays a commitment fee based on the undrawn commitment amount ranging from 37.5 to 50 basis points.

The Midstream Holdings Revolving Credit Facility is secured by mortgages and other security interests on substantially all of the properties of, and guarantees from, Midstream Holdings and its restricted subsidiaries (which do not include RMP or Rice Midstream Management LLC, a Delaware limited liability company and the general partner of RMP or Rice Energy and its subsidiaries other than Midstream Holdings).

The Midstream Holdings Revolving Credit Facility limits Midstream Holdings’ and its restricted subsidiaries’ ability to, among other things, incur or guarantee additional debt; redeem or repurchase units or make distributions under certain circumstances; make certain investments and acquisitions; incur certain liens or permit them to exist; enter into certain types of transactions with affiliates; merge or consolidate with another company; and transfer, sell or otherwise dispose of assets.

The Midstream Holdings Revolving Credit Facility will also require Midstream Holdings to maintain the following financial ratios:

•                  an interest coverage ratio, which is the ratio of Midstream Holdings’ consolidated EBITDA (as defined within the Midstream Holdings Revolving Credit Facility) to its consolidated current interest expense of at least 2.50 to 1.0 at each end of each fiscal quarter; and

•                  a consolidated total leverage ratio, which is the ratio of Midstream Holdings consolidated debt to its consolidated EBITDA, of not more than 4.25 to 1.0.

The Midstream Holdings Revolving Credit Facility also contains certain financial covenants and customary events of default.  If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the Midstream Holdings Revolving Credit Facility to be immediately due and payable.  Midstream Holdings was in compliance with its covenants and ratios effective as of December 31, 2016.

RMP Revolving Credit Facility (e)

On December 22, 2014, Rice Midstream OpCo LLC (“Rice Midstream OpCo”), a wholly-owned subsidiary of the Partnership, entered into a revolving credit facility (the “RMP Revolving Credit Facility”) with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders.  The RMP Revolving Credit Facility provides for lender commitments of $450.0 million with an additional $200.0 million of commitments available under an accordion feature, subject to lender approval.  The RMP Revolving Credit Facility provides for a letter of credit sublimit of $50.0 million.  In connection with the completion of the Partnership’s acquisition of the midstream assets associated with the Vantage Acquisition from the Company (the “Vantage Midstream Asset Acquisition”), on October 19, 2016, Rice Midstream OpCo entered into a second amendment (the “Second Amendment”) to its credit agreement to, among other things, (i) permit the completion of the Vantage Midstream Asset Acquisition, (ii) increase the Partnership’s ability to borrow under the facility from $450.0 million to $850.0 million, without exercise of any portion of the $200.0 million accordion feature and (iii) adjust the interest rate payable on amounts borrowed thereunder (as described below).

As of December 31, 2016, Rice Midstream OpCo had $190.0 million borrowings outstanding and no letters of credit under this facility, resulting in availability of $660.0 million.  The average daily outstanding balance of the RMP Revolving Credit Facility was approximately $110.0 million and interest was incurred on the facility at a weighted average annual interest rate of 4.7% during 2016.  The RMP Revolving Credit Facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes and matures on December 22, 2019.  The Partnership is the guarantor of the obligations under the credit facility.

Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans.  Under the RMP Revolving Credit Facility, Rice Midstream OpCo may elect to borrow in Eurodollars or at the base rate.  Following the effectiveness of the Second Amendment, Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 200 to 300 basis points, depending on the leverage ratio then in effect, and base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the leverage ratio then in effect. Following the effectiveness of the Second Amendment, Rice Midstream OpCo also pays a commitment fee based on the undrawn commitment amount ranging from 37.5 to 50 basis points.

The RMP Revolving Credit Facility is secured by mortgages and other security interests on substantially all of RMP’s properties and guarantees from RMP and its restricted subsidiaries.  The RMP Revolving Credit Facility limits the ability of RMP and its restricted subsidiaries to, among other things, incur or guarantee additional debt; redeem or repurchase units or make distributions under certain circumstances; make certain investments and acquisitions; incur certain liens or permit them to exist; enter into certain types of transactions with affiliates; merge or consolidate with another company; and transfer, sell or otherwise dispose of assets.

The RMP Revolving Credit Facility also requires RMP to maintain the following financial ratios:

•                  an interest coverage ratio, which is the ratio of RMP’s consolidated EBITDA (as defined within the RMP Revolving Credit Facility) to its consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter;

•                  a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.75 to 1.0, and after electing to issue senior unsecured notes, a consolidated total leverage ratio of not more than 5.25 to 1.0, and, in each case, with certain increases in the permitted total leverage ratio following the completion of a material acquisition; and

•                  if RMP elects to issue senior unsecured notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than 3.50 to 1.0.

The RMP Revolving Credit Facility also contains certain financial covenants and customary events of default.  If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the RMP Revolving Credit Facility to be immediately due and payable.  RMP was in compliance with its covenants and ratios effective as of December 31, 2016.

Expected Aggregate Maturities

Expected aggregate maturities of the notes payable as of December 31, 2016 are as follows (in thousands):

Year Ending December 31, 2017	$—
Year Ending December 31, 2018	—
Year Ending December 31, 2019	243,000
Year Ending December 31, 2020 and Beyond	1,279,481
Total	$1,522,481

Interest paid in cash was $98.7 million, $82.1 million and $36.7 million for the years ended December 31, 2016, 2015 and 2014, respectively.  See Note 1 for information on capitalized interest.

5.   Derivative Instruments

The Company uses derivative commodity instruments that are placed with major financial institutions whose creditworthiness is regularly monitored.  Substantially all of the Company’s derivative counterparties share in the Senior Secured Revolving Credit Facility collateral.  The Company has entered into various derivative contracts to manage price risk and to achieve more predictable cash flows.  As a result of the Company’s hedging activities, the Company may realize prices that are greater or less than the market prices that it would have received otherwise.

As of December 31, 2016, the Company has entered into derivative instruments with various financial institutions, fixing the price it receives for a portion of its futures sales of produced natural gas.  The Company’s fixed price derivatives primarily include swap and collar contracts that are tied to the commodity prices on NYMEX.  As of December 31, 2016, the Company has entered into NYMEX hedging contracts through December 31, 2020 covering a total of approximately 941 Bcf of our projected natural gas production at a weighted average price of $3.09 per MMBtu.  Additionally, the Company has entered into basis swap contracts to hedge the difference between the NYMEX index price and various local index prices.  The fixed price and basis hedging contracts the Company has entered into through December 31, 2021 at other various sales points cover a total of approximately 784 Bcf.

The Company recognizes all derivative instruments as either assets or liabilities at fair value per the FASB ASC 815.  The Company’s derivative commodity instruments have not been designated as hedges for accounting purposes; therefore, all gains and losses are recognized currently in earnings.  The following tables present the gross amounts of recognized derivative assets and liabilities, the amounts offset under netting arrangements with counterparties, and the resulting net amounts presented in the consolidated balance sheets for the periods presented, all at fair value:

	As of December 31, 2016
(in thousands)	Derivative instruments, gross	Derivative instruments subject to master netting arrangements	Derivative Instruments, net
Derivative assets	$103,507	$(63,490)	$40,017
Derivative liabilities	$286,019	$(120,154)	$165,865

	As of December 31, 2015
(in thousands)	Derivative instruments, gross	Derivative instruments subject to master netting arrangements	Derivative Instruments, net
Derivative assets	$372,414	$(79,509)	$292,905
Derivative liabilities	$21,043	$(4,200)	$16,843

6.  Fair Value of Financial Instruments

The Company determines the fair value of its financial instruments, which are comprised primarily of derivative instruments, on a recurring basis as these instruments are required to be recorded at fair value for each reporting amount.  Certain amounts in the Company’s financial statements were measured at fair value on a nonrecurring basis including discounts associated with long-term debt.  Fair value is based on quoted market prices, where available.  If quoted market prices are not available, fair value is based upon models that use as inputs market-based parameters, including but not limited to forward curves, discount rates, broker quotes, volatilities, and nonperformance risk.

The Company has categorized its fair value measurements into a three-level fair value hierarchy, based on the priority of the inputs to the valuation technique.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  The Company’s fair value measurements relating to derivative instruments are included in Level 2.  Since the adoption of fair value accounting, the Company has not made any changes to its classification of financial instruments in each category.

Items included in Level 3 are valued using internal models that use significant unobservable inputs.  Items included in Level 2 are valued using management’s best estimate of fair value corroborated by third-party quotes.

The following assets and liabilities were measured at fair value on a recurring basis during the period (refer to Note 5 for details relating to derivative instruments):

	As of December 31, 2016
		Fair Value Measurements at Reporting Date Using
(in thousands)	Carrying Value	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Derivative instruments, at fair value	$40,017	$40,017	$—	$40,017	$—
Total assets	$40,017	$40,017	$—	$40,017	$—

Liabilities:
Derivative instruments, at fair value	$165,865	$165,865	$—	$165,865	$—
Total liabilities	$165,865	$165,865	$—	$165,865	$—

	As of December 31, 2015
		Fair Value Measurements at Reporting Date Using
(in thousands)	Carrying Value	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Derivative instruments, at fair value	$292,905	$292,905	$—	$292,905	$—
Total assets	$292,905	$292,905	$—	$292,905	$—

Liabilities:
Derivative instruments, at fair value	16,844	16,844	—	16,844	—
Total liabilities	$16,844	$16,844	$—	$16,844	$—

The carrying value of cash equivalents approximates fair value due to the short maturity of the instruments.  The Company’s non-financial assets, such as property, plant and equipment, goodwill and intangible assets are recorded at fair value upon business combination and are remeasured at fair value only if an impairment charge is recognized.  To the extent necessary, the Company applies unobservable inputs and management judgment due to the absence of quoted market prices (Level 3) to the valuation methodologies for these non-financial assets.

The estimated fair value and gross carrying amount of long-term debt as reported on the consolidated balance sheets as of December 31, 2016 and 2015 is shown in the table below (refer to Note 4 for details relating to the debt instruments).  The fair value was estimated using Level 2 inputs based on rates reflective of the remaining maturity as well as the Company’s financial position.  The gross carrying value of the revolving credit facilities approximates fair value for the periods presented below.

	As of December 31, 2016		As of December 31, 2015
Long-Term Debt (in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Senior Notes Due 2022	$900,000	$929,250	$900,000	$650,250
Senior Notes Due 2023	397,601	428,000	397,222	294,000
Midstream Holdings Revolving Credit Facility	53,000	53,000	17,000	17,000
RMP Revolving Credit Facility	190,000	190,000	143,000	143,000
Other	—	—	—	—
Total	$1,540,601	$1,600,250	$1,457,222	$1,104,250

7.  Rice Midstream Partners LP

In August 2014, the Company formed the Partnership to own, operate, develop and acquire midstream assets in the Appalachian Basin.  The Partnership’s assets consist of gathering pipelines and compressor stations, as well as water handling and treatment facilities.  The Partnership provides gathering and compression and water services to the Company and third parties.

The Partnership completed its IPO in December 2014, issuing 28,750,000 common units representing limited partner interests in the Partnership, which represented 50% of the Partnership’s outstanding equity.  The Company retained a 50% limited partner interest in the Partnership, consisting of 3,623 common units and 28,753,623 subordinated units.  In connection with the RMP IPO, the Company contributed to the Partnership 100% of Rice

Poseidon Midstream LLC.  Rice Midstream Management LLC, a wholly-owned subsidiary of the Company, serves as the general partner of the Partnership.

In February 2016, Midstream Holdings assigned all of its equity interests in the Partnership, consisting of 3,623 common units, 28,753,623 subordinated units and all of its incentive distribution rights in the Partnership, to GP Holdings.

In June 2016, the Partnership completed an underwritten public offering of 9,200,000 common units representing limited partner interests in the Partnership at a price to the public of $18.50 per unit, which included 1,200,000 common units sold pursuant to the exercise of the underwriters’ option to purchase additional units.  After deducting underwriting discounts and commissions of approximately $6.0 million and transaction costs, the Partnership received net proceeds of approximately $164.1 million.  The Partnership used a portion of the net proceeds to repay outstanding debt and the remainder for general partnership purposes, including acquisitions and capital expenditures.

During the second quarter of 2016, the Partnership entered into an equity distribution agreement that established an at-the-market common unit offering program (the “ATM program”), pursuant to which the Partnership may sell from time to time through a group of managers, acting as the Partnership’s sales agents, the Partnership’s common units having an aggregate offering price of up to $100.0 million.  As of December 31, 2016, the Partnership had issued and sold 944,700 common units at an average price per unit of $17.21 through its ATM program.  The Partnership used the net proceeds of $15.8 million for general partnership purposes, including repayment of outstanding debt, acquisitions and capital expenditures.

On September 26, 2016, the Company entered into the Midstream Purchase Agreement by and between the Company and the Partnership.  Pursuant to the terms of the Midstream Purchase Agreement, as amended, immediately following the close of the Vantage Acquisition on October 19, 2016, the Partnership acquired from Rice Energy the Vantage Midstream Entities.  The Partnership’s acquisition of the Vantage Midstream Entities from Rice Energy Operating is accounted for as a combination of entities under common control at historical cost.  In consideration for the acquisition of the Vantage Midstream Asset Acquisition, the Partnership paid Rice Energy Operating $600.0 million in aggregate cash consideration, which the Partnership funded through the net proceeds of a private placement of Partnership common units and borrowings under its revolving credit facility.  In addition, in connection with the Vantage Midstream Asset Acquisition, the Partnership acquired a 67.5% interest in the Wind Ridge Gathering System previously owned by Access Midstream Partners for approximately $14.3 million, of which $10.9 million was ascribed to property and equipment and $3.4 million to goodwill.

On October 7, 2016, the Partnership issued 20,930,233 common units representing limited partner interests in the Partnership in a private placement (the “Private Placement”) for gross proceeds of approximately $450.0 million, or $21.50 per unit.  After deducting underwriting discounts and commissions of approximately $9.4 million, the Partnership received net proceeds of $440.6 million.  The Partnership used the proceeds of the Private Placement to fund a portion of the Vantage Midstream Asset Acquisition.

The following table presents the Partnership’s common and subordinated units issued from January 1, 2015 through December 31, 2016:

	Limited Partners			GP Holdings
	Common	Subordinated	Total	Ownership %
Balance, January 1, 2015	28,753,623	28,753,623	57,507,246	50%
Equity offering in November 2015	13,409,961	—	13,409,961
Vested phantom units, net	165	—	165
Balance, December 31, 2015	42,163,749	28,753,623	70,917,372	41%
Equity offering in June 2016	9,200,000	—	9,200,000
Equity offering in October 2016	20,930,233	—	20,930,233
Common units issued under ATM program	944,700	—	944,700
Vested phantom units, net	280,451	—	280,451
Balance, December 31, 2016	73,519,133	28,753,623	102,272,756	28%

As of December 31, 2016 and 2015, GP Holdings owned approximately 28% and 41%, respectively, and Rice Energy Operating indirectly owned approximately 26% and 41% of the Partnership, respectively, consisting of 3,623 common units, 28,753,623 subordinated units and all of the incentive distribution rights.  The 16.49% membership interest in Rice Energy Operating owned by the Vantage Sellers does not impact Rice Energy Operating’s indirect ownership in the Partnership.

The Company consolidates the results of the Partnership and records an income tax provision only as to its ownership percentage.  The Company records the noncontrolling interest of the public limited partners in its consolidated financial statements for net income of the Partnership attributed to third party unitholders for periods subsequent to the RMP IPO.  Net income attributable to noncontrolling interests, before taking into consideration the Vantage Sellers membership interest of 16.49% and EIG’s 8.25% ownership interest in GP Holdings, was $80.0 million and $23.3 million for the years ended December 31, 2016 and 2015, respectively.

On January 20, 2017, the Board of Directors of the Partnership’s general partner declared a cash distribution to the Partnership’s unitholders for the fourth quarter of 2016 of $0.2505 per common and subordinated unit.  The cash distribution was paid on February 16, 2017 to unitholders of record at the close of business on February 7, 2017.  Also on February 16, 2017, a cash distribution of $0.9 million was made to GP Holdings related to its incentive distribution rights in the Partnership in accordance with the Partnership agreement.

8.  Financial Information by Business Segment

As a result of changes to the Company’s operations in the first quarter of 2016, management evaluated how the Company is organized and operates and identified the Exploration and Production segment, the Rice Midstream Holdings segment and the Rice Midstream Partners segment as separate operating segments.  The segments represent components of the Company that engage in activities (a) from which revenue is earned and expenses are incurred; (b) whose operating results are regularly reviewed by the Chief Operating Decision Maker, who makes decisions about resources to be allocated to the segment and (c) for which discrete financial information is available.  As a result of the changes to the Company’s operating segments, all prior period information has been revised to reflect the new operating segment structure.  Operating segments are evaluated on their contribution to the Company’s consolidated results based on operating income.  Other income and expenses, interest and income taxes are managed on a consolidated basis.  The segment accounting policies are the same as those described in Note 1 of this report.

The operating results and assets of the Company’s reportable segments were as follows as of and for the year ended December 31, 2016:

(in thousands)	Exploration and Production	Rice Midstream Holdings	Rice Midstream Partners	Elimination of Intersegment Transactions	Consolidated Total
Total operating revenues	$677,849	$63,934	$201,623	$(164,500)	$778,906
Total operating expenses	844,756	50,325	74,681	(125,826)	843,936
Operating (loss) income	$(166,907)	$13,609	$126,942	$(38,674)	$(65,030)

Segment assets	$6,120,530	$360,292	$1,399,217	$(62,517)	$7,817,522
Goodwill	$384,431	$—	$494,580	$—	$879,011
Depreciation, depletion and amortization	$350,187	$5,760	$25,170	$(12,662)	$368,455
Capital expenditures for segment assets	$690,212	$110,889	$118,087	$(38,673)	$880,514

The operating results and assets of the Company’s reportable segments were as follows as of and for the year ended December 31, 2015:

(in thousands)	Exploration and Production	Rice Midstream Holdings	Rice Midstream Partners	Elimination of Intersegment Transactions	Consolidated Total
Total operating revenues	$452,962	$27,364	$114,459	$(92,644)	$502,141
Total operating expenses	944,117	13,671	52,423	(69,903)	940,308
Operating (loss) income	$(491,155)	$13,693	$62,036	$(22,741)	$(438,167)

Segment assets	$2,982,793	$300,148	$689,790	$(23,633)	$3,949,098
Goodwill	$—	$—	$39,142	$—	$39,142
Depreciation, depletion and amortization	$308,194	$2,786	$16,399	$(4,595)	$322,784
Capital expenditures for segment assets	$869,134	$156,013	$248,463	$(27,336)	$1,246,274

The operating results and assets of the Company’s reportable segments were as follows as of and for the year ended December 31, 2014:

(in thousands)	Exploration and Production	Rice Midstream Holdings	Rice Midstream Partners	Elimination of Intersegment Transactions	Consolidated Total
Total operating revenues	$385,438	$852	$6,448	$(1,796)	$390,942
Total operating expenses	356,019	10,126	37,015	(1,796)	401,364
Operating income (loss)	$29,419	$(9,274)	$(30,567)	$—	$(10,422)
Segment assets	$2,935,814	$149,044	$443,091	$—	$3,527,949
Goodwill	$294,908	$—	$39,142	$—	$334,050
Depreciation, depletion and amortization	$151,900	$205	$4,165	$—	$156,270
Capital expenditures for segment assets	$693,129	$107,319	$169,826	$—	$970,274

9.  Commitments and Contingencies

On October 14, 2013, the Company entered into a Development Agreement and Area of Mutual Interest Agreement (collectively, the “Utica Development Agreements”) with Gulfport Energy Corporation (“Gulfport”) covering approximately 50,000 aggregate net acres in the Utica Shale in Belmont County, Ohio.  Pursuant to the Utica Development Agreements, the Company had approximately 68.7% participating interest in acreage currently owned or to be acquired by the Company or Gulfport located within Goshen and Smith Townships (the “Northern Contract Area”) and an approximately 48.2% participating interest in acreage currently owned or to be acquired by the Company or Gulfport located within Wayne and Washington Townships (the “Southern Contract Area”), each within Belmont County, Ohio.  The majority of the remaining participating interests are held by Gulfport.  The participating interests of the Company and Gulfport in each of the Northern and Southern Contract Areas approximated the Company’s then-current relative acreage positions in each area.

The Utica Development Agreements have terms of ten years and are terminable upon 90 days’ notice by either party; provided that, with respect to interests included within a drilling unit, such interests shall remain subject to the applicable joint operating agreement and the Company and Gulfport shall remain operators of drilling units located in the Northern and Southern Contract Areas, respectively, following such termination.

Firm Transportation

The Company has commitments for gathering and firm transportation under existing contracts with third parties.  Future payments under these contracts as of December 31, 2016 totaled $4,917.2 million (2017 - $165.6 million, 2018 - $240.7 million, 2019 - $234.0 million, 2020 - $233.7 million, 2021 - $233.4 million and thereafter - $3,809.8 million).

Drilling Rig Service Commitments

The Company has three horizontal rigs under contract, of which two expire in 2017 and one expires in 2018.  The Company also has one tophole drilling rig under contract, which expires in 2018.  Future payments under these contracts as of December 31, 2016 totaled $36.7 million (2017 - $27.7 million and 2018 - $9.0 million).  Any other rig performing work for the Company is performed on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well, the costs of which have not been included in the amounts above.  The values above represent the gross amounts that the Company is committed to pay without regard to its proportionate share based on its working interest.

Frac Sand Commitments

Commencing in January 2017, the Company has commitments for frac sand to be used as a proppant in its hydraulic fracturing operations.  Future commitments under these contracts as of December 31, 2016 totaled $45.7 million (2017 - $15.2 million, 2018 - $15.2 million and 2019 - $15.4 million).

Litigation

From time to time the Company is party to various legal and/or regulatory proceedings arising in the ordinary course of business.  While the ultimate outcome and impact to the Company cannot be predicted with certainty, the Company believes that all such matters are without merit and involve amounts which, if resolved unfavorably, either individually or in the aggregate, will not have a material adverse effect on its financial condition, results of operations or cash flows.  When it is determined that a loss is probable of occurring and is reasonably estimable, the Company accrues an undiscounted liability for such contingencies based on its best estimate using information available at the time.  The Company discloses contingencies where an adverse outcome may be material, or in the judgment of management, the matter should otherwise be disclosed.

In 2016, the Company reached a settlement with the Pennsylvania Department of Environmental Protection (“PADEP”) related to civil penalties for certain Notices of Violations (“NOVs”) received from December 2011 through April 2016 under the Clean Streams Law, the 2012 Oil and Gas Act, the Solid Waste Management Act, and the Dam Safety and Encroachments Act and has paid fines to settle such NOVs with the PADEP for $3.6 million.

10.  Mezzanine Equity

On February 17, 2016, the Company, Midstream Holdings and GP Holdings entered into a securities purchase agreement (the “Securities Purchase Agreement”) with EIG Energy Fund XVI, L.P., EIG Energy Fund XVI-E, L.P., and EIG Holdings (RICE) Partners, LP (collectively, the “Investors”) pursuant to which (i) Midstream Holdings agreed to issue and sell 375,000 Series B Units (“Series B Units”) with an aggregate liquidation preference of $375.0 million and (ii) GP Holdings agreed to issue and sell common units representing an 8.25% limited partner interest in GP Holdings (“GP Common Units”) for aggregate consideration of $375.0 million in a private placement (the “Midstream Holdings Investment”) exempt from the registration requirements under the Securities Act. In conjunction with the Securities Purchase Agreement, Midstream Holdings issued 1,000 Series A Units to Rice Energy Operating.  The Midstream Holdings Investment closed on February 22, 2016 (the “Closing Date”).

In connection with the Closing Date, (i) REO and the Investors entered into the Amended and Restated Limited Liability Company Agreement of Midstream Holdings (the “LLC Agreement”), which defines the preferences, rights, powers and duties of holders of the Series B Units and (ii) Rice Midstream GP Management LLC (“GP Management”), as general partner of GP Holdings, and Midstream Holdings and the Investors, as limited partners, entered into the Amended and Restated Agreement of Limited Partnership of GP Holdings, which defines the preferences, rights, powers and duties of holders of the GP Holdings Common Units (the “GP Holdings A&R LPA”).

In connection with the Midstream Holdings Investment, Midstream Holdings received gross proceeds of $375.0 million, less transaction fees and expenses of approximately $6.2 million.  Midstream Holdings used approximately $69.0 million of the proceeds to reduce outstanding borrowings under the Midstream Holdings Revolving Credit Facility, and $300.0 million was distributed to the Company.

Series B Units

Pursuant to the LLC Agreement, the Series B Units rank senior to all other equity interests in Midstream Holdings with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up.  The Series B Units will pay quarterly distributions at a rate of 8% per annum, payable in cash or “in-kind” through the issuance of additional Series B Units, subject to certain exceptions, at Midstream Holdings’ option for the first two years, and in cash thereafter.  Distributions are payable on January 1, April 1, July 1 and October 1 of each year that the Series B Units remain outstanding.  For the year ended December 31, 2016, the Company paid $26.2 million in distributions, of which $14.7 million was paid in cash and $11.5 million was paid in-kind.

The Investors holding Series B Units have the option to require Midstream Holdings to redeem the Series B Units on or after the tenth anniversary of the Closing Date at an amount equal to $1,000 per Series B Unit plus any accrued and unpaid distributions (the “Liquidation Preference”).  The Series B Units are subject to an optional cash redemption by Midstream Holdings after the third anniversary of the Closing Date, at an amount equal to the Liquidation Preference.  If any of the Company, the Partnership or Midstream Holdings undergoes a Change in Control (as defined in the Securities Purchase Agreement), the Investors have the right to require Midstream Holdings to repurchase any or all of the Series B Units for cash, and Midstream Holdings has the right to repurchase any or all of the Series B Units for cash.  The holders of the Series B units do not have the power to vote or dispose of the equity interest in the Partnership held by GP Holdings.

In relation to the Series B Units, the occurrence of certain events or violations of certain financial and non-financial restrictions will constitute “Triggering Events” (as defined in the Securities Purchase Agreement) that may result in various consequences, including additional restrictions on the activities of Midstream Holdings, including the termination of the Investor’s additional commitment, increases in the distribution rate, additional governance rights for the Investors and other measures depending on the applicable Triggering Event. As of December 31, 2016, the Company views the likelihood of the occurrence of a Triggering Event to be remote.

In the event that Midstream Holdings or GP Holdings pursues an initial public offering, Midstream Holdings may redeem the Series B Units at a redemption price equal to the Liquidation Preference on the date of the closing of the applicable initial public offering plus all additional distributions that would have otherwise been paid through the third anniversary of the Closing Date.  Midstream Holdings may satisfy this redemption price in cash or common equity interests of the entity that completes an initial public offering.  In the event of any liquidation and winding up of Midstream Holdings, profits and losses will be allocated to the holders of the Series B Units so that, to the maximum extent possible, the capital accounts of the Series B unitholders will equal the aggregate Liquidation Preference.

GP Common Units

Pursuant to the GP Holdings A&R LPA, the holders of the GP Common Units are entitled to distributions of GP Holdings in proportion to their pro rata share of the outstanding GP Common Units.  Distributions will occur upon GP Holdings receipt of any distributions of cash in respect of the equity interests in the Partnership held by GP Holdings.

The Investors holding GP Common Units have tag-along rights in connection with a sale of the common equity interests in GP Holdings to a third-party.  The holders of GP Common Units will have drag-along rights in connection with a sale of the majority of the common equity interests in GP Holdings to a third-party, subject to the achievement of an agreed-upon minimum return.  If a qualifying initial public offering of GP Holdings is not consummated prior to the fifth anniversary of the Closing Date, the holders of the GP Common Units shall have the right to require GP Holdings to repurchase all of their GP Common Units for cash in an aggregate purchase price of $125.0 million.  In the event of a Change in Control or a GP Change in Control (as each term is defined in the GP Holdings A&R LPA) of the Company, Midstream Holdings or GP Holdings, the Purchasers shall have the right to require GP Holdings to repurchase all of their GP Common Units for an aggregate purchase price of $125.0 million.  The holders of the GP Common Units do not have the power to vote or dispose of the Partnership’s units held by GP Holdings.

In the event GP Holdings sells any of its assets, subject to certain exceptions, GP Holdings may only make distributions of such proceeds to the extent that GP Holdings meets certain requirements, including the requirement to retain a certain amount of cash or cash equivalents following the sale of such assets.  In the event of any liquidation and winding up of GP Holdings, GP Management, in its capacity as general partner, will appoint a liquidator to wind up the affairs and make final distributions as provided for in the GP Holdings A&R LPA.

From September 30, 2016 until the eighteen-month anniversary of the closing of the Midstream Holdings Investment, upon the satisfaction of certain financial and operational metrics, Midstream Holdings has the right to require the Investors to purchase additional Series B Units and GP Common Units.  Midstream Holdings may require the Investors to purchase at least $25.0 million of additional units on up to three occasions, up to a total aggregate amount of $125.0 million.  Pursuant to the Securities Purchase Agreement, Midstream Holdings is required to pay the Investors a quarterly cash commitment fee of 2% per annum on any undrawn amounts of the additional $125.0 million commitment.  The commitment fee paid in cash was approximately $2.1 million for the year ended December 31, 2016.  No additional units have been purchased by the Investors since the closing of the Midstream Holdings Investment.

As the Investors have an option to redeem the Series B Units and GP Common Units for cash at a future date, the proceeds from the redeemable noncontrolling interest (net of accretion and issuances costs and fees) are not considered to be a component of stockholders’ equity on the consolidated balance sheet, and such Series B Units and GP Common Units are reported as mezzanine equity on the consolidated balance sheet.  The following table represents the value allocated to the Series B Units and GP Common Units at inception.

(in thousands)
At Inception
Noncontrolling interest in Series B Units	$341,661
Noncontrolling interest in GP Holdings Common Units	33,339
Less: issuance costs and fees	(6,242)
Carrying amount of redeemable noncontrolling interest at inception	$368,758

While the Series B Units are not currently redeemable, the initial value allocated to them will be accreted to their full redemption value through February 22, 2026 using the effective interest rate method, as it is considered probable that they will become redeemable.  The following table represents detail of the balance of redeemable noncontrolling interest, net on the consolidated balance sheet as of December 31, 2016.

(in thousands)
As of December 31, 2016
Face amount of Series B Units	$375,000
Plus: distributions paid in kind	11,504
Less: discount	(31,592)
Carrying amount of noncontrolling interest in Series B Units	354,912
Plus: Noncontrolling interest in GP Holdings Common Units	33,339
Less: unamortized issuance costs and fees	(5,726)
Redeemable noncontrolling interest, net	$382,525

11.  Lease Obligations

The Company leases drilling rights under agreements which expire at various times.  In addition, the Company leases various office spaces under lease agreements.  The following represents the future minimum lease payments under these agreements as of December 31, 2016:

(in thousands)
2017	$27,878
2018	13,536
2019	5,165
2020	3,772
2021 and thereafter	39,999
Total future minimum lease payments	$90,350

Current lease obligations related to future minimum payments for leasehold bonuses are included in leasehold payable in the accompanying consolidated balance sheets.

12.  Asset Retirement Obligations

The Company is subject to certain legal requirements which result in recognition of a liability related to the obligation to incur future plugging and abandonment costs of oil and gas producing facilities and costs to reclaim drilling sites and dismantle and reclaim or dispose of water services assets, wells and related structures.  The Company records a liability for such asset retirement obligations and capitalizes a corresponding amount for asset retirement costs.  The liability is estimated using the present value of expected future cash flows, adjusted for inflation and discounted at the Company’s credit adjusted risk-free rate.  The current portion of asset retirement obligations are recorded in other accrued liabilities and the long term portion of asset retirement obligations are recorded in other long-term liabilities on the consolidated balance sheets.

A reconciliation of the beginning and ending aggregate carrying amount of asset retirement obligations for the years ended December 31, 2016 and 2015 is as follows:

(in thousands)
Balance at December 31, 2014	$9,542
Liabilities incurred	5,198
Liabilities settled	(1,131)
Accretion expense	890
Revisions in estimated cash flows	(3,085)
Balance at December 31, 2015	$11,414
Liabilities incurred	1,692
Liabilities assumed in Vantage Acquisition	33,401
Liabilities settled	(46)
Accretion expense	1,372
Revisions in estimated cash flows (1)	25,708
Balance at December 31, 2016	$73,540

(1)              Current year revisions relate to an increase in the Company’s estimated cost to plug and abandon wells due to increased regulation of the locations in which the Company operates, as well as increases in estimated service costs.

13.  Stockholders’ Equity

The Company’s Board of Directors did not declare or pay a dividend for the twelve months ended December 31, 2016.  On January 20, 2017, a cash distribution of $0.2505 per common and subordinated unit was declared by the Partnership to the Partnership’s unitholders related to the fourth quarter of 2016.  The cash distribution was paid on February 16, 2017 to unitholders of record at the close of business on February 7, 2017.  Also on February 16, 2017, a cash distribution of $0.9 million was made to GP Holdings related to its incentive distribution rights in the Partnership in accordance with the partnership agreement.

On April 15, 2016, the Company issued and completed a public offering (the “April 2016 Equity Offering”) of an aggregate of 34,337,725 shares of common stock at a price to the public of $16.35 per share, which included 20,000,000 shares sold by the Company and 9,858,891 shares sold by NGP Rice Holdings LLC (“NGP Holdings”).  On April 21, 2016, NGP Holdings sold an additional 4,478,834 shares of common stock pursuant to the exercise of the underwriter’s option to purchase additional shares.  After deducting underwriting discounts and commissions of $15.0 million and transaction costs, the Company received net proceeds of $311.8 million.  The Company received no proceeds from the sale of shares by NGP Holdings.  The Company used the net proceeds of the April 2016 Equity Offering for general corporate purposes.

On September 30, 2016, the Company issued and completed the September 2016 Equity Offering of an aggregate of 40,000,000 shares of common stock at a price to the public of $25.50 per share.  On October 11, 2016, the Company sold an additional 6,000,000 shares of common stock pursuant to the exercise of the underwriters’ option to purchase additional shares of common stock in connection with the September 2016 Equity Offering.  After deducting underwriting discounts and commissions of approximately $17.9 million and transaction costs, the Company received net proceeds of approximately $1.2 billion, which includes proceeds from the exercised underwriters’ option.  The Company used the net proceeds from the offering primarily to fund a portion of the Vantage Acquisition.  The Company will use the remaining proceeds for general corporate purposes.

The Company’s authorized common stock includes 650,000,000 shares of common stock, $0.01 par value per share.  The following table presents a summary of changes to the Company’s common shares from January 1, 2015 through December 31, 2016:

Balance, January 1, 2015	136,280,766
Conversion of warrants into shares of common stock	8,331
Common stock awards vested, net	98,097
Balance, December 31, 2015	136,387,194
April 2016 Equity Offering	20,000,000
September 2016 Equity Offering	46,000,000
Conversion of warrants into shares of common stock	30,242
Common stock awards vested, net	189,472
Balance, December 31, 2016	202,606,908

14.  Incentive Units

In connection with the Company’s IPO and the related corporate reorganization, the REO incentive unit holders contributed their REO incentive units to NGP Holdings and Rice Energy Holdings LLC (“Rice Holdings”) in return for (i) incentive units in such entities that, in the aggregate, were substantially similar to the REO incentive units they previously held and (ii) shares of common stock in the amount of $3.4 million related to the extinguishment of the incentive burden attributable to Mr. Daniel J. Rice III. No payments were made in respect of incentive units prior to the completion of the Company’s IPO.  As a result of the IPO, the payment likelihood related to the NGP Holdings and Rice Holdings incentive units was deemed probable, requiring the Company to recognize compensation expense.  The compensation expense related to these interests is treated as additional paid in capital from NGP Holdings and Rice Holdings in the Company’s financial statements and is not deductible for federal or state income tax purposes.  The compensation expense recognized is a non-cash charge, with the settlement obligation resting on NGP Holdings and Rice Holdings, and as such the incentive units are not dilutive to Rice Energy Inc.

NGP Holdings

The NGP Holdings incentive units are considered a liability-based award and are adjusted to fair market value on a quarterly basis until all payments have been made.  As a result of NGP’s sale of its remaining shares of the Company’s common stock in connection with the Company’s April 2016 Equity Offering, NGP Holdings paid approximately $47.5 million to holders of certain classes of NGP Holdings incentive units which resulted in the settlement of the remaining NGP Holdings incentive unit obligation.  As such, the cumulative expense attributable to the NGP Holdings incentive units as of June 30, 2016 was adjusted to equal the cumulative cash payments made by NGP Holdings to NGP Holdings incentive unit holders.  As a result, the Company recognized $27.3 million of compensation expense for the year ended December 31, 2016.  No future expense will be recognized related to the NGP Holdings incentive units as a result of the April 2016 settlement of the remaining NGP Holdings incentive unit obligation.  The Company recognized ($24.3) million and $44.5 million of non-cash compensation (income) expense for the twelve months ended December 31, 2015 and 2014.

Rice Holdings

The Rice Holdings incentive units are considered an equity-based award with the fair value of the award determined at the grant date and amortized over the service period of the award using the straight-line method.  Compensation expense relative to the Rice Holdings incentive units was $24.5 million, $33.7 million and $41.7 million for the year ended December 31, 2016, 2015 and 2014, respectively.  The Company will recognize approximately $14.7 million of additional compensation expense over the next year related to the Rice Holdings incentive units.

In August 2014, the triggering event for the Rice Holdings incentive units was achieved.  As a result, in September 2014, 2015, and 2016 Rice Holdings distributed one quarter, one third and one half, respectively, of its then-remaining assets (consisting solely of shares of the Company’s common stock) to its members pursuant to the terms of its limited liability company agreement.  In addition, in September 2017, Rice Holdings will distribute all of its then-remaining assets (consisting solely of shares of the Company’s common stock) to its members pursuant to the terms of its limited liability company agreement.  As a result, over time, the shares of the Company’s common stock held by Rice Holdings will be transferred in their entirety to the members of Rice Holdings.

Combined

Total combined compensation expense (income) attributable to the incentive units was $51.8 million, $36.1 million and $106.0 million for the year ended December 31, 2016, 2015 and 2014, respectively.  Of the total compensation expense recognized for the year ended December 31, 2015, approximately $12.8 million related to changes in certain service condition assumptions.

The three tranches of the incentive units having a time vesting feature were fully vested as of December 31, 2016.

Two tranches of the incentive units do not have a time vesting feature, and their payouts are triggered upon a future payment condition.  As such, none of these awards have legally vested as of December 31, 2016.  The fair value of the incentive units was estimated using a Monte Carlo simulation valuation model with the following assumptions:

Rice Holdings
Valuation Date	1/29/2014
Dividend Yield	0.00%
Expected Volatility	47.00%
Risk-Free Rate	1.11%
Expected Life (Years)	4.0

Rice Holdings
Valuation Date	4/14/2014
Dividend Yield	0.00%
Expected Volatility	45.19%
Risk-Free Rate	1.13%
Expected Life (Years)	3.8

Rice Holdings
Valuation Date	4/16/2014
Dividend Yield	0.00%
Expected Volatility	44.32%
Risk-Free Rate	1.18%
Expected Life (Years)	3.8

15.  Variable Interest Entities

Pursuant to an evaluation performed upon adoption of ASU 2015-02, “Consolidation (Topic 810):  Amendments to the Consolidation Analysis,” the Company concluded that the Partnership, GP Holdings, Strike Force Midstream LLC (“Strike Force Midstream”), a subsidiary of Midstream Holdings and Gulfport Midstream Holdings LLC (“Gulfport Midstream”), a wholly owned subsidiary of Gulfport, and Rice Energy Operating each meet the criteria for variable interest entity (“VIE”) classification, as described in further detail below.

Rice Midstream Partners LP

The Company evaluated the Partnership for consolidation and determined the Partnership to be a VIE.  The Company determined that the primary beneficiary of the Partnership is GP Holdings.  As of December 31, 2016, Midstream Holdings held a significant indirect interest in the Partnership through (i) its ownership of a 91.75% limited liability partnership interest in GP Holdings, which owned an approximate 28% limited partner interest in the Partnership, and (ii) through ownership of its wholly-owned subsidiary Rice Midstream Management LLC (the “GP”), which holds all of the substantive voting and participating rights in the Partnership.  As a result, through this ownership, the Company holds the power to direct the activities of the Partnership that most significantly impact the Partnership’s economic performance and the obligation to absorb losses or the right to receive benefits from the Partnership that could potentially be significant to the Partnership.

As of December 31, 2016, the Company consolidated the Partnership, recording noncontrolling interest related to the net income of the Partnership attributable to its public unitholders.  The following table presents summary information of assets and liabilities of the Partnership that is included in the Company’s consolidated balance sheets that are for the use or obligation of the Partnership.

(in thousands)	December 31, 2016	December 31, 2015
Assets (liabilities):
Cash	$21,834	$7,597
Accounts receivable	8,758	9,926
Other current assets	64	192
Property and equipment, net	805,027	578,026
Goodwill and intangible assets, net	539,105	85,301
Deferred financing costs, net	12,591	2,310
Accounts payable	(4,172)	(13,484)
Accrued capital expenditures	(9,074)	(15,277)
Other current liabilities	(8,376)	(3,067)
Long-term debt	(190,000)	(143,000)
Other long-term liabilities	(5,189)	(3,128)

The following table presents summary information of the Partnership’s financial performance included in the consolidated statements of operations and cash flows for the twelve months ended December 31, 2016 and 2015, inclusive of affiliate amounts.

	Years Ended December 31,
(in thousands)	2016	2015
Operating revenues	$201,623	$114,459
Operating expenses	74,681	52,423
Net income	121,610	52,495

Net cash provided by operating activities	$154,117	$70,006
Net cash used in investing activities	(721,087)	(379,991)
Net cash provided by financing activities	581,207	290,748

The following table presents the Company’s change in limited partner ownership of the Partnership for the periods presented.

	Partnership units owned by GP Holdings (Common and Subordinated)	Total Partnership Units Outstanding	GP Holdings % Ownership in the Partnership	% Ownership in the Partnership Retained by the Company
As of:
December 31, 2015	28,757,246	70,917,372	41%	41%
Equity offering in June 2016	—	9,200,000
Equity offering in October 2016	—	20,930,233
Units issued under ATM program	—	944,700
Vested phantom units, net	—	280,451
December 31, 2016	28,757,246	102,272,756	28%	26%

Rice Midstream GP Holdings LP

The Company evaluated GP Holdings for consolidation and determined GP Holdings to be a VIE.  The Company determined that the primary beneficiary of GP Holdings is Midstream Holdings.  Midstream Holdings holds a 91.75% limited partnership interest in GP Holdings and GP Management holds all of the substantive voting and participating rights to direct the activities of GP Holdings.  As a result, through this ownership, the Company holds the power to direct the activities of GP Holdings that most significantly impact GP Holdings’ economic performance and the obligation to absorb losses or the right to receive benefits from GP Holdings that could potentially be significant to GP Holdings.

As of December 31, 2016, the Company consolidates GP Holdings, recording noncontrolling interest related to the ownership interests of GP Holdings attributable to the Investors.  GP Holdings has no significant assets, liabilities or operations other than consolidation of the Partnership.

Strike Force Midstream Holdings LLC

On February 1, 2016, Strike Force Midstream Holdings LLC (“Strike Force Holdings”), a wholly-owned subsidiary of Midstream Holdings, and Gulfport Midstream Holdings entered into an Amended and Restated Limited Liability Company Agreement (the “Strike Force LLC Agreement”) of Strike Force Midstream to engage in the natural gas midstream business in approximately 319,000 acres in Belmont and Monroe Counties, Ohio.  Under the terms of the Strike Force LLC Agreement, Strike Force Holdings made an initial contribution to Strike Force Midstream of certain pipelines, facilities and rights of way and cash in the amount of $41.0 million in exchange for a 75% membership interest in Strike Force Midstream.  Gulfport Midstream made an initial contribution of a gathering system and related assets in exchange for a 25% membership interest in Strike Force Midstream.  The assets contributed by Gulfport Midstream have a fair value of $22.5 million, which was determined using Level 3 valuation inputs included in the discounted cash flow method within the income approach.  The income approach includes estimates and assumptions related to future throughput volumes, operating costs, capital spending and changes in working capital.  Estimating the fair value of these assets required judgment and determining the fair value is sensitive to changes in assumptions.  Additionally, on February 1, 2016, Strike Force Midstream and Strike Force Holdings entered into a services agreement whereby Strike Force Holdings will provide all of the services necessary to operate, manage and maintain Strike Force Midstream.

The Company evaluated Strike Force Midstream for consolidation and determined Strike Force Midstream to be a VIE.  Strike Force Holdings was determined to be the primary beneficiary as a result of its power to direct the activities of Strike Force Midstream that most significantly impact Strike Force Midstream’s economic performance and the obligation to absorb losses or the right to receive benefits through its 75% membership interest in Strike Force Midstream.

As of December 31, 2016, the Company consolidates Strike Force Midstream, recording noncontrolling interest related to the ownership interests of Strike Force Midstream attributable to Gulfport Midstream.  The following table presents summary information of assets and liabilities of Strike Force Midstream that is included in the Company’s consolidated balance sheet that are for the use or obligation of Strike Force Midstream.

(in thousands)	December 31, 2016
Assets (liabilities):
Cash	$36,572
Accounts receivable	2,529
Property and equipment, net	100,232
Accounts payable	(3,863)
Accrued capital expenditures	(18,962)
Other current liabilities	(44)

The following table presents summary information for Strike Force Midstream’s financial performance included in the consolidated statement of operations and cash flows for the period from February 1, 2016 through December 31, 2016, inclusive of affiliate amounts.

(in thousands)
Operating revenues	$7,687
Operating expenses (1)	26,059
Net loss	(18,354)

Net provided by operating activities	$835
Net cash used in investing activities	(49,263)
Net cash provided by financing activities	85,000

(1)              As of December 31, 2016, the Company recorded a $20.3 million impairment related to pipeline assets that were decommissioned.

Rice Energy Operating LLC

Following completion of the Vantage Acquisition, the Company operates the Vantage assets through Rice Energy Operating.  As part of the consideration for the Vantage Acquisition, the Vantage Sellers received an aggregate 16.49% membership interest in Rice Energy Operating.  The reduction in the Company’s ownership of Rice Energy Operating resulted in an increase in noncontrolling interests and additional paid in capital as reflected in the Change in ownership of consolidated subsidiaries within the Statements of Consolidated Equity.  In connection with the issuance of such membership interests to the Vantage Sellers, the Company and the Vantage Sellers entered into the Third A&R LLC Agreement.  Under the Third A&R LLC Agreement, the Company controls all of the day-to-day business affairs and decision making of Rice Energy Operating without approval of any other member, unless otherwise stated in the Third A&R LLC Agreement.  As such, the Company, through its officers and directors, are responsible for all operational and administrative decisions of Rice Energy Operating and the day-to-day management of Rice Energy Operating’s business.  Pursuant to the terms of the Third A&R LLC Agreement, the Company cannot, under any circumstances, be removed or replaced as the sole manager of Rice Energy Operating, except by its own election so long as it remains a member of Rice Energy Operating.

The Company evaluated Rice Energy Operating for consolidation and determined it to be a VIE.  The Company determined that it is the primary beneficiary of Rice Energy Operating as it had both (i) the power, through control of all day-to-day business affairs and decision making of Rice Energy Operating that most significantly impact its economic performance and (ii) obligation to absorb losses or the right to receive benefits through its 83.51% membership interest in Rice Energy Operating.  The 16.49% ownership held by the Vantage Sellers as of December 31, 2016 is presented as noncontrolling interest in the consolidated financial statements.

As of December 31, 2016, the Company consolidates Rice Energy Operating, recording noncontrolling interest related to the ownership interests of Rice Energy Operating attributable to the Vantage Sellers.  The financial results of Rice Energy Operating do not materially differ from the Company’s year-end 2016 consolidated financial statements.

16.  Stock-Based Compensation

From time to time, the Company grants stock-based compensation awards to certain non-employee directors and employees under its long-term incentive plan (the “LTIP”).  Pursuant to the LTIP, the aggregate maximum number of shares of common stock issued under the LTIP will not exceed 17,500,000 shares.  The Company has granted both restricted stock units, which vest upon the passage of time, and performance units, which vest based upon attainment of specified company performance criteria.

Restricted Stock Unit Awards

Restricted stock unit awards are valued based upon the price of the Company’s common stock on the grant date and vest over periods from one to three years, with compensation expense being recognized on a straight-line basis over the requisite service period.  Compensation expense related to the restricted stock unit awards was $9.6 million, $5.7 million and $2.6 million for the years ended December 31, 2016, 2015 and 2014, respectively, and is recorded in general and administrative, lease operating and midstream operating and maintenance expenses on the consolidated statements of operations.  The following table summarizes the restricted stock unit award activity during the year ended December 31, 2016 and 2015.

	Number of shares	Weighted average grant date fair value
Total unvested, January 1, 2015	322,659	$28.38
Granted	538,637	19.25
Vested	(121,138)	27.98
Forfeited	(34,027)	24.13
Total unvested, December 31, 2015	706,131	21.69
Granted	1,336,525	10.85
Vested	(271,364)	21.99
Forfeited	(133,593)	14.89
Total unvested - December 31, 2016	1,637,699	$13.35

The following table details the scheduled vesting of the outstanding unvested restricted stock unit awards at December 31, 2016.

Vesting Date	Number of shares
2017	658,723
2018	593,192
2019	376,730
2020	9,054
1,637,699

Total unrecognized compensation expense expected to be recognized in the future related to the restricted stock unit awards as of December 31, 2016 is $12.6 million.

Performance Stock Unit Awards

Under the LTIP, the Company has granted certain employees performance stock unit awards, which entitles the holders to shares of common stock subject to the achievement of certain performance metrics established by the Compensation Committee of the Board of Directors.  Each grant of performance stock units is subject to a designated three-year initial performance period.  The number of performance stock units to be earned is subject to a market condition, which is based on a comparison of the total shareholder return (“TSR”) and the absolute shareholder return (“ASR”) achieved with respect to shares of the Company’s common stock against the TSR and ASR achieved by a defined peer group at the end of the performance period.  Depending on the Company’s performance relative to the defined peer group, award recipients will earn between 0% and 200% of the initial performance stock units granted.  The following table summarizes the performance stock unit award activity during the year ended December 31, 2016 and 2015.

	Number of shares	Weighted average grant date fair value
Total unvested, January 1, 2015	270,104	$29.05
Granted	432,626	18.95
Vested	—	—
Forfeited	(6,120)	22.94
Total unvested, December 31, 2015	696,610	22.83
Granted	979,970	8.97
Vested	—	—
Forfeited	(25,866)	15.10
Total unvested - December 31, 2016	1,650,714	$14.72

The following table details the scheduled vesting of the outstanding unvested performance stock unit awards at December 31, 2016.

Vesting Date	Number of shares
2017	263,206
2018	422,052
2019	965,456
1,650,714

The compensation expense related to these awards is being recognized on a straight-line basis and the awards will cliff vest over the requisite service period of approximately three years.  Compensation expense related to the performance unit stock awards was $10.0 million, $6.7 million and $2.8 million for the years ended December 31, 2016, 2015 and 2014, respectively, and is recorded in general and administrative expenses on the consolidated statements of operations.

The Company uses a Monte Carlo simulation valuation model to determine the fair value of the performance stock unit awards on the grant date.  The key valuation assumptions for the Monte Carlo model are the initial value, risk-free interest rate, volatility and correlation coefficients.  The risk-free interest rate is the U.S. Treasury bond rate on the date of grant.  The initial value is the average of the volume weighted average prices for the 20 trading days prior to the start of the performance cycle for the Company and each of its peers.  Volatility is the standard deviation of the average percentage change in stock price over a historical period for the Company and each of its peers.  The correlation coefficients are measures of the strength of the linear relationship between and amongst the Company and its peers estimated based on historical stock price data.

The following table presents information regarding the assumptions used in determining the fair value of the performance stock unit awards granted in 2016, 2015 and 2014.

	2016	2015	2014
Dividend Yield	0.00%	0.00%	0.00%
Expected Volatility	64.34%	49.69%	43.73%
Risk-Free Rate	0.91%	1.00%	0.70%
Expected Life (Years)	2.84	2.89	2.65
Weighted average fair value of performance stock unit awards	$10.78	$21.61	$38.77

Total unrecognized compensation expense expected to be recognized in the future related to the performance stock unit awards as of December 31, 2016 is $10.6 million.

RMP Phantom Unit Awards

Additionally, from time to time, phantom unit awards are granted under the Rice Midstream Partners LP 2014 Long Term Incentive Plan (“RMP LTIP”) to certain non-employee directors of the Partnership and executive officers and employees of the Company that provide services to the Partnership under an omnibus agreement.  Pursuant to the RMP LTIP, the maximum aggregate number of common units that may be issued pursuant to any and all awards under the RMP LTIP shall not exceed 5,000,000 common units, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of awards, as provided under the RMP LTIP.  The equity-based awards are valued based upon the price of the Partnership’s common units on the grant date and will cliff vest over the requisite service period from one to two years.  The Partnership recorded $2.8 million, $4.1 million and $0.1 million of stock compensation expense related to these awards for the years ended December 31, 2016, 2015 and 2014, respectively, and is recorded in general and administrative and midstream operating and maintenance expenses within the Company’s consolidated statements of operations.  Total unrecognized compensation expense expected to be recognized over the remaining vesting period as of December 31, 2016 is $0.2 million for these awards.

The following table summarizes the activity for the equity-based awards during the year ended December 31, 2016 and 2015.

	Number of units	Weighted average grant date fair value
Total unvested, January 1, 2015	434,094	$16.50
Granted	18,196	16.87
Vested	(242)	16.50
Forfeited	(19,420)	16.50
Total unvested, December 31, 2015	432,628	16.52
Granted	30,352	17.81
Vested	(399,158)	16.52
Forfeited	(33,470)	16.50
Total unvested - December 31, 2016	30,352	$17.81

Combined

Further information on stock-based compensation recorded for the years ended December 31, 2016, 2015 and 2014 in the consolidated financial statements is detailed below.

	Year Ended December 31,
(in thousands)	2016	2015	2014
General and administrative expense	$21,290	$16,528	$5,553
Lease operating and midstream operation and maintenance expense	625	—	—
Property, plant and equipment, net	578	—	—
Total cost of stock-based compensation plans	$22,493	$16,528	$5,553

17.  Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period.  Diluted earnings per share takes into account the dilutive effect of potential common stock that could be issued by the Company in conjunction with stock awards that have been granted to directors and employees.  The following is a calculation of the basic and diluted weighted-average number of shares of common stock outstanding and EPS for the years ended December 31, 2016, 2015 and 2014.

	Year Ended December 31,
	2016	2015	2014
Income (loss) (numerator):
Net (loss) income attributable to Rice Energy (in thousands)	$(269,751)	$(291,336)	$218,454
Less: Preferred dividends on redeemable noncontrolling interest	(26,176)	—	—
Less: Accretion of redeemable noncontrolling interest	(2,274)	—	—
Net (loss) income available to common stockholders	(298,201)	(291,336)	218,454

Weighted-average shares (denominator):
Weighted-average number of shares of common stock - basic	162,225,505	136,344,076	128,151,171
Weighted-average number of shares of common stock - diluted	162,225,505	136,344,076	128,255,155

Income (loss) earnings per share:
Basic	$(1.84)	$(2.14)	$1.70
Diluted	$(1.84)	$(2.14)	$1.70

There were no conversions of the 40,000,000 Rice Energy Operating common units (the “REO Common Units”) into Company common stock for the period from October 19, 2016 through December 31, 2016.  The REO Common Units were issued in connection with the Vantage Acquisition and the holders of the REO Common Units, other than the Company, are entitled to redeem, from time to time, all or a portion of their REO Common Units.  Each REO Common Unit will be redeemed for, at Rice Energy Operating’s option, a newly-issued share of common stock of the Company or a cash payment equal to the volume-weighted average closing price of a share of the Company’s common stock for the five trading days prior to and including the last full trading day immediately prior to the date that the member delivers a notice of redemption (subject to customary adjustments, including for stock splits, stock dividends and reclassifications).  Upon the exercise of the redemption right, the redeeming member surrenders its REO Common Units to Rice Energy Operating and the corresponding number of 1/1000ths of shares of preferred stock in respect of each redeemed Common Unit to Rice Energy Operating for cancellation.  For the year ended December 31, 2016, 11,075,107 shares attributable to equity awards and convertible securities were not included in the diluted earnings per share calculation.  For the year ended December 31, 2015, 133,611 shares attributable to equity awards were not included in the diluted earnings per share calculation as the Company incurred a net loss for the period presented herein.

18.  Income Taxes

The Company is a corporation under the Internal Revenue Code subject to federal income tax at a statutory rate of 35% of pretax earnings.  We did not report any income tax benefit or expense for periods prior to the consummation of our IPO in January 2014 because Rice Drilling B, our accounting predecessor, is a limited liability company that was not subject to federal income tax.  The reorganization of our business into a corporation in connection with the closing of our IPO required the recognition of a deferred tax asset or liability for the initial temporary differences at the time of our IPO.  The resulting deferred tax liability of approximately $162.3 million was recorded in equity at the date of the completion of our IPO as it represents a transaction among shareholders.  Additionally, the pro forma EPS for the year ended December 31, 2014 disclosed in the accompanying consolidated statements of operations assumes a statutory tax rate.

The components of the income tax provision are as follows:

	Year Ended December 31,
(in thousands)	2016	2015	2014
Current tax (benefit) expense:
Federal	$33,086	$4,039	$3,961
State	—	—	—
Total	33,086	4,039	3,961
Deferred tax (benefit) expense:
Federal	(150,538)	19,878	68,846
State	(24,760)	(11,799)	18,793
Total	(175,298)	8,079	87,639
Total income tax (benefit) expense	$(142,212)	$12,118	$91,600

The effective tax rate for the year ended December 31, 2016 differs from the statutory rate due principally to nondeductible incentive unit expense, state income taxes and noncontrolling interest.  The effective tax rate for the year ended December 31, 2015 differs from the statutory rate due principally to nondeductible incentive unit expense, impairment losses and noncontrolling interest.

Prior to 2016, the noncontrolling interest was principally due to RMP earnings.  During 2016, the Company formed several partnerships in addition to RMP and these new partnerships are reflected in noncontrolling interest.

Income tax (benefit) expense differs from amounts computed at the federal statutory rate of 35% on pre-tax income as follows:

	Year Ended December 31,
(in thousands)	2016	2015	2014
Tax at statutory rate	$(136,861)	$(89,560)	$108,722
Permanent tax differences	41	74	18
State income taxes	(16,094)	(7,668)	12,216
Partnership earnings (1/1/14 - 1/28/14)	—	—	(66,239)
Noncontrolling partners’ share of partnership earnings	(7,326)	(8,168)	(203)
Goodwill impairment	—	103,218	—
Incentive unit expense	17,299	12,634	37,086
Other, net	729	1,588	—
Income tax (benefit) expense	$(142,212)	$12,118	$91,600
Effective tax rate	36.37%	(4.74)%	29.49%

The Company recognizes deferred tax liabilities for temporary differences between the financial statement and tax basis of assets and liabilities.  The effect of changes in the tax laws or tax rates is recognized in income in the period such changes are enacted.  Prior to 2016, the deferred tax liabilities primarily relate to intangible drilling costs, depreciation and depletion.  As a result of the Vantage Acquisition, all intangible drilling costs and depletion reported as drilling and development costs are reclassified to the investment in partnership component.  Additionally, $70.6 million of depreciation and $35.5 million of hedging loss has also been reclassified to the investment in partnerships component.  The following table summarizes the source and tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 2016 and December 31, 2015.

	Year Ended December 31,
(in thousands)	2016	2015
Deferred income taxes:
Total deferred tax assets	$336,257	$299,032
Total deferred tax liabilities	(694,883)	(571,020)
Total net deferred tax liabilities	(358,626)	(271,988)

Principal components of deferred tax assets and liabilities:
Drilling and development costs expensed for tax	—	(368,949)
Tax depreciation in excess of book depreciation	4,846	(92,710)
Investment in partnerships	(694,883)	57,227
Incentive compensation	7,435	5,576
Net operating loss carryforwards	30,432	153,558
Hedging loss	20,799	(109,352)
AMT tax credit	41,085	7,999
IDC 59e election	230,351	73,977
Other	1,309	686
Total	$(358,626)	$(271,988)

As of December 31, 2016, the Company had a federal income tax net operating loss (“NOL”) carryforward of approximately $87.0 million.  The associated deferred tax assets related to the NOL carryforward was $30.4 million.  The NOL carryforward will expire in 2035.  The value of these carryforwards depends on the Company’s ability to generate taxable income.

The Company is subject to the alternative minimum tax (“AMT”) if the computed AMT liability exceeds the regular tax liability for the year.  As a result of certain AMT preference items related to intangible drilling costs, the Company has generated AMT carryforwards.  Because AMT taxes paid can be credited against regular tax and have an indefinite carryforward, this item is reflected as a deferred tax asset in the amount of $41.1 million at December 31, 2016.

Pursuant to an agreement between the Partnership and the IRS regarding our 2016 tax reporting, we will have two short tax years for the calendar year 2016 as a result of a technical termination that occurred on February 22, 2016.  This technical termination will result in a significant deferral of depreciation deductions that were otherwise allowable in computing the taxable income of the Partnership’s unitholders for the period February 23, 2016 through December 31, 2016.  The Partnership expects to provide a single Schedule K-1 to each unitholder reflecting the unitholder’s taxable income for the full calendar year.

Based on management’s analysis, the Company did not have any uncertain tax positions as of December 31, 2016.

19.  Related Party Transactions

Prior to our IPO, the Company reimbursed Rice Energy Family Holdings, LP (“Rice Partners”) for expenses incurred on behalf of the Company.  General and administrative expenses incurred by the Rice Partners and reimbursed by the Company were $1.8 million for the year ended December 31, 2014.  Prior to the closing of our IPO, the Company terminated its agreement to reimburse Rice Partners for expenses incurred on its behalf.

20.  New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).”  The FASB created Topic 606 which supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance throughout the Industry Topics of the Codification.  ASU 2014-09 will enhance comparability of revenue recognition practices across entities, industries and capital markets compared to existing guidance.  Additionally, ASU 2014-09 will reduce the number of requirements which an entity must consider in recognizing revenue, as this update will replace multiple locations for guidance.  In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing.”  In May 2016, the FASB issued ASU 2016-11, “Revenue from Contracts with Customers (Topic 606) and Derivatives and Hedging (Topic 815) - Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting” and ASU 2016-12, “Revenue from Contracts with Customers (Topic 606) - Narrow Scope Improvements and Practical Expedients.”  These updates do not change the core principle of the guidance in Topic 606 (as amended by ASU 2014-09), but rather provide further guidance with respect to the implementation of ASU 2014-09.  The effective date for ASU 2016-10, 2016-11, 2016-12 and ASU 2014-09, as amended by ASU 2015-14, is for annual reporting periods beginning after December 15, 2017, including interim periods within those years.  In preparation for the adoption of the new standard in the fiscal year beginning January 2018, the Company has obtained representative samples of contracts and other forms of agreements with its customers and are evaluating the provisions contained therein in light of the five-step model specified by the new guidance.  That five-step model includes:  (1) determination of whether a contract-an agreement between two or more parties that creates legally enforceable rights and obligations-exists; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when (or as) the performance obligation is satisfied.  The Company anticipates adopting the standard using the modified retrospective approach at adoption.  The Company will be evaluating individual customer contracts within each of our business segments as we continue to evaluate the impact of the adoption of this standard.

In August 2014, the FASB issued ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” which specifies the responsibility an entity’s management has to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern.  The new guidance is effective for annual and interim periods beginning after December 15, 2016.  The Company has adopted ASU 2014-15 in the fourth quarter of 2016 and has determined that substantial doubt does not exist about its ability to continue as a going concern.

In April 2015, the FASB issued ASU, 2015-03, “Interest-Imputation of Interest (Subtopic 835-30):  Simplification of Debt Issuance Costs.”  ASU 2015-03 was issued to simplify the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts.  ASU 2015-03 is effective for periods beginning after December 15, 2015.  In August 2015, the FASB issued ASU 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements.”  ASU 2015-15 clarifies the guidance in ASU 2015-03 regarding presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements.  The Securities and Exchange Commission (“SEC”) staff announced they would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement.  The Company adopted ASU 2015-03 in the first quarter of 2016 and presents debt issuance costs associated with its Notes as a deduction from the carrying amount of the Notes.  The Company also adopted ASU 2015-15 in the first quarter and presents debt issuance costs associated with the Company’s revolving credit facilities as deferred financing costs, net in its consolidated balance sheets.  The Company has retrospectively applied the guidance in ASU 2015-03 and ASU 2015-15, which resulted in the reclassification of $21.4 million of deferred financing costs related to the Notes from deferred financing costs, net, to long-term debt on the consolidated balance sheet at December 31, 2015.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).”  ASU 2016-02 requires, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date:  (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.  The new guidance is effective for annual and interim reporting periods beginning after December 15, 2018.  The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period.  The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.”  ASU 2016-09 affects entities that issue share-based payment awards to their employees.  ASU 2016-09 is designed to simplify several aspects of accounting for share-based payment award transactions, which include:  (i) income tax consequences, (ii) classification of awards as either equity or liabilities, (iii) classification on the statement of cash flows and (iv) forfeiture rate calculations.  The updated guidance is effective for annual periods beginning after December 15, 2016, including interim periods within those fiscal years.  Early adoption of the update is permitted.  The Company plans to adopt ASU 2016-09 in the first quarter of 2017.  The Company does not anticipate that this guidance will have a material impact on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230):  Classification of Certain Cash Receipts and Cash Payments.”  ASU 2016-15 clarifies and provides specific guidance on eight cash flow classification issues that are not currently addressed by current GAAP and thereby reduce the current diversity in practice.  ASU 2016-15 is effective for public business entities for annual periods, including interim periods within those annual periods, beginning after December 15, 2017, with early application permitted.  The Company does not anticipate that this guidance will have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350):  Simplifying the Test for Goodwill Impairment.”  This ASU eliminates Step 2 from the goodwill impairment test which previously required measurement of any goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill.  Under the new standard, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, without exceeding the total amount of goodwill allocated to that reporting unit.  The provisions of this ASU are effective for fiscal years, and any interim goodwill impairment tests within those fiscal years beginning after December 15, 2019.  Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.  A reporting entity should apply the amendment on a prospective basis.  The Company plans to adopt ASU 2017-04 in the first quarter of 2017.

21.   Guarantor Financial Information

On April 25, 2014, the Company issued $900.0 million in aggregate principal amount of the 2022 Notes and on March 26, 2015, the Company issued $400.0 million in aggregate principal amount of the 2023 Notes.  The obligations under the Notes are fully and unconditionally guaranteed by the Guarantors, subject to release provisions described in Note 3.  In connection with the closing of the Vantage Acquisition, the Company and Rice Energy Operating entered into a Debt Assumption Agreement dated as of October 19, 2016 pursuant to which Rice Energy Operating agreed to become a co-obligor of the Notes and certain entities acquired in the Vantage Acquisition became wholly-owned became subsidiaries of Rice Energy Operating and Guarantors of the Notes.  Each of the Guarantors is 100% owned by Rice Energy Operating.

The Company is a holding company whose sole material asset is an equity interest in Rice Energy Operating.  The Company is a member and the sole manager of Rice Energy Operating.  Rice Energy owns an approximate 83.51% membership in Rice Energy Operating as of December 31, 2016.  Rice Energy is responsible for all operational, management and administrative decisions related to Rice Energy Operating’s business.  In accordance with Rice Energy Operating’s Third Amended and Restated Limited Liability Company Agreement, the Company may not be removed as the sole manager of Rice Energy Operating so long as it continues to be a member of Rice Energy Operating.

As of December 31, 2016, the Company held approximately 83.51% of the economic interest in Rice Energy Operating, with the remaining 16.49% membership interest collectively held by the Vantage Sellers.  The Vantage Sellers have no voting rights with respect to their membership interest in Rice Energy Operating.  In connection with the closing of the Transaction, the Company issued shares of preferred stock to the Vantage Sellers in an amount equal to 1/1000 of the number of REO Common Units they received at the closing of the Vantage Acquisition.  Pursuant to the certificate of designation setting forth the terms, rights and obligations and preferences of the preferred stock, each 1/1000 share of preferred stock entitles the holder to one vote on all matters submitted to a vote of the holders of common stock.  Accordingly, the Vantage Sellers collectively have a number of votes in the Company equal to the aggregate number of REO Common Units that they hold.

The Vantage Sellers have a redemption right to cause Rice Energy Operating to redeem, from time to time, all or a portion of their Common Units.  Each REO Common Unit will be redeemed for, at Rice Energy Operating’s option, a newly-issued share of common stock of the Company or a cash payment equal to the volume-weighted average closing price of a share of the Company’s common stock for the five trading days prior to and including the last full trading day immediately prior to the date that the member delivers a notice of redemption (subject to customary adjustments, including for stock splits, stock dividends and reclassifications).  Upon the exercise of the redemption right, the redeeming member surrenders its REO Common Units to Rice Energy Operating and the corresponding number of 1/1000ths of shares of preferred stock in respect of each redeemed Common Unit to Rice Energy Operating for cancellation.  The Third A&R LLC Agreement requires that the Company contribute cash or shares of its common stock to Rice Energy Operating in exchange for a number of REO Common Units equal to the number of Rice Energy Operating Common Units to be redeemed from the member.  Rice Energy Operating will then distribute such cash or shares of the Company’s common stock to such Vantage Seller to complete the redemption.  Upon the exercise of the redemption right, the Company may, at its option, effect a direct exchange of the REO Common Units (and the corresponding shares of preferred stock (or fractions thereof) from the redeeming Vantage Seller.

As a result, the Company expects that over time it will have an increasing economic interest in Rice Energy Operating as the Vantage Sellers elect to exercise their redemption right.  Moreover, any transfers of Common Units by the Vantage Sellers (other than permitted transfers to affiliates) must be approved by the Company.  The Company intends to retain full voting and management control over Rice Energy Operating.

The Company’s subsidiaries that comprise its Rice Midstream Holdings segment and Rice Midstream Partners segment are unrestricted subsidiaries under the indentures governing the Notes and consequently are not Guarantors.  In accordance with positions established by the SEC, the following shows separate financial information with respect to the Company, Rice Energy Operating and the Guarantors and the Non-Guarantor subsidiaries.  Separate financial statements for Rice Energy Operating will be provided in Rice Energy Operating’s Annual Report on Form 10-K.  The principal elimination entries below eliminate investment in subsidiaries and certain intercompany balances and transactions.

Balance Sheet as of December 31, 2016

(in thousands)	Rice Energy Inc.	Rice Energy Operating LLC	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash	$2,756	$230,944	$164,522	$71,821	$—	$470,043
Accounts receivable	22,525	—	201,122	28,990	(34,012)	218,625
Receivable from affiliate		—	—		—	—
Prepaid expenses, deposits and other	2,651	—	2,214	194	—	5,059
Derivative instruments	—	689	—	—	—	689
Total current assets	27,932	231,633	367,858	101,005	(34,012)	694,416

Gas collateral account	—	—	5,220	112	—	5,332
Investments in subsidiaries	2,928,250	4,406,023	6,101	—	(7,340,374)	—
Property, plant and equipment, net	25,622	—	4,947,518	1,203,047	(58,275)	6,117,912
Deferred financing costs, net	—	21,372	—	15,012	—	36,384
Goodwill	—	384,430	—	494,581	—	879,011
Intangible assets, net	—	—	—	44,525	—	44,525
Derivative instruments	138	27,894	11,296	—	—	39,328
Other non-current assets	—	—	614	—	—	614
Total assets	$2,981,942	$5,071,352	$5,338,607	$1,858,282	$(7,432,661)	$7,817,522

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$926	$—	$8,724	$8,594	$—	$18,244
Royalties payables	—	—	87,098	—	—	87,098
Accrued capital expenditures	—	—	89,403	35,297	—	124,700
Leasehold payables	—	—	22,869	—	—	22,869
Derivative instruments	—	72,391	66,997	—	—	139,388
Other accrued liabilities	54,064	18,994	84,950	16,451	(34,012)	140,447
Total current liabilities	54,990	91,385	360,041	60,342	(34,012)	532,746

Long-term liabilities:
Long-term debt	—	1,279,481	—	243,000	—	1,522,481
Leasehold payable	—	—	9,237	—	—	9,237
Deferred tax liabilities	—	26,561	209,276	122,789	—	358,626
Derivative instruments	—	9,766	16,711	—	—	26,477
Other long-term liabilities	8,858	—	66,949	5,541	—	81,348
Total liabilities	63,848	1,407,193	662,214	431,672	(34,012)	2,530,915
Mezzanine equity:
Redeemable noncontrolling interest	—	—	—	382,525	—	382,525
Stockholders’ equity before noncontrolling interest	2,972,578	2,928,250	4,676,393	(270,370)	(7,398,649)	2,908,202
Noncontrolling interests in consolidated subsidiaries	(54,484)	735,909	—	1,314,455	—	1,995,880
Total liabilities and stockholders’ equity	$2,981,942	$5,071,352	$5,338,607	$1,858,282	$(7,432,661)	$7,817,522

Balance Sheet as of December 31, 2015

(in thousands)	Rice Energy Inc.	Rice Energy Operating LLC	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash	$78,474	$2	$57,798	$15,627	$—	$151,901
Accounts receivable	27,817	—	140,493	18,675	(32,171)	154,814
Prepaid expenses, deposits and other	4,376	—	817	295	—	5,488
Derivative instruments	—	47,262	139,698	—	—	186,960
Total current assets	110,667	47,264	338,806	34,597	(32,171)	499,163

Gas collateral account	—	—	3,995	82	—	4,077
Investments in subsidiaries	1,200,143	2,378,292	—	—	(3,578,435)	—
Property, plant and equipment, net	21,443	—	2,382,878	865,040	(26,230)	3,243,131
Deferred financing costs, net	—	3,896	—	4,915	—	8,811
Goodwill	—	—	—	39,142	—	39,142
Intangible assets, net	—	—	—	46,159	—	46,159
Derivative instruments	—	29,972	75,973	—	—	105,945
Other non-current assets	$—	2,618	52	—	—	2,670
Total assets	$1,332,253	$2,462,042	$2,801,704	$989,935	$(3,636,836)	$3,949,098

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,179	$—	$48,191	$31,183	$—	$83,553
Royalties payables	—	—	40,572	—	—	40,572
Accrued capital expenditures	—	—	45,240	34,507	—	79,747
Leasehold payables	—	—	17,338	—	—	17,338
Derivative instruments	—	132	367	—	—	499
Other accrued liabilities	21,946	14,208	71,282	3,367	(32,171)	78,632
Total current liabilities	26,125	14,340	222,990	69,057	(32,171)	300,341

Long-term liabilities:
Long-term debt	—	1,275,790	—	160,000	—	1,435,790
Leasehold payable	—	—	6,289	—	—	6,289
Deferred tax liabilities	—	(47,663)	299,741	19,910	—	271,988
Derivative liabilities	—	16,344	—	—	—	16,344
Other	—	3,088	7,661	3,129	—	13,878
Total liabilities	26,125	1,261,899	536,681	252,096	(32,171)	2,044,630
Stockholders’ equity before noncontrolling interest	1,306,128	1,200,143	2,265,023	113,268	(3,604,665)	1,279,897
Noncontrolling interests in consolidated subsidiaries	—	—	—	624,571	—	624,571
Total liabilities and stockholders’ equity	$1,332,253	$2,462,042	$2,801,704	$989,935	$(3,636,836)	$3,949,098

Statement of Operations for the Year Ended December 31, 2016

(in thousands)	Rice Energy Inc.	Rice Energy Operating LLC	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Natural gas, oil and natural gas liquids (NGL) sales	$—	$—	$653,441	$—	$—	$653,441
Gathering, compression and water services	—	—	—	265,556	(164,499)	101,057
Other revenue	—	—	24,408	—	—	24,408
Total operating revenues	—	—	677,849	265,556	(164,499)	778,906

Operating expenses:
Lease operating	—	—	50,708	—	(134)	50,574
Gathering, compression and transportation	—	—	232,478	—	(108,626)	123,852
Production taxes and impact fees	—	—	13,866	—	—	13,866
Exploration	—	—	15,159	—	—	15,159
Midstream operation and maintenance	—	—	—	27,618	(4,403)	23,215
Incentive unit expense	—	—	49,426	2,335	—	51,761
Impairment of gas properties	—		20,853	—	—	20,853
Impairment of fixed assets	—		—	23,057	—	23,057
General and administrative	—	—	78,094	39,999	—	118,093
Depreciation, depletion and amortization	—	—	350,865	31,298	(13,708)	368,455
Acquisition expense	—	—	5,500	609	—	6,109
Amortization of intangible assets	—	—	—	1,634	—	1,634
Other expense	—	—	25,652	1,656	—	27,308
Total operating expenses	—	—	842,601	128,206	(126,871)	843,936

Operating (loss) income	—	—	(164,752)	137,350	(37,628)	(65,030)
Interest expense	—	(91,734)	(68)	(7,825)	—	(99,627)
Other income (expense)	—	(898)	2,206	98	—	1,406
Gain on derivative instruments	—	(83,324)	(136,912)	—	—	(220,236)
Amortization of deferred financing costs	—	(5,283)	—	(2,262)	—	(7,545)
Equity in income (loss) in affiliate	(324,235)	(322,022)	(3,197)	—	649,454	—
(Loss) income before income taxes	(324,235)	(503,261)	(302,723)	127,361	611,826	(391,032)
Income tax benefit (expense)	—	179,026	(8,242)	(28,572)	—	142,212
Net (loss) income	(324,235)	(324,235)	(310,965)	98,789	611,826	(248,820)
Less: net (income) loss attributable to noncontrolling interests	54,484	—	—	(75,415)	—	(20,931)
Net (loss) income attributable to Rice Energy	(269,751)	(324,235)	(310,965)	23,374	611,826	(269,751)
Less: accretion and preferred dividends on redeemable noncontrolling interests	—	—	(28,450)	—	—	(28,450)
Net (loss) income attributable to Rice Energy Inc. common stockholders	$(269,751)	$(324,235)	$(339,415)	$23,374	$611,826	$(298,201)

Statement of Operations for the Year Ended December 31, 2015

(in thousands)	Rice Energy Inc.	Rice Energy Operating LLC	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Natural gas, oil and natural gas liquids (NGL) sales	$—	$—	$446,515	$—	$—	$446,515
Gathering, compression and water services	—	—	—	141,823	(92,644)	49,179
Other revenue	—	—	6,447	—	—	6,447
Total operating revenues	—	—	452,962	141,823	(92,644)	502,141

Operating expenses:
Lease operating	—	—	44,356	—	—	44,356
Gathering, compression and transportation	—	—	150,015	—	(65,308)	84,707
Production taxes and impact fees	—	—	7,609	—	—	7,609
Exploration	—	—	3,137	—	—	3,137
Midstream operation and maintenance	—	—	—	16,988	—	16,988
Incentive unit expense	—	—	33,873	2,224	—	36,097
Impairment of gas properties	—	—	18,250	—	—	18,250
Impairment of goodwill	—	—	294,908	—	—	294,908
General and administrative	—	—	78,592	24,446	—	103,038
Depreciation, depletion and amortization	—	—	304,703	19,185	(1,104)	322,784
Acquisition expense	—	—	107	1,128	—	1,235
Amortization of intangible assets	—	—	—	1,632	—	1,632
Other expense	—	—	5,075	492	—	5,567
Total operating expenses	—	—	940,625	66,095	(66,412)	940,308

Operating (loss) income	—	—	(487,663)	75,728	(26,232)	(438,167)
Interest expense	—	(82,664)	(166)	(4,616)	—	(87,446)
Other income	—	615	441	52	—	1,108
Gain on derivative instruments	—	68,248	205,500	—	—	273,748
Amortization of deferred financing costs	—	(4,072)	—	(1,052)	—	(5,124)
Equity in income (loss) of joint ventures and subsidiaries	(291,336)	(287,044)	—	—	578,380	—
(Loss) income before income taxes	(291,336)	(304,917)	(281,888)	70,112	552,148	(255,881)
Income tax benefit (expense)	—	13,581	(16,404)	(9,295)	—	(12,118)
Net (loss) income	(291,336)	(291,336)	(298,292)	60,817	552,148	(267,999)
Less: net income attributable to noncontrolling interests	—	—	—	(23,337)	—	(23,337)
Net (loss) income attributable to Rice Energy	$(291,336)	$(291,336)	$(298,292)	$37,480	$552,148	$(291,336)

Statement of Operations for the Year Ended December 31, 2014

(in thousands)	Rice Energy Inc.	Rice Energy Operating LLC	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Natural gas, oil and natural gas liquids (NGL) sales	$—	$—	$359,201	$—	$—	$359,201
Gathering, compression and water services	—	—	—	7,300	(1,796)	5,504
Other revenue	—	—	26,237	—	—	26,237
Total operating revenues	—	—	385,438	7,300	(1,796)	390,942

Operating expenses:
Lease operating	—	—	24,971	—	—	24,971
Gathering, compression and transportation	—	—	37,180		(1,562)	35,618
Production taxes and impact fees	—	—	4,647	—	—	4,647
Exploration	—	—	4,018		—	4,018
Midstream operation and maintenance	—	—	—	4,607	—	4,607
Incentive unit expense	—	—	86,020	19,941	—	105,961
General and administrative	—	—	45,268	16,303	—	61,570
Depreciation, depletion and amortization	—	—	153,282	2,988	—	156,270
Acquisition expense	—	—	820	1,519	—	2,339
Amortization of intangible assets	—	—	—	1,156	—	1,156
Other expenses	—	—	—	207	—	207
Total operating expenses	—	—	356,206	46,721	(1,562)	401,364

Operating income (loss)	—	—	29,232	(39,421)	(234)	(10,422)
Interest expense	—	(27,177)	(10,130)	(12,884)	—	(50,191)
Gain on purchase of Marcellus joint venture	—	—	203,579	—	—	203,579
Other income (loss)	—	247	754	(108)	—	893
Gain on derivative instruments	—	55,580	130,897	—	—	186,477
Amortization of deferred financing costs	—	(2,006)	(489)	—	—	(2,495)
Loss on extinguishment of debt	—	—	(7,654)	—	—	(7,654)
Write-off of deferred financing costs	—	—	(6,896)	—	—	(6,896)
Equity in income (loss) of joint ventures and subsidiaries	218,454	184,679	(2,656)	—	(403,132)	(2,656)
Income (loss) before income taxes	218,454	211,323	336,637	(52,413)	(403,366)	310,635
Income tax expense	—	7,131	(107,171)	8,440	—	(91,600)

Net income (loss)	218,454	218,454	229,466	(43,973)	(403,366)	219,035
Less: net income attributable to noncontrolling interests	—	—	—	(581)	—	(581)
Net income (loss) attributable to Rice Energy	$218,454	$218,454	$229,466	$(44,554)	$(403,366)	$218,454

Condensed Statement of Cash Flows for the Year Ended December 31, 2016

(in thousands)	Rice Energy Inc.	Rice Energy Operating LLC	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$44,594	$(94,101)	$396,899	$189,958	$(51,465)	$485,885

Capital expenditures for property and equipment	(2,982)	—	(688,998)	(234,285)	45,751	(880,514)
Capital expenditures for acquisitions	—	(381,080)	(44,266)	(611,700)	—	(1,037,046)
Investment in subsidiaries	(1,572,040)	(139,499)	(5,714)	—	1,717,253	—
Net cash used in investing activities	(1,575,022)	(520,579)	(738,978)	(845,985)	1,763,004	(1,917,560)

Proceeds from borrowings	—	—	—	338,000	—	338,000
Repayments of debt obligations	(1,189)	(706,911)	—	(255,001)	—	(963,101)
Debt issuance costs	—	(19,507)	—	(12,464)	—	(31,971)
Distributions to the Partnership’s public unitholders	—	—	—	(47,875)	—	(47,875)
Proceeds from the issuance of common stock, net of offering costs	1,465,671	—	—	—	—	1,465,671
Proceeds from issuance of common units sold by RMP, net of offering costs	—	—	—	620,330	—	620,330
Proceeds from conversion of warrants	89	—	—	—	—	89
Proceeds from issuance of non-controlling redeemable interest	—	—	—	368,747	—	368,747
Contribution to Strike Force Midstream by Gulfport Midstream	—	—	—	11,030	—	11,030
Preferred dividends to redeemable noncontrolling interest holders	—	—	—	(6,900)	—	(6,900)
Employee tax withholding for settlement of stock compensation award vestings	(9,861)	—	—	5,658	—	(4,203)
Contributions from parent	—	1,572,040	448,803	(309,304)	(1,711,539)	—
Net cash provided by financing activities	1,454,710	845,622	448,803	712,221	(1,711,539)	1,749,817

Increase (decrease) in cash	(75,718)	230,942	106,724	56,194	—	318,142
Cash, beginning of year	78,474	2	57,798	15,627	—	151,901
Cash, end of year	$2,756	$230,944	$164,522	$71,821	$—	$470,043

Condensed Statement of Cash Flows for the Year Ended December 31, 2015

(in thousands)	Rice Energy Inc.	Rice Energy Operating LLC	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(41,029)	$(18,178)	$413,984	$85,546	$(27,336)	$412,987

Capital expenditures for property and equipment	(9,775)	—	(859,359)	(404,476)	27,336	(1,246,274)
Investment in subsidiaries	(52,558)	(421,068)	—	—	473,626	—
Acquisition of Greene County assets	—	—	19,054	—	—	19,054
Proceeds from sale of interest in gas properties	—	—	10,201	—	—	10,201
Net cash used in investing activities	(62,333)	(421,068)	(830,104)	(404,476)	500,962	(1,217,019)

Proceeds from borrowings	—	411,932	—	502,000	—	913,932
Repayments of debt obligations	—	(15,922)	(697)	(342,000)	—	(358,619)
Distributions to the Partnership’s public unitholders	—	—	—	(17,017)	—	(17,017)
Debt issuance costs	—	(9,320)	—	(946)	—	(10,266)
Proceeds from issuance of common stock sold in our IPO, net of offering costs	—	—	—	(129)	—	(129)
Proceeds from issuance of common units sold by RMP, net of offering costs	—	—	—	171,902	—	171,902
Contributions from parent, net	—	52,558	432,682	(11,614)	(473,626)	—
Net cash provided by financing activities	—	439,248	431,985	302,196	(473,626)	699,803

Increase (decrease) in cash	(103,362)	2	15,865	(16,734)	—	(104,229)
Cash, beginning of year	181,836	—	41,933	32,361	—	256,130
Cash, end of year	$78,474	$2	$57,798	$15,627	$—	$151,901

Condensed Statement of Cash Flows for the Year Ended December 31, 2014

(in thousands)	Rice Energy Inc.	Rice Energy Operating LLC	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$15,894	$246	$95,372	$(26,437)	$—	$85,075

Investment in subsidiaries	(1,033,221)	(1,913,945)	—	—	2,947,166	—
Capital expenditures for property and equipment	(8,588)	—	(684,541)	(277,145)	—	(970,274)
Capital expenditures for acquisitions	—	—	(357,635)	(166,447)	—	(524,082)
Proceeds from sale of interest in gas properties	—	—	12,891	—	—	12,891
Net cash used in investing activities	(1,041,809)	(1,913,945)	(1,029,285)	(443,592)	2,947,166	(1,481,465)

Proceeds from borrowings	—	900,000	190,000	—	—	1,090,000
Repayments of debt obligations	—	—	(689,873)	—	—	(689,873)
Restricted cash for convertible debt	—	—	8,268	—	—	8,268
Debt issuance costs	—	(19,521)	—	(5,022)	—	(24,543)
Proceeds from conversion of warrants	1,975	—	—	—	—	1,975
Proceeds from issuance of common stock, net of offering costs	793,342	—	—	—	—	793,342
Proceeds from issuance of common units sold in RMP IPO, net of offering costs	—	—	—	441,739	—	441,739
Distributions to parent	412,434	—	—	(412,434)	—	—
Contributions from parent	—	1,033,220	1,436,043	477,903	(2,947,166)	—
Net cash provided by financing activities	1,207,751	1,913,699	944,438	502,186	(2,947,166)	1,620,908
Increase (decrease) in cash	181,836	—	10,525	32,157	—	224,518
Cash, beginning of year	—	—	31,408	204	—	31,612
Cash, end of year	$181,836	$—	$41,933	$32,361	$—	$256,130

22.  Quarterly Financial Information (Unaudited)

The Company’s quarterly financial information for the years ended December 31, 2016 and 2015 is as follows (in thousands):

Year ended December 31, 2016:(1)	First quarter	Second quarter	Third quarter	Fourth quarter(2)
Total operating revenues	$139,942	$155,998	$198,920	$284,046
Total operating expenses	187,332	189,777	183,047	283,780
Operating (loss) income	(47,390)	(33,779)	15,873	266
Net income (loss)	$3,305	$(138,709)	$91,078	$(204,493)
Net (loss) income attributable to Rice Energy	$(17,588)	$(156,686)	$74,413	$(169,889)
Net (loss) income attributable to Rice Energy common stockholders	$(21,046)	$(164,630)	$65,832	$(178,356)
(Loss) income per share attributable to Rice Energy - basic	$(0.15)	$(1.07)	$0.42	$(0.88)
(Loss) income per share attributable to Rice Energy - diluted	$(0.15)	$(1.07)	$0.41	$(0.88)

Year ended December 31, 2015:(1)	First quarter	Second quarter	Third quarter	Fourth quarter
Total operating revenues	$109,539	$112,894	$143,621	$136,088
Total operating expenses	140,619	159,065	160,295	480,329
Operating loss	(31,080)	(46,171)	(16,674)	(344,241)
Net income (loss)	$4,687	$(63,519)	$65,084	$(274,251)
Net income (loss) attributable to Rice Energy	$152	$(69,683)	$58,950	$(280,755)
Income (loss) per share attributable to Rice Energy - basic	$—	$(0.51)	$0.43	$(2.06)
Income (loss) per share attributable to Rice Energy - diluted	$—	$(0.51)	$0.43	$(2.06)

(1)   The sum of quarterly data in some cases may not equal the yearly total due to rounding.

(2)   Includes the results of the Vantage Acquisition for the period from October 19, 2016 to December 31, 2016.

23.  Supplemental Information on Gas-Producing Activities (Unaudited)

Capitalized costs relating to gas-producing activities are as follows:

	As of December 31,
(in thousands)	2016	2015
Proved properties	$3,731,715	$1,780,918
Unproved properties	2,035,951	1,071,523
	5,767,666	2,852,441
Accumulated depreciation and depletion	(883,055)	(498,467)
Net capitalized costs	$4,884,611	$2,353,974

Costs incurred for property acquisitions, exploration and development are as follows:

	For the Years Ended December 31,
(in thousands)	2016	2015	2014
Acquisitions:
Proved leaseholds	$1,245,704	$—	$439,284
Unproved leaseholds	1,137,215	100,172	233,185
Development costs	585,342	616,836	734,106
Exploration costs:
Geological and geophysical	1,636	1,276	4,018

Results of operations related to natural gas, oil and NGL production are as follows:

	For the Years Ended December 31,
(in thousands)	2016	2015	2014
Revenues	$653,441	$452,962	$385,438
Production costs	297,052	201,980	67,032
Exploration costs	15,159	3,137	4,018
Depreciation, depletion and amortization	350,187	308,194	151,900
Incentive unit expense	49,426	33,873	86,020
Impairment of gas properties	20,853	18,250	—
Impairment of fixed assets	2,765	—	—
Impairment of goodwill	—	294,908	—
Acquisition costs	5,500	108	820
Gain from sale of interest in gas properties	—	(953)	—
Other expense	4,856	6,028	—
General and administrative expenses	78,161	78,592	46,229
Income tax expense	13,468	6,039	38,871
Results of operations from producing activities	$(183,986)	$(497,194)	$(9,452)

Reserve quantity information is as follows:

	For the Years Ended December 31,
(in Bcfe)(1)	2016	2015	2014 (2)
Proved developed and undeveloped reserves:
Beginning of year	1,700.0	1,306.6	382.7
Acquisitions	924.7	—	282.4
Extensions and discoveries	1,667.8	869.0	692.2
Revision of previous estimates	17.2	(274.3)	47.0
Production	(304.4)	(201.3)	(97.7)
End of year	4,005.3	1,700.0	1,306.6

Proved developed reserves:
End of year	2,178.8	1,014.9	644.1
Proved undeveloped reserves:
End of year	1,826.5	685.2	662.4

(1)         As our oil and NGLs reserves are immaterial and constitute approximately one percent of our proved reserves at December 31, 2016, the Company presents our reserves on an Mcfe basis calculated at the rate of one barrel per six Mcf based upon the relative energy content of oil to natural gas, which may not be indicative of the relationship of oil and natural gas prices.

(2)         Amounts presented in the table exclude amounts attributable to the Marcellus joint venture for periods prior to the completion of the Company’s IPO in January 2014.

Acquisitions

For the year ended December 31, 2016, the Company added 924.7 Bcfe of proved developed and undeveloped reserves primarily as a result of the Vantage Acquisition on October 19, 2016.  For the year ended December 31, 2014, the Company added 282.4 Bcfe through its purchase of the remaining 50% interest in the Marcellus joint venture in January 2014 and its Greene County acreage acquisition from Chesapeake Appalachia, L.L.C and its partners in August 2014.

Extensions and Discoveries

For the year ended December 31, 2016, the Company added 1,667.8 Bcfe through its drilling program in the Marcellus Shale and Utica Shale and also as a result of changes in the Company’s operational plans.  Extensions of approximately 1,118.0 Bcfe related to proved undeveloped reserves while extensions of approximately 549.8 Bcfe related to proved developed reserves that were not included within our 2015 development plan.  The Company added 869.0 Bcfe and 692.2 Bcfe through its drilling program in the Marcellus Shale and Utica Shale in 2015 and 2014, respectively.

Revision of Previous Estimates

In 2016, the Company had net positive revisions of 17.2 Bcfe.  Such revisions resulted from favorable well performance, partially offset by approximately 16 proved undeveloped locations that were removed from the Company’s estimate of reserves at December 31, 2015 and were no longer included in the Company’s operational plans.

The reserve quantity information is limited to reserves which had been evaluated as of December 31, 2016.  Proved developed reserves represent only those reserves expected to be recovered from existing wells and support equipment.  Proved undeveloped reserves are expected to be recovered from new wells after substantial development costs are incurred.  Netherland, Sewell & Associates, Inc. reviewed 100% of the total net gas proved reserves attributable to the Company’s interests and the Company’s Marcellus joint venture as of December 31, 2016, 2015 and 2014.

The information presented represents estimates of proved natural gas reserves based on evaluations prepared by the independent petroleum engineering firms of Netherland, Sewell & Associates, Inc. in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Evaluation Engineers and definitions and guidelines established by the SEC.  The Company’s independent reserve engineers were selected for their historical experience and geographic expertise in engineering unconventional resources.  Since 1961, Netherland, Sewell & Associates, Inc. has evaluated oil and gas properties and independently certified petroleum reserves quantities in the United States and internationally.

Certain information concerning the assumptions used in computing the standardized measure of proved reserves and their inherent limitations are discussed below.  The Company believes such information is essential for a proper understanding and assessment of the data presented.  Future cash inflows are computed by applying the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through, respectively, to the period-end quantities of those reserves.  Natural gas prices are held constant throughout the lives of the properties.

The assumptions used to compute estimated future net revenues do not necessarily reflect the Company’s expectations of actual revenues or costs, or their present worth.  In addition, variations from the expected production rates also could result directly or indirectly from factors outside of the Company’s control, such as unintentional delays in development, changes in prices or regulatory controls.  The standardized measure calculation further assumes that all reserves will be disposed of by production.  However, if reserves are sold in place, this could affect the amount of cash eventually realized.

Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing the proved natural gas reserves at the end of the year, based on period-end costs and assuming continuation of existing economic conditions.

An annual discount rate of 10% was used to reflect the timing of the future net cash flows relating to proved natural gas reserves.

Information with respect to the Company’s estimated discounted future net cash flows related to its proved natural gas and oil reserves is as follows:

	As of December 31,
(in thousands)	2016	2015	2014 (1)
Future cash inflows	$7,174,765	$4,497,738	$5,904,380
Future production costs	(3,103,526)	(2,378,541)	(2,161,926)
Future development costs	(1,124,478)	(545,988)	(610,179)
Future income tax expense	(41,135)	—	(745,022)
Future net cash flows	2,905,626	1,573,209	2,387,253
10% annual discount for estimated timing of cash flows	(1,357,411)	(686,936)	(1,079,499)
Standardized measure of discounted future net cash flows	$1,548,215	$886,273	$1,307,754

(1)         Reflects the balances for Rice Drilling B. Amounts presented in the table exclude amounts attributable to the Company’s Marcellus joint venture for periods prior to the completion of its IPO in January 2014.

For 2016, the reserves for the Company were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2016, adjusted for energy content and a regional price differential.  For 2016, the adjusted natural gas prices were $1.80 and $1.66, the adjusted oil prices were $32.70 and $37.65, and the adjusted NGL prices were $14.76 and $9.74 for the Appalachian Basin and Fort Worth Basin, respectively.

For 2015, the reserves for the Company were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2015, adjusted for energy content and a regional price differential.  For 2015, the adjusted natural gas price was $2.65, the adjusted oil price was $41.72 and the adjusted NGL price was $9.91.

For 2014, the reserves for the Company were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2014, adjusted for energy content and a regional price differential.  For 2014, the adjusted natural gas price was $4.52 and the adjusted oil price was $85.70.

The following are the principal sources of changes in the standardized measure of discounted future net cash flows:

	For the Years Ended December 31,
(in thousands)	2016	2015	2014
Balance at beginning of period	$886,273	$1,307,754	$417,164
Net change in prices and production costs	(60,207)	(949,774)	81,558
Net change in future development costs	41,551	4,251	(181,813)
Natural gas and oil net revenues	(510,868)	(312,269)	(291,023)
Extensions	516,370	370,636	930,534
Acquisitions	407,690 (1)	—	375,865 (2)
Revisions of previous quantity estimates	46,894	(274,503)	37,435
Previously estimated development costs incurred	111,276	122,532	62,653
Net change in taxes	(20,191)	436,319	(436,319)
Accretion of discount	88,627	174,407	70,937
Changes in timing and other	40,800	6,920	240,763
Balance at end of period	$1,548,215	$886,273	$1,307,754

(1)         Reflects cash flows primarily attributable to the Company’s October 19, 2016 Vantage Acquisition.

(2)         Reflects the purchase of the remaining 50% interest in the Marcellus joint venture in January 2014 and the Greene County acreage acquisition in August 2014.